UNITED STATES
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SCHEDULE 14A
(Rule 14a-101)
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Navistar International Corporation

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1

NAVISTAR INTERNATIONAL CORPORATION
2701 NAVISTAR DRIVE
LISLE, ILLINOIS 60532
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, FEBRUARY 11, 2015
11:30 A.M. – CENTRAL TIME

December 29, 2014
To our stockholders:

On behalf of the Board of Directors of Navistar International Corporation you are cordially invited to attend our 2015 Annual Meeting of Stockholders, which will be held on February 11, 2015, at 11:30 A.M. Central Time, at our corporate headquarters located at 2701 Navistar Drive, Lisle, Illinois 60532. At our annual meeting, our stockholders will be asked to:

●	Elect as directors the nominees named in the accompanying proxy statement;
●	Ratify the appointment of our independent registered public accounting firm;
●	Act on an advisory vote on executive compensation as disclosed in the accompanying proxy statement;
●	Act on a proposal to amend and restate our certificate of incorporation to eliminate a supermajority voting provision and the no longer outstanding Class B Common Stock;
●
Act on a proposal to amend and restate our certificate of incorporation to eliminate a number of provisions that have either lapsed by their terms or which concern classes of securities no longer outstanding; and

●	Act upon any other matters properly brought before the annual meeting.

We plan to send a Notice of Internet Availability of Proxy Materials on or about December 29, 2014. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. The Notice of Internet Availability of Proxy Material is not a form for voting and presents only an overview of the proxy materials. In order to attend our 2015 Annual Meeting of Stockholders, you must have an admission ticket. Procedures for requesting an admission ticket are detailed in the accompanying proxy statement. Attendance and voting is limited to stockholders of record at the close of business on December 15, 2014.

By Order of the Board of Directors,

Curt A. Kramer Secretary
IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDERS MEETING TO BE HELD ON FEBRUARY 11, 2015,
THE ANNUAL REPORT AND PROXY STATEMENT ARE AVAILABLE AT
HTTP://WWW.NAVISTAR.COM/NAVISTAR/INVESTORS

TABLE OF CONTENTS

EXECUTIVE SUMMARY	2
FREQUENTLY ASKED QUESTIONS REGARDING ATTENDANCE AND VOTING	6
PROPOSAL 1 – ELECTION OF DIRECTORS	11
CORPORATE GOVERNANCE	17
CORPORATE GOVERNANCE GUIDELINES	17
RELATED PARTY TRANSACTIONS AND APPROVAL POLICY	17
DIRECTOR INDEPENDENCE DETERMINATIONS	18
BOARD LEADERSHIP STRUCTURE	18
RISK OVERSIGHT	19
NOMINATING DIRECTORS	19
BOARD COMMITTEES AND MEETINGS	21
COMMUNICATION WITH THE BOARD	22
CODE OF CONDUCT	23
AUDIT COMMITTEE REPORT	24
PERSONS OWNING MORE THAN FIVE PERCENT OF NAVISTAR COMMON STOCK	25
NAVISTAR COMMON STOCK OWNED BY EXECUTIVE OFFICERS AND DIRECTORS	27
COMPENSATION	29
COMPENSATION COMMITTEE REPORT	29
COMPENSATION DISCUSSION AND ANALYSIS	29
Executive Summary	30
Detailed Review of Executive Compensation	32
EXECUTIVE COMPENSATION TABLES	46
COMPENSATION RISK	63
COMPENSATION OF DIRECTORS	64
EQUITY COMPENSATION PLAN INFORMATION	67
PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	69
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION	70
PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	71
PROPOSAL 4 - THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING PROVISION AND THE NO LONGER OUTSTANDING CLASS B COMMON STOCK	72
PROPOSAL 5 - THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO ELIMINATE A NUMBER OF PROVISIONS THAT HAVE EITHER LAPSED BY THEIR TERMS OR WHICH CONCERN CLASSES OF SECURITIES NO LONGER OUTSTANDING	74
OTHER MATTERS	75
Section 16(a) Beneficial Ownership Reporting Compliance	75
Availability of Form 10-K and Annual Report to Stockholders	75
Matters Raised at the Meeting not Included in this Proxy Statement	75
ADMISSION AND TICKET REQUEST PROCEDURE	76
APPENDIX A - AON HEWITT'S 2014 U.S. TCM TOTAL COMPENSATION EXECUTIVE REGRESSION	C-1
APPENDIX B- TOWERS WATSON'S 2014 CDB GENERAL INDUSTRY EXECUTIVE COMPENSATION SURVEY REPORTS -- U.S. SURVEYS	C-6
APPENDIX C - PROPOSED RESTATED CHARTER	C-10

EXECUTIVE SUMMARY
Navistar International Corporation ("we," "our", the "Company" or "Navistar"), incorporated under the laws of the State of Delaware in 1993, is a holding company whose principal operating entities are Navistar, Inc. ("Navistar, Inc.") and Navistar Financial Corporation ("NFC"). Navistar's fiscal year ends October 31 and as such all references to a year refer to the applicable fiscal year unless stated otherwise.
Business Strategy
Our 2014 Accomplishments
Following our Drive-to-Deliver plan, we made substantial progress during 2014 on our top priorities:
Improve quality — We addressed quality issues in our existing product portfolio and implemented new quality controls and testing systems. For example, during 2014, we reduced warranty spend, primarily due to lower repair costs and improvements in our engine quality.

Complete product launches—We successfully completed the majority of our Selective Catalytic Reduction ("SCR") product launches, getting to market products that incorporate existing SCR technology while expanding our engine options, and revamping our heavy-duty truck portfolio. Specific examples include:

•	We introduced the Cummins ISX and MaxxForce 13L SCR engine in all Class 8 truck models.

•	We began offering the Cummins ISB 6.7 liter engine in our International DuraStar medium-duty trucks and IC Bus CE Series school buses.

•	We introduced our SCR 9- and 10-liter engines in our International DuraStar and International Workstar vehicles.

•
We completed, as part of our strategy for leading industry uptime, the launch of OnCommand™ Connection, which helps customers achieve more efficient repairs and maintenance, better life-cycle value, and an overall lower total cost of ownership.

Deliver on our 2014 plan — We demonstrated discipline with regards to cash used by our manufacturing operations, made tough decisions to reduce operating costs and achieved significant progress on our Return on Invested Capital ("ROIC") evaluation initiative.

•
We continued to implement a number of cost-reduction actions to control spending, including reductions in discretionary spending and employee headcount reductions, and exceeded our goals to reduce structural costs in 2014. As a result, our structural costs which include selling, general and administrative ("SG&A") expenses and engineering and product development costs, decreased by $311 million in 2014, compared to 2013.

•
The ROIC evaluation initiative drove our decisions to divest: (i) the E-Z Pack business in the second quarter and (ii) Continental Mixer in the fourth quarter. Additionally, in the second quarter, we announced plans to consolidate our mid-range engine footprint and moved our engine production facility from Huntsville, Alabama to Melrose Park, Illinois, and in the fourth quarter, as part of our ROIC evaluation, the North America truck segment recognized certain charges for our Indianapolis, Indiana foundry facility and our Waukesha, Wisconsin foundry operations. We also continued to rationalize certain engineering and product development programs, due in part to changes in our engine strategy and renewed focus on our core business of the North American truck and bus markets.

Build sales momentum — In our traditional markets, we have seen a strong response to our new truck offerings. As of October 31, 2014, our backlog of unfilled truck orders in our traditional markets increased by 24% compared to October 31, 2013.

Our Expectations Going Forward
We believe we are well-positioned to build upon our 2014 accomplishments and take them to the next level:
Lead in vehicle uptime — Quality remains at the forefront of our customer-focused approach. We believe our quality will continue to improve and our products will demonstrate strong performance as measured by uptime, leading fuel economy, and low cost of ownership. Going forward, we believe we are building the best trucks in our history.

Lean enterprise — We are utilizing a customer-focused redesign of our trucks to find new ways to reduce costs and add value for our customers. We are eliminating waste and driving functional excellence to achieve continuous improvement. We expect these steps will build customer satisfaction, lower our break-even point, and drive profitability at all points in the cycle.

Financial growth — We expect the increases seen in our orders and backlogs in our traditional markets will translate to increased volumes and market share in the future. Due to our focus on reducing costs through manufacturing optimization and eliminating waste, we expect to lower manufacturing costs, increase capacity utilization and productivity, and achieve a lower cost structure. We also expect to continue to enhance our liquidity and profitability. As a result of these actions, we expect to improve our financial performance and achieve our long-term financial goals.

Profitable improvements in market share — We expect the sales momentum that occurred in 2014 will continue with new and improved products, industry volume growth, and effective pricing. We expect to continue our product distinction with enhanced features and options that will benefit our customers and help drive profitable market share improvements.
Changes in Management
In connection with our renewed focus on the North America market, we have continued to realign our leadership and management structure around functional expertise.
The Company made several management changes during 2014 and in the months since:

•	In August 2014, Samara A. Strycker replaced Richard Tarapchak as Senior Vice President and Corporate Controller of the Company;

•
In November 2014, Bill Kozek, previously Navistar, Inc.'s President of North America Truck and Parts, was promoted to President, Truck and Parts, and added export truck and parts sales, product planning and Navistar Defense to his responsibilities;

•
In November 2014, Persio Lisboa, previously Navistar, Inc.'s Senior Vice President and Chief Procurement Officer, was promoted to President, Operations, and added product development, manufacturing, and global businesses to his responsibilities;

•
In November 2014, Walter Borst, the Company's Executive Vice President and Chief Financial Officer, added business development, mergers and acquisition, and corporate strategic planning to his responsibilities; and

•	In December 2014, John J. Allen, the Company’s Executive Vice President and Chief Operating Officer retired after more than 33 years of service to the Company.
Changes to the Board of Directors
Pursuant to amendments to agreements (the "Settlement Agreement Amendments") we entered into with two of our largest stockholders, Carl C. Icahn and several entities controlled by him (collectively, the “Icahn Group”) and Mark H. Rachesky, MD and several entities controlled by him (collectively, the “MHR Group”), we granted each of the Icahn Group and the MHR Group the right to nominate two directors to serve on our Board of Directors (the "Board") effective as of March 10, 2014, the date of our 2014 Annual Meeting of Stockholders (the "2014 Annual Meeting"). The Icahn Group's nominees were Mr. Vincent J. Intrieri and Mr. Samuel J. Merksamer. The MHR Group nominees were Dr. Mark H. Rachesky and Mr. Michael Sirignano.
Mr. Intrieri, Mr. Merksamer and Mr. Rachesky were already serving as directors on our Board as of the date of our 2014 Annual Meeting, and Mr. Sirignano was a new nominee to the Board.

Corporate Governance
During 2014, we strove to maintain effective governance practices and policies, and to solicit and consider input from our stockholders. Beginning with the 2014 Annual Meeting, the Board was declassified and all directors became subject to annual election to one-year terms. In April 2013, with the appointment of Mr. Clarke as our Chief Executive Officer (the "CEO"), the Board determined it would be preferable for one of our independent directors to serve as Chairman and so elected James H. Keyes to this position. Mr. Keyes, who has served on our Board since 2002, was previously Chairman/CEO of a Fortune 500 company and has served on other public company boards.
In July 2013, we amended our Stockholder Rights Plan (the "Rights Plan") to raise the trigger threshold from 15% to 20% and to extend the expiration of the Rights Plan to June 18, 2015. At the 2014 Annual Meeting, a non-binding advisory vote to terminate the Rights Plan was proposed and was overwhelmingly approved. On June 17, 2014, the Rights Plan was amended to expire on July 1, 2014, shortening its term by nearly a year.
On June 23, 2014 the Rights Plan was further amended and changed into a Tax Asset Protection Plan (the "Tax Asset Protection Plan"). This Tax Asset Protection Plan was adopted to protect the value of Navistar’s substantial tax assets (Net Operating Losses) by reducing the likelihood of an unintended "ownership change" under Internal Revenue Service ("IRS") guidelines. This plan was similar to tax protection plans adopted by other public companies with significant tax attributes. As of October 31, 2013, Navistar had a federal net operating loss carryforward of approximately $1.8 billion. Under Section 382 of the Internal Revenue Code ("IRC"), the use of the Company’s net operating loss and other carryforwards would be limited in the event of an "ownership change," which is defined as a cumulative change of more than 50 percent during any three year period by stockholders owning 5% or more of the Company’s stock.
The Tax Asset Protection Plan, as amended and extended, expired by its terms on November 3, 2014. As a result, the Company no longer has a Rights Plan or a Tax Asset Protection Plan.
In addition to these actions during the year, we believe that the following items, among others, contribute to a strong governance and compensation profile:

•	9 of 10 director nominees are independent under our Corporate Governance Guidelines and the New York Stock Exchange ("NYSE") listing standards;

•	We have 100% independent Board standing committees;

•	We have stockholder representation on all of our Board committees;

•	We have a director resignation policy with respect to directors who fail to obtain a majority vote;

•	We adopted a clawback policy;

•
We do not provide tax gross-ups for perquisites and other similar benefits to officers who are subject to Section 16 (the "Section 16 Officers") of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Additionally we do not provide tax gross-ups for any cash or equity awards for all employees;

•	We have "double trigger" change in control benefits;

•	Our Named Executive Officers ("NEOs") and directors are subject to stock ownership guidelines and stock retention requirements; and

•	We impose restrictions on short selling, trading in derivatives, pledges, hedges and margin account use by our executives and directors.
Compensation Policies

The Company has a robust stockholder outreach and engagement program in place. We engage in regular contact with our stockholders throughout the year.  Over 60% of our stock is held by four of our stockholders.  Two of these stockholders have representation on our Board as discussed in our Executive Summary and Proposal One-Election of Directors. These stockholders, through their representatives on our Board, also are members of our Compensation Committee and are integrally involved in our compensation decisions and policies. We also engage in regular dialogue with our two remaining largest stockholders without representatives on our Board. We maintain open lines of communication with corporate governance advisory institutions and with our top 25 stockholders on an annual basis in order to solicit their feedback. We continuously work to improve these efforts and place importance on the feedback provided to us during this process.
We also focus on and are aware of investor concerns regarding the link between pay and performance. In 2014 the Company did not reach our performance targets, and consistent with our pay for performance compensation philosophy, overall pay for current executives was down in 2014, as compared to 2013.
For a summary of our commitment to best practices in executive compensation and changes made in 2014, please see the Executive Summary section of the Compensation, Discussion and Analysis section of this proxy statement.
Highlights of the changes made in 2014 include the following:

•	We approved a revised Annual Incentive ("AI") plan for 2014;

•	We approved Long-Term Incentive ("LTI") awards based on an assessment of performance and potential;

•	We implemented a new Executive Stock Ownership Program ("ESOP");

•	We implemented a clawback policy;

•	We implemented revisions to our Executive Severance Agreement ("ESA"); and

•	We approved a new peer group.
Disclosure Regarding Forward-Looking Statements
Information provided and statements contained in this proxy statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("Securities Act"), Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this proxy statement and Navistar assumes no obligation to update the information included herein.
These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to differences in our future financial results include those discussed in Item 1A, Risk Factors, set forth in Part 1 of our Annual Report on Form 10-K for 2014. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.
Available Information
We are subject to the reporting and information requirements of the Exchange Act and as a result, are obligated to file annual, quarterly, and current reports, proxy statements, and other information with the United States ("U.S.") Securities and Exchange Commission ("SEC"). We make these filings available free of charge on our website (http://www.navistar.com) as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website does not constitute part of this proxy statement or our Annual Report on Form 10-K. In addition, the SEC maintains a website (http://www.sec.gov) that contains our annual, quarterly, and current reports, proxy and information statements, and other information we electronically file with, or furnish to, the SEC. Any materials we file with, or furnish to, the SEC may also be read and/or copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

FREQUENTLY ASKED QUESTIONS REGARDING ATTENDANCE AND VOTING
Q:  Why did I receive a notice of internet availability of proxy materials?
A:   Pursuant to the rules of the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the "Notice") because the Board is soliciting your proxy to vote your shares at our 2015 Annual Meeting of Stockholders (the "Annual Meeting"). This proxy statement includes information that we are required to provide to you under the rules of the SEC and is designed to assist you in voting your shares. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy can be found in the Notice.
Q:  What is the purpose of the Annual Meeting?
A:   The purpose of the Annual Meeting is to have stockholders consider and act upon the matters outlined in the notice of Annual Meeting and this proxy statement, which include (i) Proposal 1 – the election of the nominees named in this proxy statement as directors, (ii) Proposal 2 – the ratification of the appointment of KPMG LLP ("KPMG"), the Company's independent registered public accounting firm, (iii) Proposal 3 – an advisory vote on executive compensation, a so-called "Say-on-Pay" proposal, (iv) Proposal 4 - the approval of the amendment and restatement of our certificate of incorporation to eliminate a supermajority voting provision and the no longer outstanding Class B Common Stock; (v) Proposal 5 - approval of the amendment and restatement of our certificate of incorporation to eliminate a number of provisions that have either lapsed by their terms or which concern classes of securities no longer outstanding; and (vi) any other matters properly brought before the Annual Meeting. In addition, management may report on the performance of the Company and respond to appropriate questions from stockholders.
Q:  How does the Board recommend that I vote?
A.   The Board recommends that you vote:

•	FOR the election of each of the director nominees (Proposal 1);

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm (Proposal 2);

•	FOR the approval of the advisory vote on executive compensation (Proposal 3);

•	FOR the approval of the amendment and restatement of our certificate of incorporation to eliminate a supermajority voting provision and the no longer outstanding Class B Common Stock (Proposal 4); and

•
FOR the approval of the amendment and restatement of our certificate of incorporation to eliminate a number of provisions that have either lapsed by their terms or which concern classes of securities no longer outstanding (Proposal 5).

Q:  Who can attend the Annual Meeting?
A:   Anyone wishing to attend the Annual Meeting must have an admission ticket issued in his or her name. Admission is limited to:

•	Stockholders of record on December 15, 2014;

•	An authorized proxy holder of a stockholder of record on December 15, 2014; or

•	An authorized representative of a stockholder of record who has been designated to present a properly-submitted stockholder proposal.
You must provide evidence of your ownership of shares with your ticket request. The specific requirements for obtaining an admission ticket are specified in the Admission and Ticket Request Procedure section of this proxy statement.

Q:  What is a stockholder of record?
A:   A stockholder of record or registered stockholder is a stockholder whose ownership of our common stock ("Common Stock") is reflected directly on the books and records of our transfer agent, Computershare Investor Services (the "Transfer Agent"). If you hold Common Stock through a bank, broker or other intermediary, you hold your shares in "street name" and are not a stockholder of record. For shares held in street name, the stockholder of record of the shares is your bank, broker or other intermediary. The Company only has access to ownership records for stockholders of record. So, if you are not a stockholder of record, for the purpose of requesting an admission ticket to attend the Annual Meeting, you must present us with additional documentation to evidence your stock ownership as of the record date, such as, a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your voting instruction card.
Q:  When is the record date and who is entitled to vote?
A:   The Board has set December 15, 2014, as the record date for the Annual Meeting. Holders of shares of Common Stock on that date are entitled to one vote per share. As of December 15, 2014, there were approximately 81,415,270 shares of Common Stock outstanding. If you hold shares of our Common Stock as a participant in any of the Company’s 401(k) or retirement savings plans, your proxy card will represent the number of shares of Common Stock allocated to your account under the plan and will serve as a direction to the plan’s trustee as to how the shares in your account are to be voted.
A list of all registered stockholders will be available for examination by stockholders during normal business hours at the place of the Annual Meeting at least ten (10) days prior to the Annual Meeting and will also be available for examination at the Annual Meeting.
Q:  How do I vote?
A:   For stockholders of record: You may vote by any of the following methods:

•	✓in person – stockholders who obtain an admission ticket (following the specified procedures) and attend the Annual Meeting in person may cast a ballot received at the Annual Meeting.

•	:by Internet – stockholders may access the internet at www.proxyvote.com and follow the instructions on the proxy card or in the Notice.

•	by scanning your QR code – to vote with your mobile device.

•	(by phone – stockholders may call toll-free 1-800-690-6903 and follow the instructions on the proxy card or in the Notice.

•	,by mail – if you requested and received your proxy materials by mail, you may complete, sign, date and mail the enclosed proxy card.
For holders in street name: You will receive instructions from your bank or broker that you must follow in order for your shares to be voted.
Q:  How can I change or revoke my proxy?
A:   For stockholders of record: You may change or revoke your proxy at any time before it is exercised by (i) submitting a written notice of revocation to Navistar c/o the Corporate Secretary at 2701 Navistar Drive, Lisle, Illinois 60532, (ii) signing and returning a new proxy card with a later date, (iii) validly submitting a later-dated vote by telephone or via the Internet on or before 11:59 pm EST on February 10, 2015 or (iv) attending the Annual Meeting and voting in person. For all methods of voting, the last vote properly cast will supersede all previous votes.

For holders in street name: You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.
Q:  Is my vote confidential?
A:   Yes. Proxy cards, ballots and voting tabulations that identify stockholders are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Broadridge Financial Solutions, Inc., the independent proxy tabulator appointed by the Company for the Annual Meeting, will count the votes and act as the inspector of elections for the Annual Meeting.
Q:  Will my shares be voted if I do not provide my proxy?
A:   For stockholders of record: If you are the stockholder of record and you do not vote by proxy card, by telephone or via the internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.
For holders in street name: If your shares are held in street name, under certain circumstances, your shares may be voted even if you do not provide the bank or brokerage firm with voting instructions. Under NYSE rules, your broker may vote shares held in street name on certain "routine" matters without your instruction. NYSE rules considers the ratification of the appointment of KPMG as our independent registered public accounting firm (Proposal 2) and the approval of the amendment and restatement of our certificate of incorporation to eliminate a number of provisions that have either lapsed by their terms or which concern classes of securities no longer outstanding (Proposal 5) to be routine matters. As a result, your broker is permitted to vote your shares on that matter at its discretion without instruction from you.
When a proposal is not a routine matter, such as the election of directors (Proposal 1), the Say-On-Pay proposal (Proposal 3) and the approval of the amendment and restatement of the certificate of incorporation to eliminate a supermajority voting provision and the no longer outstanding Class B Common Stock (Proposal 4), and you have not provided voting instructions to the bank or brokerage firm with respect to that proposal, the bank or brokerage firm cannot vote the shares on that proposal. The missing votes for these non-routine matters are called "broker non-votes."
Q:  What is the quorum requirement for the Annual Meeting?
A:   Under the Company's Third Amended and Restated By-Laws (the "By-Laws"), holders of at least one-third of the shares of Common Stock outstanding on the record date must be present in person or represented by proxy in order to constitute a quorum for voting at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum.
Q:  What vote is necessary for action to be taken on proposals?
A:   It will depend on each proposal.

•
Proposal 1 (election of directors) requires a plurality vote of the shares present or represented by proxy at the Annual Meeting and entitled to vote, meaning that the director nominees with the greatest number of affirmative votes are elected to fill the available seats. As outlined in our Corporate Governance Guidelines, any director who receives more "withheld" votes than "for" votes in an uncontested election is required to tender his or her resignation to the Nominating and Governance Committee for consideration and recommendation to the Board.

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Proposal 2 (ratification of the appointment of KPMG as our independent registered public accounting firm) requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote.

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Proposal 3 (Say-On-Pay proposal) represents an advisory vote and the results will not be binding on the Board or the Company. The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. Our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

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Proposal 4 (approval of the amendment and restatement of our certificate of incorporation to eliminate the supermajority voting provision and the no longer outstanding Class B Common Stock) requires the affirmative vote or consent of the greater of (a) the holders of at least 85% of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote; and (b) the holders of a majority of the voting power of all of our outstanding shares of Common Stock.

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Proposal 5 (approval of the amendment and restatement of our certificate of incorporation to eliminate a number of provisions that have either lapsed by their terms or which concern classes of securities no longer outstanding) requires the affirmative vote of the holders of a majority of the voting power of all of our outstanding shares of Common Stock.

With respect to Proposals 2, 3, 4 and 5 you may vote FOR, AGAINST or ABSTAIN. If you abstain from voting on any of these proposals, the abstention will have the same effect as an AGAINST vote. With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. A properly executed proxy card marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than nine directors and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.
Broker non-votes will not affect the outcome on a proposal that requires a plurality vote (Proposal 1) or on a proposal that requires the approval of at least majority of the shares present in person or represented by proxy and entitled to vote (Proposals 2 and 3).
Votes submitted by mail, telephone or Internet will be voted by the individuals named on the proxy and/or voting instruction card (or the individual properly authorized) in the manner indicated. If you do not specify how you want your shares voted, they will be voted in accordance with management’s recommendations. If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted.
Q:  What is house-holding?
A:   If you and other residents at your mailing address own shares of Common Stock in street name, your broker or bank may notify you that your household will receive only one annual report and proxy statement for the Company if you hold shares through that broker or bank. In this practice known as "house-holding," you were deemed to have consented to receiving only one annual report and proxy statement for your household. House-holding benefits both you and the Company because it reduces the volume of duplicate information received at your household and helps the Company to reduce expenses. Accordingly, the Company and your broker or bank will send one copy of the Notice (or our annual report and proxy statement if you have requested a physical copy) to your address. Each stockholder will continue to be entitled to vote a separate proxy and/or voting instruction card. We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Investor Relations, Navistar International Corporation, 2701 Navistar Drive, Lisle, Illinois 60532, (331) 332-2143.
Q:  What does it mean if I receive more than one proxy card or more than one Notice?
A:   Whenever possible, shares of Common Stock, including shares held of record by a participant in any of the Company's 401(k) or retirement savings plans, for multiple accounts for the same registered stockholder will be combined into the same Notice or proxy card. Shares with different, even though similar, registered stockholders cannot be combined, and as a result, the stockholder may receive more than one Notice or proxy card. For example, shares registered in the name of John Doe will not be combined on the same proxy card as shares registered jointly in the name of John Doe and his wife.
Shares held in street name are not combined with shares registered in the name of an individual stockholder or for a participant in any of the Company's 401(k) or retirement savings plan and may result in the stockholder receiving more than one proxy and/or voting instruction card. For example, shares held in street name by a broker for John Doe will not be combined with shares registered in the name of John Doe.
If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted. If you receive more than one proxy and/or voting instruction card for accounts that you believe could be combined because the stockholder is the same, contact our Transfer Agent (for shares held by registered stockholders) or your broker (for shares held in street name) to request that the accounts be combined for future mailings.

Q:  Who pays for the solicitation of proxies?
A:   This solicitation is being made by the Company. Accordingly, the Company pays the cost of soliciting proxies. This solicitation is being made by mail, but also may be made by telephone, e-mail or in person. We have hired Alliance Advisors, LLC ("Alliance Advisors") to assist in the solicitation of proxies. Alliance Advisors’ fees for their assistance in the solicitation of proxies are estimated to be $15,000, plus out-of-pocket expenses. Proxies may also be solicited by our directors, officers and employees who will not receive any additional compensation for those activities. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.
Q:  When are stockholder proposals or nominations due for the 2016 Annual Meeting of Stockholders?
A:   In order to be included in the Company's proxy materials for our 2016 annual meeting of stockholders pursuant to SEC Rule 14a-8 under the Exchange Act, any such stockholder proposal must be received by the Company's Corporate Secretary no later than August 25, 2015. Any proposal may be included in next year’s proxy statement only if such proposal complies with the Company’s By-Laws and the rules and regulations promulgated by the SEC, specifically Rule 14a-8.
In addition, the Company’s By-Laws require that the Company be given advance written notice of nominations for election to the Board and other matters that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). For matters to be presented at the 2016 annual meeting of stockholders, the Company’s Corporate Secretary must receive such notice no earlier than September 14, 2015, and no later than October 14, 2015. The notice must contain, and be accompanied by, certain information as specified in the Company’s By-Laws. The Company recommends that any stockholder wishing to nominate a director at, or bring any other item before, an annual meeting of stockholders review the Company’s By-Laws, which are available on the Company’s website at http://www.navistar.com/navistar/investors/corporategovernance/documents. All stockholder proposals and director nominations must be delivered to Navistar by mail c/o the Corporate Secretary at 2701 Navistar Drive, Lisle, Illinois 60532.
Q:  Are there any matters to be voted on at the Annual Meeting that are not included in the proxy?
A:   We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.
Q:  May stockholders ask questions at the Annual Meeting?
A:   Yes. During the Annual Meeting, stockholders may ask questions or make remarks directly related to the matters being voted on. In order to ensure an orderly meeting, we ask that stockholders direct questions and comments to the Chairman of the meeting. In order to provide the opportunity to every stockholder who wishes to speak, each stockholder’s remarks will be limited to two minutes. Stockholders may speak a second time only after all other stockholders who wish to speak have had their turn.

Q: How can I find the voting results of the Annual Meeting?
A:   Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official voting results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final voting results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL 1—ELECTION OF DIRECTORS
Our Board currently consists of ten directors. At the Annual Meeting, our Board has chosen to nominate nine directors, all of who will be up for election at the Annual Meeting. The tenth director is appointed by the United Automobiles, Aerospace and Agricultural Implement Workers of America (the "UAW") pursuant to a settlement agreement we entered into in 1993 in connection with the restructuring of our postretirement health care and life insurance benefits and is not elected by the stockholders. At our 2012 annual meeting of stockholders, our stockholders approved an amendment to Article Seventh of the Company's Restated Certificate of Incorporation that provides for the declassification of the Board. Accordingly, the directors elected at the Annual Meeting will be elected for a one-year term.
If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting. We know of no reason why any nominee would be unable to accept nomination or election. All nominees have consented to be named in this proxy statement and to serve if elected.
As discussed in the Executive Summary, during 2014 and pursuant to the Settlement Agreement Amendments we entered into with two of our largest stockholders, (namely, the Icahn Group and the MHR Group) we granted each of the Icahn Group and the MHR Group the right to nominate two directors to serve on our Board effective as of March 10, 2014, the date of our 2014 Annual Meeting. The Icahn Group's nominees were Mr. Vincent J. Intrieri and Mr. Samuel J. Merksamer. The MHR Group nominees were Dr. Mark H. Rachesky and Mr. Michael Sirignano. Mr. Intrieri, Mr. Merksamer and Mr. Rachesky were already serving as directors on our Board as of the date of our 2014 Annual Meeting, and Mr. Sirignano was a new nominee to the Board.
The following summarizes additional information about each of the nominees and continuing directors as of the date of this proxy statement, including their business experience, public company director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that qualify our nominees and continuing directors to serve as directors of the Company. The nominees were evaluated and recommended by the Nominating and Governance Committee in accordance with the process for nominating directors as found in the Nominating Directors section of this proxy statement.
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES PRESENTED IN PROPOSAL 1.

Troy A. Clarke, 59, Director since April 2013. Mr. Clarke has served as President and Chief Executive Officer of Navistar since April 2013. Prior to this position, Mr. Clarke served as President and Chief Operating Officer of Navistar since August 2012, as President of the Truck and Engine Group of Navistar, Inc. from June 2012 to August 2012, as President of Asia-Pacific Operations of Navistar, Inc. from 2011 to 2012, and as Senior Vice President of Strategic Initiatives of Navistar, Inc. from 2010 to 2011. Prior to joining Navistar, Inc., Mr. Clarke held various positions at General Motors, including President of General Motors North America from 2006 to 2009 and President of General Motors Asia Pacific from 2003 to 2006. Over the course of his career with GM, he held several additional leadership roles, including President and Managing Director of GM de Mexico and Director of Manufacturing for GM de Mexico. On June 1, 2009, General Motors filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Clarke received a bachelor's degree in engineering from the General Motors Institute in 1978 and a master's degree in business administration from the University of Michigan in 1982. Mr. Clarke has served on the board of directors of Fuel Systems Solutions, Inc., a public alternative fuel components and systems company, since December 2011.

Mr. Clarke's vast experience in the automotive industry over the past 39 years is invaluable to the Board in evaluating and directing the Company's future. As a result of his professional and other experiences, Mr. Clarke possesses particular knowledge and experience in a variety of areas, including corporate governance, engineering, manufacturing (international and domestic), mergers and acquisitions, sales (international and domestic) and union/labor relations, which strengthens the Board's collective knowledge, capabilities and experience and well qualifies him to serve on our Board.

John D. Correnti,* 67, Director since October 1994 (Committees: Compensation (Chair) and Nominating and Governance). Mr. Correnti serves as Chairman and Chief Executive Officer of Big River Steel, LLC, a steel mill operational and development company, since 2010. Prior to this position he was the Chairman and Chief Executive Officer of Steel Development Company, LLC, a steel mill operational and development company, from 2007 to 2010 and President and Chief Executive Officer of SeverCorr, LLC, a manufacturer of high quality flat-rolled steel products, from 2005 until 2008. He was Chairman and Chief Executive Officer of SteelCorr, LLC from 2002 to 2005, and Chairman and Chief Executive Officer of Birmingham Steel Corporation, a manufacturer of steel and steel products, from 1999 to 2002. Mr. Correnti served as Chief Executive Officer, President and Vice Chairman of Nucor Company, a mini mill manufacturer of steel products, from 1996 to 1999, and as its President and Chief Operating Officer and as a director from 1991 to 1996. He is Executive Chairman of the Board of Directors of Silicor Material, a private silicon manufacturer, since 2010, Chairman of Mississippi Silicon, a silicon metal manufacturer, since 2010, Chairman of BlueOak Resources, a private electronic waste recycling company, since 2010, and a director of Corrections Corporation of America, a public provider of correctional solutions, since 2000. He also serves on the Clarkson University Board of Trustees.

Mr. Correnti’s executive leadership and experience gained through his service as a chief executive of established and start-up companies, both public and private, and his public company director experience contribute significantly to the capabilities and composition of our Board. His skills and experience in accounting, corporate governance, distribution, engineering, human resources, compensation, and employee benefits, manufacturing (domestic and international), marketing, mergers and acquisitions, domestic sales and distribution and purchasing matters well qualifies him to serve on our Board.

Michael N. Hammes,* 73, Director since February 1996 (Committees: Finance and Nominating and Governance (Chair)). Mr. Hammes also served as Lead Director of the Company from December 2007 to April 2013. He served as Chairman and Chief Executive Officer of Sunrise Medical Inc., which designs, manufacturers and markets home medical equipment worldwide, from 2000 until his retirement as Chief Executive Officer in 2007 and as Chairman in 2008. He was Chairman and Chief Executive Officer of the Guide Corporation, an automotive lighting business, from 1998 to 2000. He was also Chairman and Chief Executive Officer of The Coleman Company, Inc., a manufacturer and distributor of camping and outdoor recreational products and hardware/home products, from 1993 to 1997, and held a variety of executive positions with Ford and Chrysler including President of Chrysler’s International Operations and President of Ford’s European Truck Operations. He is a director of James Hardie, a public fibre cement technology company, since February 2007 and its Chairman since January 2008. He is also a director of Dynavox, Inc., a public speech-generating devices company, since April 2010 and a director of DeVilbiss Healthcare, a private manufacturer of respiratory medical products, since 2010.

As a result of these professional and other experiences, including his experience as a member of other public company boards of directors, Mr. Hammes possesses particular knowledge and experience in a variety of areas, including accounting, corporate governance, distribution, finance, manufacturing (domestic and international), marketing, international sales/distribution and product development, which strengthens the Board’s collective knowledge, capabilities and experience. Likewise, his experience and leadership in serving as Chairman and Chief Executive Officer for three different companies for fifteen years well qualifies him to serve on our Board.

Vincent J. Intrieri,* 58, Director since October 2012 (Committees: Finance (Co-Chair) and Nominating and Governance). Mr. Intrieri has been employed by Icahn related entities since October 1998 in various investment related capacities. Since January 2008, Mr. Intrieri has served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds. In addition, since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, entities through which Mr. Icahn invests in securities. Mr. Intrieri has been a director of: Hertz Global Holdings, Inc., a company engaged in the car rental business, since September 2014; Transocean Ltd., a provider of offshore contract drilling services for oil and gas wells, since May 2014; and Chesapeake Energy Corporation, an oil and gas exploration and production company, since June 2012. Mr. Intrieri was previously: a director of CVR Refining, LP, an independent downstream energy limited partnership, from September 2012 to September 2014; a director of Forest Laboratories, Inc., a supplier of pharmaceutical products, from June 2013 to June 2014; a director of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2012 to May 2014; a director of Federal−Mogul Corporation, a supplier of automotive powertrain and safety components, from December 2007 to June 2013; a director of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) from July 2006 to September 2012, and was Senior Vice President of Icahn Enterprises L.P. from October 2011 to September 2012; a director of Dynegy Inc., a company primarily engaged in the production and sale of electric energy, capacity and ancillary services, from March 2011 to September 2012; chairman of the board and a director of PSC Metals Inc., a metal recycling company, from December 2007 to April 2012; a director of Motorola Solutions, Inc., a provider of communication products and services, from January 2011 to March 2012; a director of XO Holdings, a competitive provider of telecom services, from February 2006 to August 2011; a director of National Energy Group, Inc., a company that was engaged in the business of managing the exploration, production and operations of natural gas and oil properties, from December 2006 to June 2011; a director of American Railcar Industries, Inc., a railcar manufacturing company, from August 2005 until March 2011, and was a Senior Vice President, the Treasurer and the Secretary of American Railcar Industries from March 2005 to December 2005; a director of WestPoint Home LLC, a home textiles manufacturer, from November 2005 to March 2011; chairman of the board and a director of Viskase Companies, Inc., a meat casing company, from April 2003 to March 2011; and a director of WCI Communities, Inc., a homebuilding company, from August 2008 to September 2009. CVR Refining, CVR Energy, Federal−Mogul, Icahn Enterprises, PSC Metals, XO Holdings, National Energy Group, American Railcar Industries, WestPoint Home and Viskase Companies each are or previously were indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a non−controlling interest in Hertz, Transocean, Forest Laboratories, Navistar, Chesapeake Energy, Dynegy, Motorola Solutions and WCI Communities through the ownership of securities.

Mr. Intrieri graduated in 1984, with distinction, from The Pennsylvania State University (Erie Campus) with a B.S. in Accounting and was a certified public accountant. He possesses strong skills and experience in accounting, corporate governance, finance, mergers and acquisitions and treasury matters. Mr. Intrieri's significant experience as a director of various companies enables him to understand complex business and financial issues, which contributes greatly to the capabilities and composition of our Board and well qualifies him to serve on our Board.

James H. Keyes,* 74, Director since December 2002; Chairman since April 2013 (Committees: Audit (Chair) and Compensation). Mr. Keyes retired as Chairman of the Board of Johnson Controls, Inc., a public automotive system and facility management and control company, in 2003, a position he had held since 1993. He served as Chief Executive Officer of Johnson Controls, Inc. from 1988 until 2002. He retired as a director of Pitney Bowes, Inc. in May 2013 and is a member of the Board of Trustees of Fidelity Mutual Funds. He was also a director of LSI Logic Corporation, an electronics company that designs semiconductors and software that accelerate storage and networking in datacenters and mobile networks, from 1983 until 2008.

Mr. Keyes has broad experience as a former chief executive officer of a public company, experience as a certified public accountant, experience as a member of other public company boards of directors, and he has a Masters degree in Business Administration. He possesses strong skills and experience in accounting, corporate governance, finance, human resources/compensation/employee benefits, manufacturing (domestic and international), mergers and acquisitions and treasury matters, which well qualifies him to serve on our Board.

General (Retired) Stanley A. McChrystal,* 60, Director since February 2011 (Committees: Compensation and Nominating and Governance). Gen. McChrystal is a retired 34-year U.S. Army veteran of multiple wars. He commanded the U.S. and NATO’s security mission in Afghanistan, served as the director of the Joint Staff and was the Commander of Joint Special Operations Command, where he was responsible for the nation’s deployed military counter terrorism efforts. Gen. McChrystal is a graduate of the United States Military Academy at West Point, the United States Naval Command and Staff College and was a military fellow at both the Council on Foreign Relations and the Kennedy School of Government at Harvard University. Gen. McChrystal has been serving as a member of the Board of Directors of JetBlue Airways Corporation, a public commercial airline, since 2010, Chairman of the Board of Siemens Government Technologies, Inc., a wholly-owned indirect subsidiary and a Federal Business Entity of Siemens AG, since December 2011, and a member of the Board of Advisors of General Atomics, a private high-technology systems company ranging from the nuclear fuel cycle to remotely operated surveillance aircraft, airborne sensors, and advanced electric, electronic, wireless and laser technologies, since August 2011. In 2011, Gen. McChrystal co-founded McChrystal Group, a leadership consulting firm. He also teaches a seminar on leadership at the Jackson Institute for Global Affairs at Yale University and serves alongside his wife on the Board of Directors for the Yellow Ribbon Fund, a non-profit organization committed to helping wounded veterans and their families.

As a former senior military leader, Gen. McChrystal has experience in logistics, talent management and experience with government and regulatory affairs and military contracting. Gen. McChrystal’s years of military leadership and service are of great value to the Board as the Company makes decisions in respect of its global and military businesses.

Samuel J. Merksamer,* 34, Director since December 2012 (Committees: Audit and Compensation). Mr. Merksamer has served as a Managing Director of Icahn Capital LP, a subsidiary of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion), where he has been employed since May 2008. Mr. Merksamer is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. Mr. Merksamer has been a director of: Transocean Partners LLC, a holding company with subsidiaries that own and operate ultra-deepwater drilling rigs, since November 2014; a Hertz Global Holdings, Inc., a company engaged in the car rental business, since September 2014; Hologic, Inc., a supplier of diagnostic, medical imaging and surgical products, since December 2013; Talisman Energy Inc., an independent oil and gas exploration and production company, since December 2013; Transocean Ltd., a provider of offshore contract drilling services for oil and gas wells, since May 2013; and Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since November 2012. Mr. Merksamer was previously a director of: CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2012 to September 2014; CVR Refining, LP, an independent downstream energy limited partnership, from September 2012 to May 2014; Federal−Mogul Corporation, a supplier of automotive powertrain and safety components, from September 2010 to January 2014; American Railcar Industries, Inc., a railcar manufacturing company, from June 2011 to June 2013; Viskase Companies, Inc., a meat casing company, from January 2010 to April 2013; PSC Metals Inc., a metal recycling company, from March 2009 to October 2012; and Dynegy Inc., a company primarily engaged in the production and sale of electric energy, capacity and ancillary services, from March 2011 to September 2012. CVR Refining, CVR Energy, Federal−Mogul, American Railcar Industries, Viskase Companies and PSC Metals are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Hertz, Transocean, Navistar, Ferrous Resources and Dynegy Inc. through the ownership of securities.

Mr. Merksamer received an A.B. in Economics from Cornell University in 2002. Mr. Merksamer's significant experience as a director of various companies enables him to understand complex business and financial issues. He possesses strong skills and experience in accounting, corporate governance, finance, human resources/compensation/employee benefits, mergers and acquisitions and treasury matters, which contributes greatly to the capabilities and composition of our Board and qualifies him to serve on our Board.

Mark H. Rachesky, M.D.,* 55, Director since October 2012 (Committees: Finance (Co-Chair) and Nominating and Governance). Dr. Rachesky is the founder and President of MHR Fund Management LLC, an investing firm that manages approximately $5 billion of assets and utilizes a private equity approach to investing in middle market companies with an emphasis on special situation and distressed investments. Dr. Rachesky serves as a member and chairman of the board of directors of Loral Space & Communications Inc., a public satellite communications company, since 2005, Lions Gate Entertainment Corp., a public entertainment company, since 2009 and Telesat Canada, a satellite company, since 2007. He is also a member of the board of directors of Titan International, Inc., a public wheel, tire and undercarriage systems and components company, since June 2014, Emisphere Technologies, Inc., a public biopharmaceutical company, since 2005 and Nationshealth, Inc., a medical supply company company (which went from a public company to a private company in 2009), from 2005 to June 2014. He also served as a member and chairman of the board of Leap Wireless International, Inc., a public digital wireless company, from 2004 until its acquisition by AT&T in March 2014. Dr. Rachesky holds a B.S. in molecular aspects of cancer from the University of Pennsylvania, an M.D. from the Stanford University School of Medicine and an M.B.A. from the Stanford University School of Business.

Dr. Rachesky brings significant corporate finance and business expertise to our Board due to his background as an investor and fund manager. Dr. Rachesky also has significant expertise and perspective as a member of the boards of directors of private and public companies engaged in a wide range of businesses. Dr. Rachesky's broad and insightful perspectives relating to economic, financial and business conditions affecting the Company and its strategic direction well qualifies him to serve on our Board.

Michael Sirignano* 33, Director since March 2014 (Committees: Compensation and Audit) Mr. Sirignano has served as a Principal at MHR Fund Management LLC since 2012 where he is responsible for sourcing and managing investments and portfolio companies. From 2006 to 2011, Mr. Sirignano was at Owl Creek Asset Management, L.P. which is a value-oriented investment firm. Mr. Sirignano held various titles, most recently Senior Analyst. Mr. Sirignano was focused primarily on equities and distressed debt in the industrial, housing, metals and mining, telecommunication and technology sectors. Prior to that, Mr. Sirignano was a member of Rothschild’s restructuring group where he worked on restructurings, refinancing transactions and sale processes for distressed companies. Mr. Sirignano holds a B.A. in Economics, with honors, from Williams College.

Mr. Sirignano brings significant corporate finance and business expertise to our Board due to his experience as an analyst across a number of industries and his focus on equity and debt securities.

Additional Director Who Is Not Elected by the Stockholders

Dennis D. Williams,* ** 61, Director since June 2006. (Committee: Audit and Finance). Mr. Williams has served as President of the UAW since June, 2014. Prior to that, Mr. Williams was the UAW’s Secretary, Treasurer and Director, Agricultural Implement and Transnational Departments from June 2010 to June, 2014, UAW Region 4 Director from 2001 to 2010 and Assistant Director of Region 4 from 1995 to 2001. Prior to joining the UAW, Mr. Williams was employed by Case Company from 1977 to 1988. Mr. Williams also served for four years in the United States Marine Corps.

*	Indicates each director deemed independent in accordance with our Corporate Governance Guidelines and Section 303A of the NYSE Listed Company Manual Corporate Governance Standards.

**
In July 1993, we restructured our postretirement health care and life insurance benefits pursuant to a settlement agreement, which required, among other things, the addition of a seat on our Board. The director’s seat is filled by a person appointed by the UAW. This director is not elected by stockholders at the Annual Meeting. Mr. Williams was elected as a director in June 2006 to fill the seat previously held by David McAllister, the former UAW director who held this position from 2001 until his removal by the UAW in June 2006.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES
Our Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations section of our website at http://www.navistar.com/navistar/investors/corporategovernance/documents. These guidelines reflect the Board’s commitment to oversee the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing stockholder value.
RELATED PARTY TRANSACTIONS AND APPROVAL POLICY
Our Policy and Procedures with Respect to Related Person Transactions governs the review, approval and ratification of transactions involving the Company and related persons where the amount involved exceeds $120,000. Related persons include our executive officers, directors, director nominees, 5% stockholders and immediate family members of such persons, and entities in which one of these persons has a direct or indirect material interest. Under this policy, prior to entering into any related-person transaction, the General Counsel or Corporate Secretary of Navistar is to be notified of the facts and circumstances of the proposed transaction, including: (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved; (iii) the benefits to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
The General Counsel or Corporate Secretary then assesses whether the proposed transaction is a related-person transaction for purposes of the policy and SEC rules. If the General Counsel or Corporate Secretary determines that the proposed transaction is a related-person transaction for such purposes, the proposed transaction is then submitted to the Audit Committee of the Board for its consideration. The Audit Committee considers all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence, in the event such person is a director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any related-person transaction with respect to which such member or any of his or her immediate family members is the related person. The Audit Committee will then make a recommendation to the Board. The Board approves only those proposed transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as determined by the Board in good faith. In the event that the Company becomes aware of a related-person transaction that has not been previously approved or ratified by the Board or the Audit Committee, a similar process will be undertaken by the Board and the Audit Committee in order to determine if the existing transaction should continue or be terminated and/or if any disciplinary action is appropriate. The General Counsel or Corporate Secretary may also develop, implement and maintain from time to time certain administrative procedures to ensure the effectiveness of this policy.
A copy of our Policy and Procedures with Respect to Related Person Transactions is available on the Investor Relations section of our website at http://www.navistar.com/navistar/investors/corporategovernance/documents.
Since the beginning of 2014, the following two related-person transactions occurred:

•
The first originally occurred in August 2008 and relates to our Senior Vice President and Treasurer, James M. Moran, whose wife, Kristin Moran, is currently employed as a Senior Counsel of Navistar, Inc. Mrs. Moran has received annual compensation and benefits for calendar 2014 of less than $235,000, which includes base salary, annual incentive, Company 401(k) matching contributions and other standard benefits available to all employees generally, and was granted 415 cash settled restricted stock units. Mrs. Moran’s compensation and benefits are comparable to other employees with equivalent qualifications, experience, and responsibilities at the Company.  Moreover, Mrs. Moran’s annual compensation is market bench-marked periodically by our Corporate Compensation Department and determined outside of the related person’s reporting structure. This transaction is subject to our Policy and Procedures with Respect to Related Person Transactions because Mr. Moran is an executive officer of the Company. This transaction did not require approval, however, and is permissible under our Policy and Procedures with Respect to Related Person

Transactions because Mrs. Moran's employment pre-dated Mr. Moran's appointment as our Senior Vice President and Treasurer. Any material change in the terms of Mrs. Moran’s employment would, however, need to be approved.

•
The second occurred throughout 2014 and was ratified by the Board, upon the recommendation of the Audit Committee, in December 2014 and relates to Carl Icahn, a 19.9% stockholder of the Company, and Federal-Mogul Corporation (“Federal-Mogul”). Navistar purchased goods and services from Federal-Mogul throughout 2014 that amounted to approximately $14,650,000. Mr. Icahn owns over 80% of Federal-Mogul. Navistar received standard terms and conditions and received no unique payment terms or special concessions. Because Mr. Icahn is an 80% owner of Federal-Mogul, Mr. Icahn has an indirect material interest in this transaction. The Audit Committee and the Board considered the factors described above and the Board, upon the recommendation of the Audit Committee, ratified the transactions on the basis that the Navistar/Icahn/Federal-Mogul relationship is in the best interests of the Company.

DIRECTOR INDEPENDENCE DETERMINATIONS
We believe that a substantial majority of the members of our Board should be independent non-employee directors. Our Board has affirmatively determined that nine of our ten current directors, namely Messrs. Correnti, Hammes, Intrieri, Keyes, McChrystal, Merksamer, Rachesky, Sirignano and Williams, qualify as “independent directors” in accordance with the NYSE’s independence requirements and our own internal guidelines for determining director independence. Each of these directors and nominees has also been determined to be financially literate. All of the members of our Audit Committee, Compensation Committee, Finance Committee and the Nominating and Governance Committee are independent and financially literate.
Both the NYSE requirements and our own guidelines include a series of objective tests for determining the independence of a director, such as that the director is not an employee of Navistar and has not engaged in various types of commercial or charitable relationships with Navistar. A copy of our existing guidelines for determining director independence, as included in our Corporate Governance Guidelines, is available on the Investor Relations section of our website at http://www.navistar.com/navistar/investors/corporategovernance/documents. Our Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out his or her responsibilities as a director. In making these determinations, our Board reviewed and discussed information provided by the directors and Navistar with regard to each director’s business and personal activities as they may relate to Navistar, its management and/or its independent registered public accounting firm.
BOARD LEADERSHIP STRUCTURE

The Company’s Corporate Governance Guidelines require the Board to select the Chairman of the Board and the CEO and to determine from time to time whether the positions are combined and filled by one person or separated and filled by two persons. Previously, our CEO served as Chairman and we had an independent Lead Director. Beginning in April 2013, with the appointment of Mr. Clarke as our CEO, the Board determined it would be preferable for one of our independent directors to serve as Chairman, and as such elected Mr. Keyes to this position. Mr. Keyes, who has over 12 years serving on our Board, was previously Chairman/CEO of a Fortune 500 company and has served on other public company boards. The Board believes this board leadership structure is best for our Company and our stockholders.
We believe it is the CEO's responsibility to run the Company and the Chairman's responsibility to run the Board. As directors continue to have more oversight responsibilities, we believe it is beneficial to have an independent Chairman whose sole job is leading the Board. In making its decision to change the leadership structure and appoint an independent chairman, the Board considered the time that Mr. Clarke is required to devote to the CEO position. By having another director serve as Chairman, Mr. Clarke will be able to focus his entire energy on leading the Company as CEO.
Our Corporate Governance Guidelines require that if, in the future, the CEO is serving as Chairman, then the Board would also name an independent Lead Director.

RISK OVERSIGHT
Our Board has overall responsibility for the oversight of risk management at our Company. Day-to-day risk management is the responsibility of management, which has implemented an Enterprise Risk Management process to identify, assess, manage and monitor risks that our Company faces. Enterprise Risk Management operates within our Internal Audit and Compliance department and coordinates its efforts with that department. Our Board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our Company, and the steps we take to monitor and control such exposures.
While our Board has general oversight responsibility for risk at our Company, the Board has delegated some of its risk oversight duties to the various Board committees. In particular, the Audit Committee is responsible for generally reviewing and discussing the Company’s policies and guidelines with respect to risk assessment and risk management. It also focuses on the management of financial risk exposure and oversees financial statement compliance and control environment risk exposure. The Nominating and Governance Committee oversees risks related to corporate governance, including risk related to the political environment. The Compensation Committee assists our Board in overseeing the management of risks arising from our compensation policies and programs and programs related to assessment, selection, succession planning, training and development of executives of the Company. Finally, the Finance Committee is responsible for overseeing policies with respect to financial risk assessment and financial risk management including, without limitation, risks relating to liquidity/access to capital and macroeconomic trends/environment risks. Each of the Board committees periodically reviews these risks and then discusses the process and results with the full Board.
The Board believes maintaining an independent Board with a separate Chairman and CEO permits open discussion and assessment of the Company’s ability to manage risks associated with the Company’s strategic plans and objectives.
NOMINATING DIRECTORS
You may recommend any person as a candidate for director for election at our annual meeting of stockholders by writing to our Corporate Secretary at 2701 Navistar Drive, Lisle, Illinois 60532 and complying with the procedures set forth in the Company's By-Laws. Your letter must be received by Navistar’s Corporate Secretary no earlier than September 14, 2015, and no later than October 14, 2015, and must include all of the information required by the Company's By-Laws including, but not limited to, the proposed nominee’s biographical information and principal occupation; the number of shares of capital stock of the Company which are owned by the proposed nominee, appropriate information about the proposed nominee that would be required to be included in a proxy statement under the rules of the SEC, the number of shares held by you, information about the relationship between the proposed nominee and you, any pending or threatened litigation in which the proposed nominee is a party and a representation that you intend to appear in person or by proxy at the meeting to nominate the proposed nominee. Your letter must be accompanied by the written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. You may only recommend a candidate for director if you hold shares of Common Stock on the date you give the notice described above, on the record date for the annual meeting of stockholders at which you propose such nominee be elected and on the date of the annual meeting of stockholders at which you propose such nominee be elected.
The Nominating and Governance Committee identifies nominees for directors from various sources, including suggestions from Board members and management, and in the past has used third party consultants to assist in identifying and evaluating potential nominees. The Nominating and Governance Committee will consider persons recommended by the stockholders in the same manner as a committee-recommended nominee. The Nominating and Governance Committee has specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

•	knowledge and contacts in the Company’s industry and other relevant industries;

•	positive reputation in the business community;

•	the highest personal and professional ethics and integrity and values that are compatible with the Company’s values;

•	experiences and achievements that provide the nominee with the ability to exercise good business judgment;

•	ability to make significant contributions to the Company’s success;

•	ability to work successfully with other directors;

•	willingness to devote the necessary time to the work of the Board and its committees which includes being available for the entire time of meetings;

•	ability to assist and evaluate the Company’s management;

•	involvement only in other activities or interests that do not create a conflict with his or her responsibilities to the Company and its stockholders;

•
understanding of and ability to meet his or her responsibilities to the Company’s stockholders including the duty of care (making informed decisions) and the duty of loyalty (maintaining confidentiality and avoiding conflicts of interest); and

•	potential to serve on the Board for at least five years.
The Nominating and Governance Committee believes that consideration should also be given to having a diversity of backgrounds, skills, and perspectives among the directors, and that generally directors should not be persons whose primary activity is investment banking, law, accounting, or consulting. In addition, in selecting directors, the Nominating and Governance Committee will consider the need to strengthen the Board by providing a diversity of persons in terms of their expertise, age, gender, race, ethnicity, education, and other attributes which contribute to the Board’s diversity. Our Board diversity policy is contained within our Corporate Governance Guidelines.
The satisfaction of the above criteria is implemented and assessed through ongoing consideration of directors and nominees by the Nominating and Governance Committee and the Board, as well as through the Board’s self-evaluation process. Based upon these activities and its review of the current composition of the Board, the Nominating and Governance Committee and the Board believe that these criteria have been satisfied.
As outlined in our Corporate Governance Guidelines, any director who receives more "withheld" votes than "for" votes in an uncontested election is required to tender his or her resignation to the Nominating and Governance Committee for consideration and recommendation to the Board. The Board will publicly disclose its decision.

BOARD COMMITTEES AND MEETINGS
The Board documented its governance practices, policies and procedures in our Corporate Governance Guidelines. These governance standards embody many of our long-standing practices, policies and procedures, which are the foundation of our commitment to best practices. In October 2014, the Board conducted an evaluation of the committees and the Board.
The Board has four standing committees: an Audit Committee, a Compensation Committee, a Finance Committee and a Nominating and Governance Committee. Each of the committees is governed by a written charter, copies of which are available on the Investor Relations section of our website at http://www.navistar.com/navistar/investors/corporategovernance/documents.
In 2014, the full Board met 16 times. In addition, the Board’s independent directors meet regularly in executive session without management present to, among other things, evaluate the performance of the Chief Executive Officer and discuss corporate strategies. The Chairmen of our Audit, Compensation, Nominating and Governance and Finance Committees of the Board each preside as the chair at meetings or executive sessions of independent directors at which the principal items to be considered are within the scope of the authority of his committee.
During 2014, each of the directors attended 75% or more of all the meetings of the Board and the committees on which he serves. The average attendance of all directors at meetings of the Board and the committees on which he served in 2014 was 95%. We encourage all Board members to attend all meetings, including the Annual Meeting. All of our directors, with the exception of Dennis D. Williams, who were directors at the time of our 2014 Annual Meeting attended that meeting.
Below is a table indicating committee membership and a description of each committee of the Board.

Committee Membership (as of December 23, 2014)
	Audit		Compensation		Finance		Nominating & Governance
Troy A. Clarke
John D. Correnti			✓	*			✓
Michael N. Hammes					✓		✓	*
Vincent J. Intrieri					✓	*	✓
James H. Keyes	✓	*	✓
Stanley A. McChrystal			✓				✓
Samuel J. Merksamer	✓		✓
Mark H. Rachesky					✓	*	✓
Michael F. Sirignano	✓		✓
Dennis D. Williams	✓				✓
 *    Indicates the chair of the committee. Mr. Intrieri and Mr. Rachesky serve as co-chairs of the Finance Committee.
Audit Committee – The Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s financial reporting process, the Company’s legal and regulatory compliance, the independence, qualifications and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal audit function and corporate compliance function. The Audit Committee reviews the audit plans of the Company’s independent registered public accounting firm and internal audit staff, reviews the audit of the Company’s accounts with the independent registered public accounting firm and the internal auditors, considers the adequacy of audit scope and reviews and discusses with the auditors and management the auditors’ reports. The Audit Committee also reviews environmental reports and compliance activities for the Company’s facilities and the expense accounts of executive officers and directors. The Audit Committee reviews and decides on conflicts of interest and waivers of compliance with the Company's Code of Conduct that may affect executive officers and directors, discusses policies and guidelines with respect to risk assessment and risk management. The Audit Committee reviews and recommends to the Board for approval to either approve, ratify, reject or take other action with respect to related person transactions and it prepares and approves the Audit Committee Report for inclusion in the Company's proxy statement. Additional information on the roles and responsibilities of the Audit Committee is provided in the Audit Committee Report section of this proxy statement. All members of the Audit Committee are independent and the Board designated each Audit Committee member, namely, Mr. James H. Keyes, Mr. Samuel J. Merksamer, Mr. Micheal F. Sirignano and Dennis D. Williams, as an "audit committee financial expert," as defined by applicable law, rules and regulations. In 2014, the Audit Committee held 11 meetings. The Audit Committee conducted an evaluation of its performance in October 2014.
Compensation Committee – The Compensation Committee makes recommendations to the Board with respect to the appointment and responsibilities of all executive officers, reviews and approves the compensation of executive officers who are not also directors of the Company, reviews and approves the Company’s compensation strategy and any associated risks, recommends to the independent members of the Board the compensation of executive officers who also are directors of the Company, administers the Company’s equity and incentive compensation plans, engages the compensation consultants that advise the Compensation Committee and approves the consultants' fees and terms of engagement, furnishes an annual Compensation Committee Report on executive compensation and reviews and discusses the Compensation Discussion & Analysis ("CD&A") with management and recommends to the Board the inclusion of the CD&A in the Company’s proxy statement. Upon management’s recommendation, the Compensation Committee reviews basic changes to non-represented employees’ base compensation and incentive and benefit plans. The Compensation Committee also oversees the development and implementation of succession plans for senior executives (with the exception of our CEO). Additional information on the roles and responsibilities of the Compensation Committee is provided in the CD&A section of this proxy statement. The Compensation Committee held 8 meetings in 2014. The Compensation Committee conducted an evaluation of its performance in October 2014.
Finance Committee – The Finance Committee reviews the Company’s financing requirements, procedures by which projections and estimates of cash flow are developed, dividend policy and investment spending and capital expenditure budgets. The Finance Committee also oversees the Company’s policies with respect to financial risk assessment and financial risk management, including liquidity and access to capital and macroeconomic trends. The Finance Committee held 10 meetings in 2014. The Finance Committee conducted an evaluation of its performance in October 2014.
Nominating and Governance Committee – The Nominating and Governance Committee is responsible for the organizational structure of the Board and its committees, recommending to the Board the directors to serve on the standing Board committees, reviewing and making recommendations to the Board concerning nominees for election as directors, CEO succession planning, reviewing and making recommendations to the Board concerning corporate governance practices and policies and changes to our Restated Certificate of Incorporation and our By-Laws and overseeing risks related to corporate governance and the political environment. In addition, the Nominating and Governance Committee leads the Board in its self-evaluation process and monitors compliance with the Corporate Governance Guidelines. The Nominating and Governance Committee held 10 meetings in 2014. The Nominating and Governance Committee conducted an evaluation of its performance in October 2014.
COMMUNICATION WITH THE BOARD
Interested parties may communicate with any of our directors, our Board as a group, our non-employee directors as a group or any committees of the Board by sending an e-mail to presiding.director@navistar.com or by writing to the Presiding Director, c/o the Corporate Secretary, at 2701 Navistar Drive, Lisle, Illinois 60532. The Board has given the Corporate Secretary the discretion to distribute communications to the director or directors, after ascertaining whether the communications are appropriate to the duties and responsibilities of the Board. Communications that relate to ordinary business matters that are not within the scope of the Board’s duties and responsibilities will be forwarded to the appropriate employee within the Company. Solicitations, junk email and obviously frivolous or inappropriate communications will not be forwarded. You will receive a written acknowledgment from the Corporate Secretary’s Office upon receipt of your communication.

CODE OF CONDUCT
Our Code of Conduct embodies a code of ethics (the "Code") applicable to all of our directors, officers and employees. The Code establishes the principles, policies, standards and conduct for professional behavior in the workplace. Every director, officer and employee is required to read and follow the Code. A copy of the Code is available on the Investor Relations section of our website at http://www.navistar.com/navistar/investors/corporategovernance/documents. Any waiver of the Code for executive officers or directors of the Company requires the approval of the Audit Committee and must be promptly disclosed to the Company’s stockholders. We intend to disclose on the Investor Relations section of our website (http://www.navistar.com/navistar/investors/corporategovernance/documents) any amendments to, or waivers from, the Code that is required to be publicly disclosed under the rules of the SEC.
The Audit Committee has established procedures for employees, vendors and other interested parties to communicate concerns with respect to our accounting, internal controls or financial reporting to the Audit Committee, which has responsibility for these matters. Concerns may be reported as follows:

Via the Navistar Business Abuse and Compliance Hotline	Write to the Audit Committee	E-mail the Audit Committee
1 -877-734-2548 or via the Internet at tnwinc.com/webreport/default.asp	Audit Committee c/o Corporate Secretary Navistar International Corporation 2701 Navistar Drive Lisle, Illinois 60532	Audit.committee@navistar.com

AUDIT COMMITTEE REPORT
Management of the Company has the primary responsibility for the integrity of the accounting, auditing and financial reporting practices of the Company, including the system of internal controls. KPMG, our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to monitor these processes. In this regard, the Audit Committee meets periodically with management, the internal auditors and our independent registered public accounting firm. The Audit Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in conducting any such investigations. The Audit Committee is responsible for selecting and, if appropriate, replacing our independent registered public accounting firm.
The Audit Committee discussed with KPMG the overall scope and execution of the independent audit and reviewed and discussed the audited financial statements with management. Discussions about the Company’s audited financial statements included KPMG’s judgments about the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with KPMG other matters required by Public Company Accounting Oversight Board Auditing Standards No. 16. KPMG provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of the independent registered public accounting firm with management and KPMG. The Audit Committee concluded that KPMG’s independence had not been impaired.
Based on the above-mentioned review and discussions with management and KPMG, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in the Audit Committee’s written charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended October 31, 2014 for filing with the SEC. In addition, the Audit Committee engaged KPMG to serve as the Company’s independent registered public accounting firm for fiscal year 2015.
Audit Committee

James H. Keyes, Chairman
Samuel J. Merksamer
Michael F. Sirignano
Dennis D. Williams

PERSONS OWNING MORE THAN FIVE PERCENT OF COMPANY COMMON STOCK

This table indicates, as of December 23, 2014, all persons we know to be beneficial owners of more than 5% of our Common Stock. This information is based, in part, on a review of Schedule 13D, Schedule 13G and Section 16 reports filed with the SEC by persons and entities listed in the table below.

Name and Address	Total Amount and Nature of Beneficial Ownership		Percent of Class (A)
Carl C. Icahn c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700 New York, NY 10153	16,272,524	(B)	19.9%
Mark H. Rachesky, M.D. 40 West 57th Street, 24th floor New York, NY 10019	14,519,577	(C)	17.8%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	14,153,339	(D)	17.4%
GAMCO Investors, Inc. et. al. One Corporate Center Rye, NY 10580-1435	9,138,603	(E)	11.2%
Discovery Capital Management LLC 20 Marshall Street South Norwalk, CT 06854	5,051,833	(F)	6.2%

(A)	Applicable percentage ownership is based upon 81,424,335 shares of Common Stock outstanding as of December 23, 2014.
(B)
As reported in Schedule 13D/A filed with the SEC on December 17, 2014 by High River Limited Partnership ("High River"), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Partners Master Fund II LP (“Icahn Master II”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”), and Carl C. Icahn (collectively, the “Icahn Reporting Persons”). The Icahn Reporting Persons reported the following: High River has sole voting power and sole dispositive power with regard to 3,254,504 shares of Common Stock and each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock; Icahn Master has sole voting power and sole dispositive power with regard to 5,287,439 shares of Common Stock and each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock; and Icahn Partners has sole voting power and sole dispositive power with regard to 7,730,581 shares of Common Stock and each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of Icahn Master. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Mr. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Icahn Reporting Persons. In addition, Mr. Icahn is the indirect holder of approximately 92.6% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings. See the Schedule 13D/A filed by the Icahn Reporting Persons for certain disclaimers of beneficial ownership.

(C)
As reported in (a) a Schedule 13D/A filed with the SEC on December 17, 2014 by MHR Institutional Partners III LP, MHR Institutional Advisors III LLC, MHR Fund Management LLC, MHR Holdings LLC and Dr. Rachesky (collectively, the “MHR Reporting Persons”). MHR Institutional Partners III LP and MHR Institutional Advisors III LLC each has sole voting and dispositive power over 13,255,528 shares of Common Stock. MHR Fund Management LLC and MHR Holdings LLC have sole voting and dispositive power over 14,500,000 shares of Common Stock. Dr. Rachesky has sole voting and dispositive power over 14,519,577 shares of Common Stock, which includes (a) 14,500,000 shares of Common Stock beneficially owned by Dr. Rachesky as the managing member of the other Reporting Persons; (b) 2,470 shares of Common Stock held directly by Dr. Rachesky; (c) options to purchase 15,000 shares of Common Stock granted to Dr. Rachesky in his capacity as a director; and (d) 2,107 shares of Common Stock that may be obtained upon settlement of phantom stock units granted to Dr. Rachesky in his capacity as a director. The shares reported herein are held for the accounts of (a) MHR Capital Partners Master Account LP, (b) MHR Capital Partners (100) LP, and (c) MHR Institutional Partners III LP.

(D)
As reported in Schedule 13G/A filed with the SEC on February 5, 2014 by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Templeton Global Advisors Limited. These securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. See the Schedule 13G/A for certain disclaimers of beneficial ownership.

(E)
As reported in a Schedule 13D/A filed with the SEC on December 23, 2014, by Gabelli Funds, LLC, GAMCO Asset Management, Inc., Teton Advisers, Inc., Gabelli Securities, Inc., Gabelli Foundation, Inc., MJG Associates, Inc., MJG-IV Limited Partnership, GGCP, Inc., GAMCO Investors, Inc.,and Mario J. Gabelli (collectively, the "Gabelli Reporting Persons"). The Gabelli Reporting Persons reported the following: Gabelli Funds LLC has sole voting and dispositive power with regard to 2,964,779 shares of Common Stock, GAMCO Asset Management Inc. has sole voting power with regard to 5,535,324 shares of Common Stock and sole dispositive power with regard to 6,037,324 shares of Common Stock, Teton Advisers, Inc. has sole voting and dispositive power with regard to 2,300 shares of Common Stock, Gabelli Securities, Inc. has sole voting and dispositive power with regard to 7,000 shares of Common Stock, Gabelli Foundation, Inc. has sole voting and dispositive power with regard to 10,000 shares of Common Stock, MJG Associates, Inc. has sole voting and dispositive power with regard to 6,500 shares of Common Stock, MJG-IV Limited Partnership has sole voting and dispositive power with regard to 2,000 shares of Common Stock, GGCP, Inc. has sole voting and dispositive power with regard to 10,000 shares of Common Stock, GAMCO Investors, Inc. has sole voting and dispositive power with regard to 200 shares of Common Stock, and Mario J. Gabelli has sole voting and dispositive power with regard to 98,500 shares of Common Stock. Mr. Gabelli is deemed to have beneficial ownership of the shares of Common Stock owned beneficially by each of the foregoing entities due to the fact that he directly or indirectly controls or acts as chief investment officer for such entities. See the Schedule 13D/A filed by the Gabelli Reporting Persons for certain disclaimers of beneficial ownership.

(F)
As reported in a Schedule 13G filed with the SEC on February 14, 2014, by Discover Capital Management, LLC and Robert K. Citrone (collectively, the “Discovery Reporting Persons”). The Discovery Reporting Persons share voting and dispositive power with regard to 5,051,833 shares of Common Stock.

COMPANY COMMON STOCK OWNED BY EXECUTIVE OFFICERS AND DIRECTORS
The following table sets forth certain information regarding beneficial ownership of our Common Stock as of November 30, 2014 by: (i) each of our directors or nominees for director; (ii) each of our NEOs; and (iii) all of our directors, nominees for director and executive officers as a group. In general, "beneficial ownership" includes those shares of Common Stock a director, nominee for director or NEO has the power to vote or transfer, stock units convertible into Common Stock within 60 days and stock options exercisable within 60 days. Except as noted, the persons named in the table below have the sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name/Group	Owned (A)	Number of DSUs, PSUs or RSUs Convertible into Common Stock (B)	Obtainable Through Stock Option Exercise	Total		Percent of Class
John J. Allen	28,032	43,829	88,105	159,966		*
Walter G. Borst	7,285	3,457	19,596	30,338		*
Troy A. Clarke	54,100	3,865	260,212	318,177		*
John D. Correnti	6,655	13,257	29,600	49,512		*
Steven K. Covey	25,810	3,601	143,206	172,617		*
Michael N. Hammes	6,987	—	20,400	27,387		*
Vincent J. Intrieri	592	1,231	5,000	6,823		*
James H. Keyes	4,008	16,424	29,600	50,032		*
Stanley A. McChrystal	1,508	10,796	10,000	22,304		*
Samuel J. Merksamer	592	585	5,000	6,177		*
Mark H. Rachesky(C)	13,987,223	2,108	5,000	13,994,331		17.2
Michael Sirignano	—	1,921	—	1,921		*
Eric Tech	15,470	1,355	53,802	70,627		*
Dennis D. Williams(D)	—	—	—	—		*
All Directors and Executive Officers as a Group (20 persons)(E)	14,173,212	109,763	780,817	15,063,792	(F)	18.5

*	Percentage of shares beneficially owned does not exceed one percent.

(A)
The number of shares shown for each NEO (and all directors and executive officers as a group) includes the number of shares of Common Stock owned indirectly, as of November 30, 2014, by such executive officers in our Retirement Accumulation Plan, as reported to us by the Plan trustee.

(B)	For additional information on deferred share units ("DSUs"), premium share units ("PSUs") and restricted stock units ("RSUs") see below.

(C)
As reported in various Form 4's filed with the SEC during 2014 by MHR Institutional Partners III LP, MHR Institutional Advisors III LLC, MHR Fund Management LLC, MHR Holdings LLC and Dr. Rachesky. See also Footnote D to the section Persons Owning More Than Five Percent of Navistar Common Stock in this proxy statement.

(D)	At the request of the UAW, the UAW representative director, Dennis Williams, does not receive stock or stock option grant awards.

(E)	Includes all current directors, NEOs and officers for purposes of Section 16 of the Exchange Act as a group.

(F)	Includes 7,911 shares over which there is shared voting and investment power by certain executive officers (not including the NEOs) included in the Directors and Executive Officers as a group.
DSUs PSUs and RSUs
Under our Executive Stock Ownership Program in effect for 2013 and prior years, executives may defer their cash bonus into DSUs. If an executive officer elects to defer a cash bonus, the number of shares shown for such NEO includes these DSUs. These DSUs vest immediately. The number of shares shown as owned for each NEO (and all Executive Officers as a group) also includes PSUs that were awarded pursuant to the Executive Stock Ownership Program. PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded. Effective November 1, 2013, our Executive Stock Ownership Program was amended and restated to, among other things, eliminate an executive's ability to earn PSUs or defer their cash bonus into DSUs.

Under our Non-Employee Directors Deferred Fee Plan, directors may defer all or a portion of their annual retainer into DSUs, and prior to calendar year 2012 when attendance at Board and committee meetings were also paid, all or a portion of their meeting fees into DSUs. If a director elected to defer a portion of their annual retainer and/or meeting fees into DSUs, these DSUs are shown as owned.
Certain of our executives have been awarded share settled restricted stock units that were granted under the 2013 Performance Incentive Plan. The RSUs vest in equal installments on each of the first three anniversaries of the date of grant or cliff vest as to 100% of the shares granted on the third anniversary of the date of grant, and are converted into our Common Stock on a one to one basis at time of vesting.

COMPENSATION
COMPENSATION COMMITTEE REPORT
The Compensation Committee reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management, and based upon this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement. The independent members of the Board reviewed and discussed the compensation of the CEO.

The Compensation Committee	Independent Board members (non-Compensation Committee members)
John D. Correnti, Chairperson	Michael N. Hammes
James H. Keyes	Vincent Intrieri
General (Retired) Stanley A. McChrystal	Mark H. Rachesky
Samuel J. Merksamer	Dennis D. Williams
Michael F. Sirignano
(Approved by the members of the Compensation Committee and the other independent members of the Board on December 9, 2014.)
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee has the responsibility to approve and monitor all compensation and benefit programs for our executive officers (for purposes of this proxy statement, the term executive officer means the senior leadership of the Company, including Section 16 Officers and NEOs) and makes recommendations for the compensation and benefits of our CEO, which is then reviewed and approved by the independent members of our Board. As part of its responsibilities, the Compensation Committee reviews the performance of our executive officers and approves compensation based on the overall successes of the individual executive, his or her specific business unit to the extent applicable, and the organization as a whole. The Compensation Committee is governed by a written charter, a copy of which is available on the Investor Relations section of our website at http://www.navistar.com/navistar/investors/corporategovernance/documents.
The following table lists our 2014 NEOs that will be discussed throughout the CD&A.

NEO	Title
Troy A. Clarke	President and Chief Executive Officer
Walter G. Borst	Executive Vice President and Chief Financial Officer
John J. Allen	Executive Vice President and Chief Operating Officer
Steven K. Covey	Senior Vice President and General Counsel
Eric Tech	Senior Vice President, Strategy and Planning & President Global and Specialty Businesses

Executive Summary

During 2014 the Company focused on transforming the organization while continuing to build upon our 2013 turnaround strategy to increase sales, improve quality, and launch new products. For 2014, our strategy evolved to include priorities involving in leading vehicle uptime, driving a lean enterprise, earnings before income tax, depreciation and amortization ("EBITDA") margin expansion, and profitable market share.

The Company has a robust stockholder outreach and engagement program in place. We engage in regular contact with our stockholders throughout the year.  Over 60% of our stock is held by 4 of our stockholders.  Two of these stockholders have representation on our Board as discussed in our Executive Summary and Proposal One-Election of Directors. These stockholders, through their representatives on our Board, also participate in our Board’s Compensation Committee and are integrally involved in our compensation decisions and policies. We also maintain an open line of communication with our two remaining largest stockholders without representatives on our Board. We attempt to engage in a dialogue with corporate governance advisory institutions and with our top 25 stockholders on an annual basis in order to solicit their feedback. We continuously work to improve these efforts and place importance on the feedback provided to us during this process.

An overall objective of our executive compensation program is to maintain a linkage between pay and performance. In 2014 the Company did not reach its performance targets, and consistent with our pay for performance compensation philosophy, overall pay for current executives was down in 2014.
•No base salary increases were made for our NEOs;
•With one exception, no AI awards were paid for 2014; and

•	Based on 2014 results, LTI awards for 2014 based on Operating Cash Flow are not projected to payout.
To further enhance our compensation programs in response to our stockholder concerns, for 2014, the Compensation Committee took the following actions with respect to the Company's executive compensation program:

•	Approved LTI awards based on an assessment of each executive with respect to both performance and potential;

•	Modified LTI awards to reflect actual grant date values;

•	Implemented a new Executive Stock Ownership Program which increased ownership multiples, added retention requirements, and eliminated premium shares;

•
Implemented a new clawback policy, which enables the Company to recover incentive-based compensation in the event of an accounting restatement due to material non-compliance with financial reporting requirements, as well as intentional misconduct;

•
Implemented certain revisions to our Executive Severance Agreement template for 2014 and going forward, including, but not limited to: (i) reducing the duration of the agreement period post-Change in Control ("CIC"); (ii) modifications to the definition of CIC; (iii) reducing the duration of the post-CIC period and (iv) inclusion of the Company’s ability to recoup incentive pay under the Company’s clawback policy;

•	Amended the Executive Severance Agreement to exclude pro-rata bonus from the calculation of any pension/retirement benefit; and

•	Used a new peer group with Navistar at the median based on revenue and enterprise value and applied statistical regression based on revenue to benchmark executive compensation.

Looking Forward: Pay for Performance
The Company experienced net losses in 2012 through 2014. These operating results were a result of a number of factors, including but not limited to, expenses related to new engine launches, a continuing decrease in our military business, lower than anticipated market share in our North American truck markets, and warranty expenses. As such, no AI awards were paid under the 2012 and 2014 AI plans; however, a small award was paid under the 2013 AI plan primarily for meeting certain product targets and cost reduction goals.
With respect to LTI, the 2012 LTI plan values decreased with a lower stock price and the 2013 and 2014 LTI plans were overhauled to be 100% performance-based. Based on Company performance and the strategic plan:

•	The 2013 LTI performance targets were met for 50% of the grant and are not likely to be met for the other 50%.

•	The 2014 LTI performance targets are out of reach for 50% of the grant and very challenging for the other 50%.
We continue to align pay with performance throughout the organization by:

•	Aligning base pay with individual performance. While our NEOs did not receive base pay adjustments due to Company performance, merit increases for other employees were based on individual performance.

•	Continuing to have 100% performance-based LTI awards, with grant sizes adjusted on the basis of not only past performance of the individual, but their long-term potential in the organization.

•
Aligning AI with key company performance targets. We continue to emphasize "One Navistar" in favor of individual performance adjustments. However, distinguished performance may be recognized at the individual level.

Detailed Review of Executive Compensation
Compensation Philosophy and Objectives
We believe the compensation of our executives should be closely tied to the performance and growth of the Company, so that their interests are aligned with the long-term interests of our stockholders. Consistent with this philosophy, the following guiding principles provide a framework for the Company's executive compensation program:

•	Competitive Positioning: Total remuneration is designed to attract and retain the executive talent necessary to achieve our goals through a market competitive total remuneration package.

•	Pay-for-Performance: Executive compensation is performance-based with a direct link to Company and individual performance. It is also designed to align the interests of executives and stockholders.

•
Ownership and Responsibility: Compensation programs are designed to recognize individual contributions as well as link executive and stockholder interests through programs that reward our executive officers, based on the financial success of the Company and increases to stockholder value.

The Company actively engages stockholders in say-on-pay discussions. Two of the largest stockholders are represented on the Board as well as the Compensation Committee. Other stockholder opinions are solicited in discussions throughout the year and the Company continues to align pay with performance throughout the organization based on best practices.
Compensation Consultant
The Compensation Committee engages the services of an independent compensation advisor to assist with decisions regarding executive compensation plans and programs. The independent compensation advisor reports solely to the Compensation Committee. During 2014, the Compensation Committee used Frederic W. Cook and Company, Inc. ("Cook and Co.") to render the following services:

•	Attend committee meetings at the request of the Compensation Committee;

•	Advise the Compensation Committee on market trends, regulatory issues and developments and how they may impact our executive compensation programs;

•	Review the compensation strategy and executive compensation programs for alignment with our strategic business objectives;

•	Advise on the design of executive compensation programs to ensure the linkage between pay and performance;

•	Provide market data analyses to the Company;

•	Advise the Compensation Committee and the Board on setting the Chairman and CEO pay;

•	Review the annual compensation of the other NEOs as recommended by the CEO; and

•	Perform such other activities as requested by the Compensation Committee.
The Compensation Committee has the sole authority to approve the terms of Cook & Co.'s engagement. Cook & Co. did not provide any services to the Company other than executive compensation consulting services during 2014.
In compliance with SEC and NYSE requirements regarding the independence of compensation consultants, Cook & Co. provided the Compensation Committee information regarding any personal, financial, or business relationships between Cook & Co. and the Company, its management or the members of the Compensation Committee that could impair its independence or present a conflict of interest. Based on its review of this information, the Compensation Committee determined that there were no relationships that impair the independence or create a material conflict of interest between the Company and Cook & Co. and the partners, consultants, and employees who service the Compensation Committee on executive compensation matters and governance issues.

Chief Executive Officer Compensation
Mr. Troy A. Clarke was named as the President and CEO in April 2013. The Board, with the assistance of the independent compensation advisor, reviewed CEO pay levels of our peer group, as well as those of other manufacturing organizations with similar revenues. Consistent with our compensation philosophy and the market review for other company chief executive officers, the Compensation Committee targeted total compensation at the market median but believed the pay for the President and CEO should be weighted with the greatest emphasis on performance.
The overall compensation package is described below, but based on 2013 and 2014 Company performance:

•	The AI was paid at 40% of target for 2013 and no payment was made for 2014; and

•
The LTI awards based on performance targets of earnings before interest, taxes, depreciation, amortization, pension and other post-employment obligations ("EBITDAPO") and market share are not projected to vest.

Mr. Clarke's compensation is specifically structured to focus on performance over the longer term as part of the turnaround strategy. Mr. Clarke’s compensation package was negotiated with significant input from our stockholder-nominated directors.

•
At the time of Mr. Clarke's appointment from Chief Operating Officer ("COO") to CEO, he was awarded a significant equity grant of stock options in lieu of future grants under the Company's 2014, 2015, and 2016 LTI plan; however, half of the options granted are subject to a 125% premium exercise price and/or EBITDAPO and market share goals. The time vesting stock options are scheduled to vest at the rate of 33-1/3% on each of the first three anniversaries, and performance vesting stock options vest as the performance goals pre-established by the Compensation Committee are satisfied.

•
In general, our practice excludes the use of employment contracts. However, in connection with Mr. Clarke's appointment to President and CEO, we entered into a three-year employment and services agreement with him (the "Employment Agreement"). The following summarizes the material terms of the Employment Agreement:

◦	Base salary of $900,000;

◦	AI plan target of $810,000 (90% of base salary);

◦	Stock option grant of $14,262,001 (50% time based, 50% performance based):

▪	with a grant date value of $10,602,643 awarded in 2013 (746,665 shares)

▪	with a grant date value of $3,659,358 awarded in 2014 (270,024 shares)

◦	Life insurance equal to five times base salary;

◦	Vacation equal to four weeks;

◦	Annual flexible perquisite payment of $46,000;

◦
Severance provisions that provide for a severance payment equal to the sum of (i) two times Mr. Clarke's base salary, (ii) the amount of his target AI award and (iii) a pro-rated portion of his AI award at the time such payments are made to the employees generally, in the event that Mr. Clarke is terminated without cause or due to constructive termination; and

◦
Severance provisions that provide for a severance payment equal to the sum of (i) two times Mr. Clarke's base salary, (ii) the amount of his target AI award and (iii) a pro-rated portion of his AI award paid at the time of his termination, in the event that Mr. Clarke is terminated without cause or due to constructive termination within 24 months of a change-in-control of the Company (or during the 90 days preceding the date of a change-in-control).

Below is a table illustrating CEO Total Direct Compensation ("TDC") on a contractual and annualized basis.

	Contractual Terms				Annualized
	Fiscal 2013		Fiscal 2014	Fiscal 2015	Fiscal 2013	Fiscal 2014	Fiscal 2015
Annual Base Salary(1)	$900,000		$900,000	$900,000	$900,000	$900,000	$900,000
Annual Incentive(2)	$324,000		$0	$810,000	$324,000	$0	$810,000
Long-Term Incentive / COO	$2,563,033		$0	$0	$2,563,033	$0	$0
Long-Term Incentive / CEO	$10,602,643	(3)	$3,659,358	$0	$4,754,000	$4,754,000	$4,754,000
Total Direct Compensation	$14,389,676		$4,559,358	$1,710,000	$8,541,033	$5,654,000	$6,464,000

(1)	Assumes base salary remains constant each year.

(2)	AI paid at 40% of target (target is 90% of base salary) for 2013; No AI paid for 2014; and assumes Target level for 2015.

(3)	Value excludes Premium Share Units in the amount of $46,017 awarded in conjunction with the Executive Stock Ownership Program. Premium shares have been discontinued effective November 1, 2013.
External Market Compensation Review
The Compensation Committee reviews various components of our executive compensation program to ensure (i) pay opportunities are competitive with the external market, (ii) there is an appropriate link between performance and pay and (iii) the program supports our stated compensation philosophy.
In 2014 our Compensation Committee reviewed total compensation levels and mix relative to a 20-company peer group and broader industry surveys published by Aon Hewitt and Towers Watson. Survey data is statistically regressed to recognize the different sizes of the participating organizations (based on annual revenues) as compared to the size of Navistar. Please refer to Appendix A and B of this proxy statement for a list of participants in AON Hewitt’s 2014 U.S. Total Compensation Measurement ("TCM") Executive Regression and Towers Watson's 2014 CDB General Industry Executive Compensation Survey Report - U.S. Surveys.
We maintain our compensation philosophy of targeting the 50th percentile (market median), for base salary, short-term incentives, and long-term incentives. For total compensation, we consider an NEO to be within the competitive range if his or her base salary is within 80 to 120 percent of the market median. Under special circumstances, when we are recruiting for critical roles, we may target an NEO's salary to a higher level.
Compensation Peer Group

For 2014, management recommended and the Compensation Committee approved a new peer group placing Navistar at the median based on revenue and enterprise value. We selected companies similar in overall size to Navistar with consideration being given to companies that meet one or more of the following criteria:

•	Included in Navistar's primary Global Industry Classification Standard (GICS®) sub-industry (Construction & Farm Machinery & Heavy Trucks - 20106010);

•	Midwest location;

•	Names Navistar as a peer group company;

•	Similar gross margins;

•	Sizeable International operations; and

•	Consideration of prior year's peer group.

Nine companies were removed (Danaher Corporation, Deere and Company, Eaton Corporation, General Dynamics, Genuine Parts Company, Harley Davidson, Ingersoll-Rand, PPG Industries, and Whirlpool Corporation) and seven companies were added (Borg Warner, Delphi Automotive, Joy Global, SPX, Tenneco, Terex and Visteon) for a total of 20 companies in the new peer group. The Company's market cap remains low relative to the new peer group.

Navistar's 2014 peer group consists of the following 20 companies:

	Trailing 4Q	Latest Quarter	7/31/2013	Composite
	Net Revenue	Total Assets	Enterprise	Percentile
Company Name	($mil.)	($mil.)	Value ($mil.)	Rank
Illinois Tool Works	$16,631	$19,199	$34,753	95%
PACCAR	$16,042	$19,202	$26,222	91%
Cummins	$16,846	$13,048	$22,118	89%
Goodyear	$20,056	$17,384	$9,016	79%
Delphi	$15,451	$10,273	$18,439	72%
Parker-Hannifin	$12,999	$12,672	$16,761	72%
TRW Automtv Hldgs	$16,449	$11,453	$9,125	68%
Textron	$12,056	$12,440	$10,718	65%
Dover	$8,380	$10,349	$16,866	63%
Lear	$15,318	$8,167	$5,802	51%
Navistar	$11,761	$8,723	$6,513	51%
AGCO	$10,092	$7,992	$6,369	46%
Masco	$7,891	$7,062	$9,728	46%
BorgWarner	$7,159	$6,705	$11,338	42%
Terex	$7,149	$6,555	$4,603	25%
Joy Global	$5,494	$6,189	$6,395	23%
Oshkosh	$8,000	$4,731	$4,268	21%
SPX	$5,069	$6,805	$4,511	19%
Tenneco	$7,501	$3,939	$3,978	14%
Visteon	$6,996	$5,367	$3,060	10%
Dana Holding	$6,800	$5,174	$3,718	9%
75th Percentile	$15,599	$12,498	$16,787
Mean	$11,119	$9,735	$11,389
Median	$9,236	$8,079	$9,071
25th Percentile	$7,157	$6,463	$4,580
Navistar	57%	54%	42%
With respect to the above table, please note as follows:
- All financial and market data are taken from Standard & Poor's Compustat Service.
- Revenue excludes non-operating income, gain on sale of securities or fixed assets, discontinued operations, excise taxes and royalty income.
- All data shown as reviewed by the Compensation Committee at the time of Peer Group approval.
Elements of Executive Compensation
Our executive compensation program consists of the following three key components, (collectively, "Total Direct Compensation" or "TDC"):

•	Base Salary

◦
We provide each executive officer a competitive base salary paid monthly for services rendered during the year. Base salaries for executive officers are typically reviewed on an annual basis and adjusted based on evaluating (i) the responsibilities of their positions, (ii) the competitive market data and (iii) the performance of each executive during the year.

◦	Based on Company performance, no base salary increases were provided to our NEOs in 2014.

•	Short-term cash incentive or AI

◦	We provide cash incentive to achieve Company strategic financial and non-financial goals.

◦	Based on Company performance, no AI was awarded to employees in 2014, with one exception.

•	Long-term equity incentives or LTI

◦	We provide long-term equity incentives to our executives to align management's interests with the those of our stockholders.

◦	2014 LTI awards were adjusted for each executive based upon an evaluation of both individual performance as well as the individual's potential contribution to the organization.

◦	Based on Company performance in 2014 and the strategic plan, the 2014 LTI performance targets are not likely to be met for 50% of the grant and very challenging the other 50%.
Additional components of TDC include retirement benefits, perquisites, and other benefits. We also maintain stock ownership guidelines for our executives, including our NEOs.
Goal Setting For Incentive Plans
On an annual basis, the Board reviews and approves a multi-year strategic plan developed and presented by the management team. Based on that plan, an operating plan is developed for the subsequent year and reviewed by the Board. The Compensation Committee approves the AI plan targets on the basis of the annual operating plan, and the LTI plan targets on the basis of the strategic plan.
The operating plan is based upon returning the Company to profitability and competitiveness with the market, and the strategic plan incorporates growth targets.
Pay Mix
A key goal of the compensation philosophy and objectives, is the alignment of the pay mix for our CEO and top executives compared to the market. By pursuing that alignment, we can be assured that not only are the elements appropriate, but the overall package is properly designed. Although recommendations relative to each of these compensation elements are made separately, the Compensation Committee considers the total compensation and benefits package when making any compensation decision.
Working with the independent compensation advisor, we have developed the charts below which illustrate the alignment of Navistar's executive pay and the external marketplace. The only small deviation is Navistar's emphasis on the long term success of the Company versus the annual performance in the CEO compensation package.

Total Direct Compensation Mix Versus Market Median Mix

The below charts present Navistar’s TDC mix (excluding special grants) for the CEO and top officers relative to the market median mix, with Navistar mix on the left and competitive median mix on the right.

Summary of the Executive Salary Planning Approval Process for 2014

•	The CEO reviews and approves and/or adjusts all base salary recommendations for executive officers other than his own.

•
The Compensation Committee reviews the salary for the CEO and reviews and approves the CEO’s salary recommendations for most Section 16 Officers. The CEO does not recommend nor is he involved in decisions regarding his own compensation.

•	The Compensation Committee then recommends and the independent members of the Board approve or adjust the salary recommendation for the CEO.
Consistent with pay-for-performance principles, in 2014, base salary performance increases were based upon individual employee performance. However, no base salary increases were provided to our NEOs due to Company performance in 2014. The table below summarizes the base salary for our NEO’s in 2014 as well as their previous base salary.
NEO 2014 Base Salary

NEO	Previous Base Salary		Effective Date	Base Salary as of October 31, 2014		Effective Date
Troy A. Clarke	$775,000		August 27, 2012	$900,000	(1)	April 15, 2013
Walter G. Borst	--		--	$700,000	(2)	August 1, 2013
John J. Allen	$660,000	(3)	November 1, 2012	$740,000	(4)	April 16, 2013
Steven K. Covey	$575,000		January 1, 2012	$575,000		January 1, 2012
Eric Tech	$480,000		January 1, 2012	$480,000		January 1, 2012

(1)	Appointed as President and Chief Executive Officer effective April 15, 2013.

(2)	Appointed as Executive Vice President and Chief Financial Officer in June 2013 but effective start date was August 1, 2013.

(3)	Base salary increase effective November 1, 2012.

(4)	Promoted to Executive Vice President and Chief Operating Officer effective April 16, 2013.
CEO Performance Evaluation
Traditionally, each year in December, the Compensation Committee and the independent members of the Board evaluate the CEO’s performance for the prior year. This review is based on the CEO’s achievement of goals set for the start of that year. The CEO presents this information solely to the independent members of the Board, who then discuss it in executive session without the CEO being present. The independent members’ evaluation of the CEO’s performance then forms the basis for the decision on the CEO’s short-term incentive award under our AI plan for the prior year and base salary for the new year. The Chairman of the Compensation Committee then informs the CEO of the performance evaluation and any compensation decisions resulting from that evaluation.
In December 2014, the independent members of the Board discussed and evaluated Mr. Clarke's accomplishments as CEO. These accomplishments included:

•	A successful product transition to the ISB engine;

•	Rationalization of the manufacturing footprint;

•	Completing a strategy reassessment, including vision, mission and values;

•	Restructuring Navistar Defense;

•	Achieving product differentiation through Uptime;

•	Launching an industry-leading telematics solution called "OnCommand Connection;"

•	Maintaining a strong cash position;

•	Reducing warranty expense;

•	Reducing SG&A and engineering costs; and

•	Meeting all key dates related to product launches.
However, due to the overall financial performance of the Company, at the recommendation of the Compensation Committee, no AI payment was awarded to Mr. Clarke in 2014 and no base salary adjustments were made for Mr. Clarke at this time. Mr. Clarke's primary goal for 2015 is to improve the Company's financial performance. In December 2014, the Compensation Committee approved Mr. Clarke's CEO goals for 2015 which is to deliver on the Company's operating plan by increasing revenue, reducing cost, meeting cash-level targets, and improving quality. The initiatives supporting these goals include improving market share, reviewing strategic opportunities, strengthening our balance sheet, improving dealer engagement, successful negotiations with the UAW, and focusing on the development of Navistar leadership.
Annual Incentive or AI
Navistar provides its executives with annual incentive compensation opportunity through a short-term incentive plan designed to align a significant portion of their total cash compensation with the overall financial performance of the Company. Each executive's target award is determined based on a percentage of their base pay and organization level. For 2014, Mr. Clarke's target annual incentive opportunity is 90% of base salary. For other NEOs target awards range from 65-75% of base salary.
In line with pay for performance, there was no AI payout for 2014, which follows a limited (40% of Target) payout in 2013.
The AI plan for 2014 was based on attaining financial and non-financial performance goals established and approved by the Compensation Committee.
2014 has been designated as Navistar's transformation year focused on the following objectives:

•	Leading Vehicle Uptime

•	Driving a Lean Enterprise

•	EBITDA Margin Expansion

•	Profitable Market Share
The AI plan for 2014 is 100% based on corporate financial performance. Performance is based on three metrics with the following weights:

•	Total manufacturing cash (40%)

•	EBITDA (40%)

•	Market Share (20%)
The AI plan is authorized under our stockholder approved 2013 Performance Incentive Plan (the "2013 PIP"). The AI plan has threshold, target, and distinguished performance payout levels for executive officers, which range from 25% to 150% of target. Consolidated financial results between performance levels are interpolated on a straight-line basis to determine payment amounts.
We believe that it is important to encourage executive officers to work together to achieve the best consolidated organizational results rather than solely focus on individual/business unit results.
The following tables show the goals and the actual results for each of the three metrics of the 2014 AI plan.
Manufacturing Cash (40%)

Goal	Annual Incentive ($)
Threshold	752M
Target	898M
Distinguished	973M
Actual Results	509M
EBITDA (40%)

Goal	Annual Incentive ($)
Threshold	605M
Target	775M
Distinguished	850M
Actual Results	(21M)

Market Share (20%)

Goal	Annual Incentive ($)
Threshold	18.00%
Target	19.60%
Distinguished	20.00%
Actual Results	15.9%

Each AI financial performance metric is independent. Eligibility for payout is based on the attainment of each individual metric.
Typically, the CEO in consultation with the Compensation Committee establishes goals for the Company including its major functions/business units. Performance relative to the goals is assessed quantitatively and qualitatively at the end of the year. A participant’s award may be adjusted based on the performance of their business unit and/or functional area as well as their individual performance.
 2014 Annual Incentive Target Award Percentages and Amount Earned
Navistar did not meet the 2014 AI plan targets for any of the performance goals as shown in the table above. With one exception, consistent with pay-for-performance principles, no AI awards were paid to employees for 2014 as shown below.

Named Executive Officer	Target as a $ or % of Base Salary	2014 AI Amount Earned
Troy A. Clarke	90%	$—
Walter G. Borst (1)	75%	$525,000
John J. Allen	75%	$—
Steven K. Covey	65%	$—
Eric Tech	65%	$—

(1)	Per Mr. Borst's employment offer, Mr. Borst's AI plan award for 2014 is guaranteed at 100% of Target.
2015 Annual Incentive

Over the past four quarters Navistar has met external guidance targets for adjusted EBITDA. However, 2015 is a key performance year for the Company to not only meet guidance but achieve an EBITDA level consistent with positive Profit Before Tax ("PBT"). A tremendous business transformation has occurred over the past two years, and we have made great strides in positioning Navistar to be successful in the future.
Employees have enabled this change, and the challenge in building on our success is keeping the employee population engaged. To have a successful 2015, we need our employees to achieve a quick start with an emphasis on attaining higher than normal achievement levels in a traditionally low profitability Q1 and help the organization meet earnings targets in Q4. It is equally important to provide a program that continues to emphasize the "One Navistar" concept, while recognizing employee achievement across multiple parameters all of which need to be met in order for the organization to succeed.

Below is a summary of the 2015 AI performance goals and associated performance metrics:

Performance Goal	% Target Allocation
Cost - 25% Total	Materials Year-Over-Year Cost Reductions-10%
Manufacturing Year-Over-Year Cost Reductions - 5%
SG&A Cost Reductions - 5%
Reductions in Product Development Spending - 5%
Revenue - 30% Total	Market Share Improvements - 10%
Pricing Improvements - 10%
Parts EBIT Improvement - 5%
Global EBIT Improvement - 5%
Cash - 25%	Manufacturing Working Capital Reductions - 10%
Used Truck Inventory Reductions - 10%
Capital Expenditures Reductions - 5%
Quality - 20%	Reductions in Warranty Expenditures - 10%
Uptime Increase - 5%
First Time Quality - 5%

An annual scorecard using multiple metrics with independent performance allows flexibility for employees to see how their individual achievements contribute to the overall effort and sets up a model for an AI program that can be used in future years.
In an effort to focus the organization on a quick start and a strong finish, the AI plan also provides for an opportunity to earn an additional 25% of the target AI (12.5% in Q1 and 12.5% in Q4) for each employee. Eligibility for the Q1 and Q4 "kickers" is based upon the attainment of predetermined quarterly financial earnings goals as approved by the Compensation Committee and is not contingent upon the Company achieving a minimum EBITDA for 2015. Payment amounts for each quarter are prorated between the threshold and target levels of goal achievement. Payment for any Q1 or Q4 incentives would occur at the customary time next fiscal year assuming the prerequisite conditions for such payments have been met.
Long-Term Incentives or LTI
Our objectives for including long-term incentives as part of our executive officer's total compensation package include:

•	Aligning executive and stockholder interests by tying compensation to share price appreciation;

•	Building long-term stockholder value; and

•	Cultivating stock ownership.
LTI awards are governed by the 2013 PIP, which is an omnibus plan that allows for various awards such as cash, stock options, stock appreciation rights, RSUs, PSUs, DSUs and performance shares.
The Compensation Committee approved LTI awards under the 2013 PIP for 2014 for eligible plan participants in March 2014. LTI awards granted to executives in 2014 were 100% performance based and included a mix of only performance-based stock options and performance share units as indicated below:

Performance Stock Options
The performance-vesting stock options with Cumulative Operating Cash Flow goals vest after three years subject to the following award payout schedule and have a seven year exercise term as shown in the table below:

2014 - 2016 Cumulative Operating Cash Flow	Percent of Stock Options Vested
Maximum ($1,147M)	100% (attained)
Target ($956)	90% (attained)
Threshold ($765)	80% (attained)
Below Threshold	—
Performance Share Units
The performance share units with Average EBITDA Margin goals cliff vest after three years subject to the following award payout schedule:

	Threshold	Target	Maximum
2014 - 2016 Average EBITDA Margin (%)	5.5%	6.9%	8.2%
Award Payout as % of Target	50%	100%	200%
As previously noted, the President and CEO will not participate in the LTI plan for 2014, 2015, and 2016. Per the terms of his Employment Agreement, he is not eligible for additional LTI plan awards for the duration of that agreement.
2014 Long-Term Incentive Awards
As noted in prior sections, a key concern identified by our stockholders during the stakeholder outreach program is the alignment between pay and performance. Based on Company performance,

•	The performance stock option portion of the 2014 LTI award based on Operating Cash Flow (50% of the totals shown below for NEOs other than the CEO) is not likely to be met.

•	The performance conditions for the 2013 LTI awards granted to executives, including NEOs other than the CEO are not likely to be met.

•	The 2013 and 2014 LTI awards based on EBITDAPO and market share goals granted to the CEO are not likely to be met.

NEO	Performance Stock Options	Share-Settled Performance Shares (Average EBITDA Margin Goals at Target)	Targeted Economic Value
Troy A. Clarke (1)	270,024	—	$3,659,358
Walter G. Borst	79,201	32,773	$2,300,000
John J. Allen	60,262	24,936	$1,750,000
Steven K. Covey	27,548	11,399	$800,000
Erich Tech	27,548	11,399	$800,000

(1)
In connection with Mr. Clarke's promotion to President and CEO, effective April 15, 2013, he was awarded an equity grant of stock options in lieu of future grants under the Company's 2014, 2015, and 2016 LTI plan. Half of the options granted are subject to a 125% premium exercise price and/or EBITDAPO and market share goals. The time vesting stock options are scheduled to vest at the rate of 33-1/3% on each of the first three anniversaries and performance vesting stock options vest as the performance goals pre-established by the Compensation Committee are satisfied. Mr.Clarke received a significant portion of the award in 2013 and on March 10, 2014, Mr.Clarke received the balance of his award in the amount of $3,659,358 or 270,024 shares.

Executive Benefits and Perquisites
The following table summarizes the executive benefits and perquisites we provide to our NEOs:

NEO	Life Insurance(1)	Executive Flexible Perquisite Program(2)	Pension /Retirement/401(k) Plans(3)					Retiree Medical Benefits and Retiree Life Benefits(4)
			RPSE	MRO	RAP	SRAP	SERP
Troy A. Clarke	•	•			•	•	•
Walter G. Borst	•	•			•	•	•
John J. Allen (5)	•	•	•	•	•	•	•	•
Steven K. Covey(5)	•	•	•	•	•	•	•	•
Eric Tech	•	•			•	•	•

(1)	Life Insurance. We provide our executives Company-paid life insurance equal to five times base salary.

(2)
Executive Flexible Perquisites. We maintain a flexible perquisites program for our executives, which we believe is competitive and consistent with our overall compensation program, and which assists us in attracting and retaining our executive officers. The Executive Flexible Perquisites Program provides a cash stipend to each of our NEOs, the amount of which varies by executive, based upon the executive’s organization level. The purpose of the cash stipend is to provide each of our NEOs with the ability to choose the perquisite that best fits his or her professional and personal situation. This program is in lieu of providing and administering such items as car leases, tax preparation, financial planning, and home security systems. We do not require the NEOs to substantiate the expenses for which they use this stipend. The annual perquisite amount is paid prospectively in equal installments in November and May.

Executive Flexible Perquisite – 2014

Named Executive Officer	Annual Flexible Perquisite Payment ($)
Troy A. Clarke	46,000
Walter G. Borst	37,000
John J. Allen	37,000
Steven K. Covey	28,000
Eric Tech	28,000
In certain circumstances, where a commercial flight is not available to meet an NEOs travel schedule, our NEOs and directors are authorized to use chartered aircraft for business purposes only. A spouse may accompany an NEO while he or she is traveling on Company business. Although this occurs on a limited basis, the spouse's travel expense is included in taxable compensation of the NEO.

(3)	Pension/Retirement/401(k) Plans
We began transitioning to defined contribution/401(k) plans as the primary retirement income program for all non-represented employees hired on or after January 1, 1996. These plans are as follows:

•	Retirement Plan for Salaried Employees ("RPSE"). This is our tax-qualified defined benefit pension plan for salaried employees hired prior to January 1, 1996.

•
Managerial Retirement Objective Plan ("MRO"). The MRO is our unfunded non-qualified defined benefit pension plan designed primarily to restore the benefits that executives, including our NEOs, would otherwise have received if the IRC limitations had not applied to the RPSE.

•
Retirement Accumulation Plan ("RAP"). This is our tax-qualified defined contribution/401(k) plan for salaried employees. Our NEOs receive age-weighted contributions and/or matching contributions depending on their eligibility for other retirement income programs and retiree medical coverage.

•
Supplemental Retirement Accumulation Plan ("SRAP"). This is our non-qualified deferred compensation plan designed primarily to restore the contributions that participants would otherwise have received if the IRC limitations had not applied to the RAP.

•	Supplemental Executive Retirement Plan ("SERP"). This is designed as a pension supplement to attract and retain key executives. The SERP is unfunded and is not qualified for tax purposes.
Additional information on the pension/401(k) plans are provided in the Pension Benefits, Non-Qualified Defined Contribution and Other Non-Qualified Deferred Compensation sections of this proxy statement.

(4)
Retiree Medical Benefits and Retiree Life Insurance Coverage. Certain represented and non-represented employees, including certain NEOs, are eligible for retiree medical benefits and retiree life insurance coverage as part of a 1993 court approved settlement restructuring of our postretirement health care and life insurance benefits. Non-represented employees hired on or after January 1, 1996, including our NEOs, other than Mr. Allen and Mr. Covey, are not eligible for retiree medical benefits or retiree life insurance coverage under the 1993 settlement agreement or any other program.

(5)
Effective January 1, 2014, Messrs. Allen and Covey are eligible for the SRAP. Accruals under the MRO were frozen as of December 31, 2013. Future benefits will accrue under the SRAP for these executives.

Effective November 1, 2009, the Compensation Committee approved a policy statement that eliminates all tax gross-ups for perquisites and other similar benefits to Section 16 Officers, and effective November 1, 2013 Navistar implemented a policy prohibiting tax gross-ups for any cash or equity awards for all employees.
Executive Stock Ownership Program
Our stock ownership guidelines are designed to increase an executive's equity stake in Navistar and more closely align his or her financial interests with those of the Navistar's stockholders. At year end 2014, our stock ownership guidelines applied to 37 executives, all of whom hold the title of vice president and above.
The Compensation Committee approved a new Executive Stock Ownership Program effective November 1, 2013. Based upon a market analysis and best practice recommendations from the independent compensation advisor, the new guidelines increased stock ownership guideline multiples to six times salary for the President and CEO and three times salary for other senior executives and have the following features:

•
A requirement that executives retain a certain amount of shares received pursuant to Company executive compensation programs (75% for the CEO and 50% for other executives) until the executive satisfies the stock ownership guideline multiples described above;

•
A one-year holding period (75% for the CEO and 50% for other executives for one year) of shares received pursuant to Company executive compensations programs after the executive satisfies the stock ownership guideline multiples described above;

•	Eliminated required time frame to fulfill stock ownership guidelines; and

•	Eliminated premium shares granted as an inducement to executives to fulfilling stock ownership guidelines on an accelerated basis.
Hedging and Pledging
The Company considers it improper and inappropriate for executives to engage in short-term or speculative transactions in Company's securities. Navistar's policy on transactions in securities prohibits executives from short selling and trading in derivatives. All pledges, hedges, and margin account use must be pre-cleared through the Corporate Secretary or the General Counsel.
Recoupment (Clawback) Policy
The Company has adopted a clawback policy. Under this policy, the Company may recover incentive-based compensation from an executive officer in the event of an accounting restatement due to material non-compliance with financial reporting requirements, as well as intentional misconduct.
Employment Contracts and Executive Severance Agreements
Except for our President and CEO, Troy A. Clarke, we do not have employment contracts with our executive officers. Employment with each of them is "at will." However, like many companies, to ensure stability and continuity of management, we provide our executive officers with an Executive Severance Agreement (an "ESA"), which provides for severance benefits in the event of a specified termination event such as an involuntary termination or a termination in connection with a change in control. Please refer to the Potential Payments Upon Termination or Change-in-Control section of this proxy statement for more information. A summary of Mr. Clarke's Employment Agreement appears in the Chief Executive Officer Compensation section of this proxy statement.

Tax and Accounting Implications
Policy on Deductibility of Compensation
Section 162(m) of the IRC provides that a public company generally may not deduct the amount of non-performance based compensation paid to certain executive officers that exceeds $1 million in any one calendar year. However, this provision does not apply to performance-based compensation that satisfies certain legal requirements, including income from certain stock options and certain formula driven compensation. In general, the Compensation Committee has considered the effect of the IRC limitation and has structured AI plan awards and LTI plan awards to NEOs in a manner intended to be exempt from the limitation. However, under certain circumstances the Compensation Committee may decide to grant compensation that is outside of the limits.

EXECUTIVE COMPENSATION TABLES

The table below summarizes the total compensation paid to or earned by each of our NEOs for the years ended October 31, 2014, 2013 and 2012:
Summary Compensation Table

Name and Principal Position	Year		Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Comp ($)	Change in Pension Value & Non-Qualified Deferred Comp Earnings ($)(3)	All Other Comp ($)(4)	Total ($)
Troy A. Clarke	2014		900,000			—		3,607,507	—	721,284	134,428	5,363,219
President and Chief Executive Officer	2013	(5)	843,182	—		1,333,352	(6)	11,878,341	324,000	1,554	147,429	14,527,858
	2012		659,692	—		1,209,464	(7)	576,090	—	1,451,329	439,973	4,336,548

Walter G. Borst	2014		700,000	425,000	(8)	1,150,005		1,134,158	525,000	991,008	117,320	5,042,491
Executive Vice President and Chief Financial Officer	2013	(9)	175,000	500,000	(10)	2,949,722	(11)	1,000,001	525,000	1,439,225	1,332,006	7,920,954

John J. Allen	2014		740,000			875,004		862,952	—	631,159	68,271	3,177,386
President North America Truck and Parts	2013	(12)	703,333	—		1,906,663	(13)	892,986	222,000	—	53,271	3,778,253
	2012		588,725	—		89,910		480,940	—	1,764,838	62,368	2,986,781

Steven K. Covey	2014		575,000			399,991		394,487	—	122,704	61,741	1,553,923
Senior Vice President and General Counsel	2013		575,000	—		411,951		408,227	149,500	—	43,238	1,587,916
	2012		570,600	—		64,800		346,000	—	1,821,004	41,108	2,843,512

Eric Tech	2014		480,000			399,991		394,487	—	180,622	70,084	1,525,184
Senior Vice President, Strategy & Planning and President Global and Specialty Businesses	2013		480,000	—		411,951		408,227	124,800	4,334	85,418	1,514,730

(1)
The amounts reported in this column reflect the aggregate grant date fair value of stock-based awards (other than stock options) granted in the year computed in accordance with FASB ASC Topic 718, except that in compliance with SEC requirements, for awards that are subject to performance conditions, we reported the value at the grant date based upon the probable outcome of such conditions. These amounts may not be paid to or realized by the officer. The fair values of stock-based awards are estimated using the closing price of our stock on the grant date. Stock-based awards settle in common stock on a one-for-one basis, or the cash equivalent of the common stock. The grant date fair values of each individual stock based award in 2014 are set forth in the 2014 Grant of Plan Based Awards table on page 48 of this proxy statement Additional information about these values is included in Note 19 to our audited financial statements included in our Form 10-K for 2014. In March 2014, we granted performance shares to our NEO's, except for Mr. Clarke, who's awards were all made in stock options and were tied to his promotion to CEO in 2013, (see footnote 2 below for more information). The performance share conditions are measured at the end of the third year following the grant date and vest as long as performance conditions and service requirements have been met. Our NEO's only earn performance shares if average earnings before interest, taxes, depreciation, and amortization over a three year performance period ("EBITDA Margin") meet certain target levels. Potential payouts range from 0% to 200% of the target values of these awards. The amounts in this table assume achievement at target level (100% payout). Assuming performance at the highest level, the aggregate grant date values of the stock awards for each of our NEO's who received a performance share award in 2014 were as follows: $2,300,009 for Mr. Borst; $1,750,008 for Mr. Allen; $799,982 for Mr. Covey; and $799,982 for Mr. Tech.

(2)
The amounts reported in this column reflect the aggregate fair value of stock options, granted in the year computed in accordance with FASB ASC Topic 718, except that in compliance with SEC requirements, for awards that are subject to performance conditions, we reported the value at the grant date based upon the probable outcome of such conditions. These amounts may not be paid to or realized by the officer. Assumptions used in the calculation of these values are included in Note 19 to our audited financial statements included in our Form 10-K for 2014. A description of stock options appears in the narrative text on page 48 of this proxy statement following the 2014 Grants of Plan-Based Awards table. All of our NEO's, except for Mr. Clarke, who received time based and performance stock option awards tied to his promotion to CEO in 2013, and which are further described below, received performance stock options in March 2014 that vest three years from the date of grant if certain cumulative operating cash flow ("OCF") performance targets, as measured on a three-year total basis, are met. The grant date fair value amounts for these awards assumed the highest level of performance condition would be met. In March 2014, Mr. Clarke received two performance stock option grants, one with an exercise price based on the market value (closing price) on the date of grant, and one based on a 25% premium to the market price on the date of grant. Mr. Clarke's March 2014 performance stock option awards were based on achieving certain EBITADPO target levels for 2014 and 2015, and targeted market share numbers for sales of certain of our trucks for 2014 and 2015. The amounts in this table assume achievement of Mr. Clarke's March 2014 performance stock option awards at target level (100% payout). Assuming performance at the highest level, the aggregate grant date value of Mr. Clarke's March 2014 performance stock option awards would be $1,417,065.

(3)
This amount represents the change in the actuarial present value of the RPSE and MRO for Messrs. Allen and Covey. This amount also represents the change in actuarial present value of the SERP and interest crediting rate of 7.5% per annum compounded on a daily basis on the SRAP for Messrs. Clarke, Borst and Tech. The 7.5% is the rate used to design the SRAP as a comparable replacement for the MRO. The interest crediting rate constitutes an "above-market interest rate" under the IRC.

(4)
This table reflects the following items: flexible perquisites cash allowances; Company-paid life and AD&D insurance premiums; Company contributions to the RAP and the SRAP; relocation; club membership reimbursement; taxable spouse travel; and smart phone stipends payments to the NEOs in 2014.

NEO	Flexible Perquisites		Company Paid Life and AD&D Insurance	RAP	SRAP	Relocation		Club Membership Reimbursement	Taxable Spouse Travel	Smart Phone Stipend	All Other Comp Total
Clarke	$46,000		$17,226	$25,650	$39,586	$—		$—	$5,366	$600	$134,428
Borst	$46,250	(a)	$7,593	$30,850	$2,383	$29,644	(b)	$—	$—	$600	$117,320
Allen	$37,000		$11,555	$16,900	$—	$—		$—	$2,216	$600	$68,271
Covey	$28,000		$16,241	$16,900	$—	$—		$—	$—	$600	$61,741
Tech	$28,000		$4,428	$25,311	$14,625	$—		$(2,880)		$600	$70,084
a.Mr. Borst's 2014 flexible perquisite payment includes three months retroactive payment from his date of hire of August 1, 2013.
b.Mr. Borst's relocation expenses include travel and temporary living expenses and movement of household goods.

(5)	Mr. Clarke was appointed to President and CEO effective April 15, 2013.

(6)	Includes the grant date fair value of 1,263 PSUs that were issue on May 23, 2013, the fair market value of our stock on the date of grant was $36.435.

(7)	In connection with Mr. Clarke's promotion to President and Chief Operating Officer, Mr. Clarke received a restricted stock grant which vests only upon the third anniversary of the date of grant.

(8)	This amount represents Mr. Borst's cash sign-on bonus paid or earned in 2014.

(9)	Mr. Borst's start date was August 1, 2013.

(10)	This amount represents Mr. Borst's cash sign-on bonus paid or earned in 2013.

(11)
Includes the grant date fair value of 45,074 RSUs granted on August 1, 2013, the fair market value of our stock on the date of grant was $35.22 and 10,366 PSUs that were granted on August 1, 2013, the fair market value on the date of grant was $34.9425 per share.

(12)	Mr. Allen was appointed to Executive Vice President and Chief Operating Officer effective April 16, 2013.

(13)	Includes the grant date fair value of 36,914 RSUs granted on February 19, 2013. The fair market value of our stock on the date of grant was $27.24.

Grants of Plan-Based Awards Table – 2014
The following table provides information for each of our NEOs with respect to annual and long-term incentive award opportunities, including the range of potential payouts under non-equity incentive plans for the year ended October 31, 2014. Specifically the table presents the 2014 grants of AI plan awards, performance shares, stock options, and performance stock options. All stock awards and option awards were granted under the 2013 PIP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price Of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Troy A. Clarke
AI Plan Award		202,500	810,000	1,620,000
Stock Option	3/10/2014								135,012	35.09	1,933,372
Stock Option	3/10/2014								81,007	43.86	965,603
Stock Option	3/10/2014				13,501	27,002	54,004			35.09	386,669
Stock Option	3/10/2014				13,501	27,002	54,004			43.86	321,864
Walter G. Borst
AI Plan Award		131,250	525,000	1,050,000
Performance Unit	3/10/2014				16,387	32,773	65,546				1,150,005
Stock Option	3/10/2014				19,800	39,601	79,201			35.09	1,134,158
John J. Allen
AI Plan Award		138,750	555,000	1,110,000
Performance Unit	3/10/2014				12,468	24,936	49,872				875,004
Stock Option	3/10/2014				15,066	30,131	60,262			35.09	862,952
Steven K. Covey
AI Plan Award		93,438	373,750	747,500
Performance Unit	3/10/2014				5,700	11,399	22,798				399,991
Stock Option	3/10/2014				6,887	13,774	27,548			35.09	394,487
Eric Tech
AI Plan Award		78,000	312,000	624,000
Performance Unit	3/10/2014				5,700	11,399	22,798				399,991
Stock Option	3/10/2014				6,887	13,774	27,548			35.09	394,487

(1)
These amounts are estimated amounts and represent compensation opportunity for 2014 under the AI plan, if the Compensation Committee and the Board approved an AI award in 2014. No AI award was approved in 2014. For additional information regarding such awards, see the Annual Incentives section of this proxy statement. Under the AI plan, Threshold is 25% of Target, Target is 100% and for purposes of this table Maximum equals Super Distinguished which is 200% of Target.

(2)
Performance Stock Options and EBITDA Margin Performance Share Units. The amounts shown represent the threshold, target and maximum number of performance stock options or EBITDA Margin performance shares that we awarded in 2014 to the NEO’s under our 2013 PIP as we describe more fully under the Long-Term Incentives section of this proxy statement. The EBITDA Margin performance shares will vest and be earned based upon the achievement of certain three year average EBITDA Margin performance goals for the period beginning on November 1, 2013 and ending on October 31, 2016, provided that the NEO is continuously employed at the Company through the performance period. If EBITDA Margin performance goals are met we intend to pay the awards in cash, with one performance unit representing the right to the value of one share of our Common Stock.

Performance stock options were granted on March 10, 2014 and will vest and become exercisable, if at all, based on the Company reaching OCF targets over a three-year performance period beginning on November 1, 2013 and ending on October 31, 2016, provided that the NEO is continuously employed at the Company through the performance period. If the performance conditions and service vesting requirements are met the stock options will vest on March 10, 2017 and be exercisable until March 10, 2021.
Two performance stock options were granted to Mr. Clarke on March 10, 2014 (54,004 shares with an exercise price of $35.09 per share, the closing price of our stock on the date of grant and 54,004 shares with an exercise price of $43.86 per share, a 25% premium above the closing price of our stock on the date of grant), in connection with his promotion to President and CEO. The March 10, 2014 performance stock options will vest and be earned as to 50% of the shares granted based on the achievement of certain EBITDAPO target levels for 2015, as to 25% of the shares granted based on the achievement of certain EBITDAPO target levels for 2014, and as to 25% of the shares granted based on the achievement of market share performance targets for our Class 6-8 trucks for 2014 and 2015. If Mr. Clarke's performance stock options vest they will be exercisable until March 10, 2021.

(3)
Stock Options. The amounts shown represent the number of stock options granted in the year. The stock options generally vest over a three-year period with 1/3 vesting on each of the first three anniversaries of the date on which they are awarded. The stock options expire seven years after the date of grant.

(4)
The exercise price per share is the fair market value (closing price) of Common Stock on the date of grant, except for two stock option awards granted to Mr. Clarke that were granted at a 25% premium above the closing price.

(5)
The amounts shown do not reflect realized compensation by the NEOs. The amounts shown represent the value of the stock option, performance stock options and EBITDA Margin performance shares granted to the NEO’s based on the grant date fair value of the awards as determined in accordance with FASB ASC Topic 718. The EBITDA Margin performance share awards are reflected at the target payout level. If the EBITDA Margin performance share awards were reflected at maximum payout levels, the amounts in this column would be $2,300,009 for Mr. Borst, $1,750,008 for Mr. Allen, $799,982 for Mr. Covey, and $799,982 for Mr. Tech. The two performance stock options granted to Mr. Clarke on March 10, 2014 (one with an exercise price at fair market value (the closing price on the date of grant) and one with an exercise price at a 25% premium above the fair market value) are reflected at the target payout level, if these performance stock options were reflected at maximum payout levels the amounts in this column would be $773,337 for the performance options granted with an exercise price at fair market value and $643,728 for the performance options granted with an excise price set at 25% above the fair market value.

Outstanding Equity Awards at Year End 2014
The following table provides information on the holdings of stock options and stock awards by our NEOs as of the year ended October 31, 2014. The table includes unexercised and unvested stock option awards performance stock options; unvested PSUs, unvested RSUs and unvested performance shares. The vesting information for each grant is provided in the footnotes to this table, based on the stock option or stock award grant date. The market value of the stock awards is based on the closing price of our Common Stock as of October 31, 2014, the last trading day of the year, which was $35.37 per share. For additional information about the stock option awards and stock awards, see the description of Long-Term Incentive Compensation section of this proxy statement.

	Option Awards (1) (4)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(2)(4)	Market Value of Shares or Units of Stock Held that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Troy A. Clarke	27,800	—	—	58.915	12/14/2017	2,248	79,512	11,100	392,607
	22,200	11,100	—	37.200	12/19/2018	41,445	1,465,910	13,300	470,421
	—	—	102,796	27.240	2/19/2020	5,493	194,287	47,259	1,671,551
	74,667	149,333	—	38.300	4/22/2020	—	—	—	—
	124,445	248,888	—	30.640	4/22/2020	—	—	—	—
	—	—	74,666	30.640	4/22/2020	—	—	—	—
	—	—	74,666	38.300	4/22/2020	—	—	—	—
	—	135,012	—	35.090	3/10/2021	—	—	—	—
	—	81,007	—	43.860	3/10/2021	—	—	—	—
	—	—	27,002	35.090	3/10/2021	—	—	—	—
	—	—	27,002	43.860	3/10/2021	—	—	—	—
Total:	249,112	625,340	306,132			49,186	1,739,709	71,659	2,534,579
Walter G. Borst	19,596	39,193		35.220	8/1/2020	6,909	244,371	28,393	1,004,260
	—	—	79,201	35.090	3/10/2021	30,049	1,062,833	32,773	1,159,181
Total:	19,596	39,193	79,201			36,958	1,307,204	61,166	2,163,441
John J. Allen	11,199	—	—	22.655	12/16/2018	3,763	133,097	11,100	392,607
	21,306	—	—	35.805	12/15/2016	36,914	1,305,648	11,100	392,607
	27,800	—	—	58.915	12/14/2017	—	—	33,081	1,170,075
	18,533	9,267	—	37.200	12/19/2018	—	—	24,936	881,986
	—	—	71,957	27.240	2/19/2020	—	—	—	—
	—	—	60,262	35.090	3/10/2021	—	—	—	—
Total:	78,838	9,267	132,219			40,677	1,438,745	80,217	2,837,275
Steven K. Covey	30,900	—	—	40.915	12/14/2014	2,534	89,628	8,000	282,960
	30,900	—	—	26.150	10/18/2015	—	—	8,000	282,960
	20,703	—	—	22.655	12/16/2018	—	—	15,123	534,901
	20,703	—	—	35.805	12/15/2016	—	—	11,399	403,183
	20,000	—	—	58.915	12/14/2017	—	—	—	—
	13,333	6,667	—	37.200	12/19/2018	—	—	—	—
	—	—	32,895	27.240	2/19/2020	—	—	—	—
	—	—	27,548	35.090	3/10/2021	—	—	—	—
Total:	136,539	6,667	60,443			2,534	89,628	42,522	1,504,004
Eric Tech	13,802	—	—	35.805	12/15/2016	2,115	74,808	8,000	282,960
	20,000	—	—	58.915	12/14/2017	—	—	8,000	282,960
	13,333	6,667	—	37.200	12/19/2018	—	—	15,123	534,901
	—	—	32,895	27.240	2/19/2020	—	—	11,399	403,183
	—	—	27,548	35.090	3/10/2021	—	—	—	—
Total:	47,135	6,667	60,443			2,115	74,808	42,522	1,504,004

(1)
All stock options, other than performance stock options, became or will become exercisable under the following schedule: 1/3rd on each of the first three anniversaries of the date of grant. Performance stock options that expire on February 19, 2020 or March 10, 2021, vest on the three year anniversary of the date of grant if performance conditions have been met. The Compensation Committee has certified the performance conditions have been met in full on the performance options that expire on February 19, 2020. Mr. Clark's performance options that expire on April 22, 2020 and March 10, 2021, will vest as to 25% of the shares granted on the date we file our 2014 Annual Report on Form 10-K, if performance conditions have been met and upon certification by the Compensation Committee, and as to 75% of the shares on the date we file our 2015 Annual Report on Form 10-K, if performance conditions have been met and upon certification by the Compensation Committee. The value of Mr. Clark's performance shares that expire on April 22, 2020 and March 10, 2012 were based on achieving performance goals at target level.

(2)
Amounts in this column represent RSUs, PSUs or restricted stock. In general RSUs and PSUs become vested as to 1/3rd of the shares granted on each of the first three anniversaries of the date of grant. The restricted stock grant referenced in this column was made to Mr. Clarke and vests as to 100% of shares three years from the date of grant. Mr. Allen received a grant of RSUs that vest as to 100% of the shares on the three year anniversary of the grant.

(3)
Amounts in this column represent Total Shareholder Return ("TSR") performance shares, EBITDAPO performance shares, or EBITDA Margin performance shares, which are fully vested and eligible for payout three years from the date of grant provided applicable performance goals have been achieved. The value reported for each of the performance share awards was based on achieving performance goals at target level.

(4)
The vesting dates of outstanding unexercisable stock options, performance stock options and unvested restricted stock, RSUs, PSUs, TSR performance shares, EBITDAPO performance shares, and EBITDA Margin performance shares at October 31, 2014 are listed below.

Name	Type of Award	Grant Date	Number of Unexercised or Unvested Shares Remaining from Original Grant	Number of Shares Vesting and Vesting Date in 2014	Number of Shares Vesting and Vesting Date in 2015	Number of Shares Vesting and Vesting Date in 2016	Number of Shares Vesting and Vesting Date in 2017
Troy A. Clarke	Options	12/19/2011	11,100	11,100 on 12/19/2014
	Options	2/19/2013	102,796			102,796 on 2/19/2016
	Options	4/22/2013	248,888		124,444 on 4/22/2015	124,444 on 4/22/2016
	Options	4/22/2013	149,333		74,666 on 4/22/2015	74,667 on 4/22/2016
	Options	4/22/2013	55,999		55,999 on 10/31/2015
	Options	4/22/2013	55,999		55,999 on 10/31/2015
	Options	3/10/2014	135,012		45,004 on 3/10/2015	45,004 on 3/10/2016	45,004 on 3/10/2017
	Options	3/10/2014	81,007		27,003 on 3/10/2015	27,002 on 3/10/2016	27,002 on 3/10/2017
	Options	3/10/2014	20,251		20,251 on 10/31/2015
	Options	3/10/2014	20,251		20,251 on 10/31/2015
	Performance	12/19/2011	13,300	13,300 on 12/19/2014
	Performance	2/19/2013	47,259			47,259 on 2/19/2016
	PSUs	8/27/2012	1,406		1,406 on 8/27/2015
	PSUs	5/23/2013	842		421 on 5/23/2015	421 on 5/23/2016
	Restricted	8/27/2012	41,445		41,445 on 8/27/2015
	RSUs	2/3/2014	5,493		1,831 on 2/3/2015	1.831 on 2/3/2016	1,831 on 2/3/2017

Walter G. Borst	Options	8/1/2013	39,193		19,597 on 8/1/2015	19,596 on 8/1/2016
	Options	3/10/2014	79,201				79,201 on 3/10/2017
	Performance	8/1/2013	28,393			28,393 on 8/1/2016
	Performance	3/10/2014	32,773				32,773 on 3/10/2017
	PSUs	8/1/2013	6,909		3,454 on 8/1/2015	3,455 on 8/1/2016
	RSUs	8/1/2013	30,049		15,024 on 8/1/2015	15,025 on 8/1/2016

Name	Type of Award	Grant Date	Number of Unexercised or Unvested Shares Remaining from Original Grant	Number of Shares Vesting and Vesting Date in 2014	Number of Shares Vesting and Vesting Date in 2015	Number of Shares Vesting and Vesting Date in 2016	Number of Shares Vesting and Vesting Date in 2017
John J. Allen	Options	12/19/2011	9,267	9,267 on 12/19/2014
	Options	2/19/2013	71,957			71,957 on 2/19/2016
	Options	3/10/2014	60,262				60,262 on 3/10/2017
	Performance	12/19/2011	11,100	11,100 on 12/19/2014
	Performance	2/19/2013	33,081			33,081 on 2/19/2016
	Performance	3/10/2014	24,936				24,936 on 3/10/2017
	RSUs	2/19/2013	36,914			36,914 on 2/19/2016
	RSUs	2/3/2014	3,763		1,255 on 2/3/2015	1,254 on 2/3/2016	1,254 on 2/3/2017

Steven K. Covey	Options	12/19/2011	6,667	6,667 on 12/19/2014
	Options	2/19/2013	32,895			32,895 on 2/19/2016
	Options	3/10/2014	27,548				27,548 on 3/10/2017
	Performance	12/19/2011	8,000	8,000 on 12/19/2014
	Performance	2/19/2013	15,123			15,123 on 2/19/2016
	Performance	3/10/2014	11,399				11,399 on 3/10/2017
	RSUs	2/3/2014	2,534		845 on 2/3/2015	844 on 2/3/2016	845 on 2/3/2017

Eric Tech	Options	12/19/2011	6,667	6,667 on 12/19/2014
	Options	2/19/2013	32,895			32,895 on 2/19/2016
	Options	3/10/2014	27,548				27,548 on 3/10/2017
	Performance	12/19/2011	8,000	8,000 on 12/19/2014
	Performance	2/19/2013	15,123			15,123 on 2/19/2016
	Performance	3/10/2014	11,399				11,399 on 3/10/2017
	RSUs	2/3/2014	2,115		705 on 2/3/2015	705 on 2/3/2016	705 on 2/3/2017

Option Exercises and Stock Vested Table
The following table provides information regarding stock option exercises by our NEOs during the year ended October 31, 2014, including the number of shares of Common Stock acquired upon exercise and the value realized and the number of shares acquired upon the vesting of RSUs and PSUs and the value realized by the NEO before payment of any applicable withholding tax and broker commissions based on the fair market value (or market price) of our Common Stock on the date of exercise or vesting, as applicable. The PSUs were awarded under the Company's Executive Stock Ownership Program. Upon separation of employment by our NEOs, the PSUs will be settled for a number of shares of our Common Stock on a one-for-one basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized Upon Vesting ($)(1)
Troy A. Clarke	—	—	2,038		74,181
Walter G. Borst	—	—	18,482		635,783
John J. Allen	—	—	305		10,062
Steven K. Covey	—	—	400	29,838	15,286
Eric Tech	2,323	35,995	453		17,261

(1)
The value realized upon vesting for Mr. Clarke, Mr. Allen, Mr. Covey and Mr. Tech is attributable to the portion of their respective PSUs that vested during the year ended October 31, 2014. The value realized upon vesting for Mr. Borst is attributable to a combination of share settled RSUs and PSUs that vested during the year ended October 31, 2014.

Pension Benefits – 2014
The amounts reported in the table below equal the present value of the accumulated benefit at October 31, 2014, for the NEOs under each plan based on the assumptions described below the table:
Pension Benefits Table

Named Executive Officers	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year
Troy A. Clarke	SERP	4.0	3,730,332	—
Walter G. Borst	SERP	1.5	2,430,199	—
John J. Allen	RPSE	32.8	1,592,471	—
	MRO	32.8	3,950,712	—
	SERP	33.8	—	—
Steven K. Covey	RPSE	32.5	1,956,489	—
	MRO	32.5	4,631,467	—
	SERP	33.5	—	—
Eric Tech	SERP	8.8	1,213,672	—

(1)
Unless otherwise noted, all present values reflect benefits payable at the earliest retirement date when the pension benefits are unreduced. Also unless otherwise noted, form of payment, discount rate (3.7%) and mortality (RP-2000 Combined Mortality Table projected to January 1, 2021 at 100% of scale AA) is based on assumptions from the guidance on accounting for pensions. Additionally, SERP benefits have only been offset by benefits under Navistar sponsored retirement programs. At actual retirement these benefits will also be offset by benefits accumulated under programs for employment prior to Navistar.

Historically, we have provided our employees with retirement income programs. Over the years the programs have changed for various reasons. Effective January 1, 1996, we began transitioning from defined benefit retirement income programs to defined contribution retirement income programs as the primary vehicle to deliver those benefits. Effective January 1, 2014, we accelerated the transition by freezing the U.S. defined benefit retirement income programs. Going forward, all U.S. employees will participate in our defined contribution retirement income programs.

The following briefly describes the various programs.

•
Navistar, Inc. Retirement Plan for Salaried Employees or "RPSE". The RPSE is a funded and tax-qualified defined benefit retirement program. The plan provides benefits primarily based on a formula that takes into account the employee’s years of service, final average earnings and a percentage of final average earnings per year of service (accrual rates). The table below summarizes the benefit accrual rates under the RPSE.

RPSE Benefit as Percent of Final Average Pay

	Prior to 1989	After 1988	Maximum
Rate of Benefit Accrual per Year of Service up to December 31, 2013.	2.4%	1.7%	60%

The eligible earnings are averaged over the highest 60 consecutive months within the final 120 consecutive months prior to retirement. Eligible earnings include base compensation and specifically exclude AI plan compensation. Thus any increase in payments under the AI plan will not increase benefits under the RPSE. Such compensation may not exceed an IRS-prescribed statutory limit applicable to tax-qualified plans ($255,000 for 2013 since all U.S. defined benefit retirement income programs were frozen effective January 1, 2014).
The resulting benefit may commence at age 62 and is offset by a percentage of estimated or actual Social Security benefits. The percentage offset is equal to 1.7% for each year of service up to December 31, 2013 with a maximum offset equal to 60% of Social Security benefits.
The RPSE is available only to employees who were hired prior to January 1, 1996 and is closed to new participants. Additionally, effective January 1, 2005, service has been limited to the service accrued as of December 31, 2004, for participants who were under age 45 as of January 1, 2005. Effective January 1, 2014, service is limited to the service accrued as of December 31, 2013 for those whose service was not already limited to December 31, 2004. Effective January 1, 2014, final average earnings are limited to the highest 60 consecutive months within the final 120 consecutive months prior to December 31, 2013. Additionally the Social Security Offset will be based on the Social Security laws in effect on December 31, 2013.
Benefits under the RPSE are subject to the limitations imposed under Section 415 of the IRC. The Section 415 limit for 2013 is $205,000 per year for a single life annuity payable at an IRS prescribed retirement age. This ceiling may be actuarially adjusted in accordance with IRS rules for items such as employee contributions, other forms of distributions and different starting dates.
Of the NEOs, Messrs. Allen and Covey participate in the RPSE.

•
Navistar, Inc. Managerial Retirement Objective Plan or "MRO". We offer the MRO to approximately 55 eligible managers and executive officers. The MRO provides for retirement benefits that are either not covered by or that are above those provided under our RPSE. The MRO is unfunded and is not qualified for tax purposes.

Benefits payable under the MRO are equal to the excess of (i) the amount that would be payable in accordance with the terms of the RPSE, disregarding the limitations imposed under the IRC over (ii) the retirement benefit actually payable under the RPSE, taking such IRC limitations into account. Benefits under the MRO are generally payable at the same time and in the same manner as the RPSE, other than if a delay is required under IRC Section 409A.
A pro-rated portion of AI plan payments is included in the definition of eligible compensation and the amount included is also subject to a cap determined as a percentage of the executive officer’s annualized base salary. The pro-rated portion and the cap depend on the executive officer’s organizational level in the Company.
An executive must have been hired by us prior to January 1, 1996 to be eligible to participate in the MRO. Executive officers who were under age 45 as of December 31, 2004 no longer participate in the MRO. Instead, they now participate in the SRAP, which is described below. Normal retirement under the MRO is age 65 with at least 10 years of service. An executive may retire early with reduced benefits after having worked 10 years and is at least age 55 at retirement.
Effective January 1, 2014, service under the MRO is limited to the service accrued as of December 31, 2013 and final average earnings are limited to the highest 60 consecutive months within the final 120 consecutive months prior to December 31, 2013. Additionally the Social Security Offset will be based on the Social Security laws in effect on December 31, 2013. Effective January 1, 2014, all executives will participant in the SRAP, which is described below.

Of the NEOs, Messrs. Allen and Covey participate in the MRO.

•
Navistar, Inc. Supplemental Executive Retirement Plan or "SERP". The SERP is designed as a pension supplement to attract and retain executive officers. Executive officers are eligible to participate in the SERP upon attainment of age 55 or upon their date of hire if later.

The SERP is unfunded and is not qualified for tax purposes. An eligible executive’s benefit under the SERP is equal to a percentage of his or her final average compensation. The final average compensation is computed similarly to that in the MRO plan. The following table summarizes the determination of the total percentage of final average compensation, which is the sum of the accrual rates described below.

	Up to Age 55	On or After Age 55
Each Year of Age	1/2%	1%
Each Year of Service	1/2%	1%
In no event shall the total percentage be greater than 50%.
The resulting benefit is offset by 50% of the executive’s Social Security benefit, and any defined benefit pension plan (qualified or non-qualified) of the Company or any prior employer. The benefit is also offset by the actuarial equivalent of any of our defined contribution pension plans (qualified or non-qualified) or that of any prior employer that is funded by the employer’s contributions and is an integral part of the employer’s retirement program. Normal retirement age is 65. An executive may retire early with reduced benefits after having worked 5 years and is at least age 55.
All of the NEOs are eligible to participate in the SERP. However, because the 50% of final average compensation limit is lower than the target benefit provided under the MRO, generally no MRO participant will receive a benefit from the SERP.

•
Other Retirement Income Programs. We also sponsor the Navistar, Inc. 401(k) Plan for Represented Employees or "REP" and the Navistar, Inc. Retirement Accumulation Plan or "RAP". Represented employees are allowed to defer a portion of their compensation to the 401(k) plan up to the IRC limitations. All employees are allowed to defer a portion of their compensation to the RAP up to the IRC limitations. Employees that do not receive any additional service accruals under RPSE receive non-elective employer retirement contributions equal to a percentage of compensation ranging from 2% up to 6.5% based on their age at the beginning of the calendar year. Additionally, employees that do not participate in our retiree medical plan receive matching contributions equal to 50% of the first 6% of employee elective pre-tax deferrals. For those executives whose employer contributions would be limited by the IRC, the SRAP (described below) provides for contributions in excess of the IRC limitations. This plan is described in more detail within the Non-Qualified Deferred Compensation section of this proxy statement.

All of the NEOs receive non-elective age-weighted contributions in the RAP and also participate in the SRAP.
We do not have a policy for granting extra pension service.
Non-Qualified Deferred Compensation Plans
The table below provides information on the non-qualified deferred compensation that our NEOs participated in during the year ended October 31, 2014.
Non-Qualified Deferred Compensation Table

Named Executive Officers	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings In Last Fiscal Year(2) ($)	Aggregate Balance As of Last Fiscal Year End(3) ($)
Troy A. Clarke	N/A	39,586	9,256	355,919
Walter G. Borst	N/A	2,383	147	369,176
John J. Allen	N/A	—	—	244,584
Steven K. Covey	N/A	—	—	127,367
Eric Tech	N/A	14,625	10,971	207,779

(1)	Our contributions represent any notional contribution credits to the SRAP during the year.

(2)
"Aggregate Earnings in Last Fiscal Year” represent the notional interest credited during the year for participants in the SRAP, if applicable, plus the change in value from the beginning of the year to the end of the year in the PSUs and/or DSUs held by each NEO. For the SRAP, “Aggregate Earnings in Last Fiscal Year” is the interest credited to each NEO from the beginning of the year until the end of the year at a 7.5% interest crediting rate. “Aggregate Earnings in Last Fiscal Year” for purposes of the PSU is the aggregate change in value of the PSUs held during the year.

(3)
The “Aggregate Balance as of Last Fiscal Year End” consists of the sum of each NEO’s notional account balance in the SRAP at the end of the year and the value at year end of the outstanding PSUs and/or DSUs.

We sponsor the following non-qualified deferred compensation programs.

•
Navistar, Inc. Supplemental Retirement Accumulation Plan or "SRAP". The SRAP provides executive officers with contributions equal to the amount by which their annualized non-elective age-weighted contributions to the RAP are limited by the IRC. The SRAP is unfunded and is not qualified for tax purposes.

A bookkeeping account balance is established for each participant. The account balance is credited with notional contributions and notional interest. The SRAP does not permit any executives to electively defer any of their base compensation or bonuses. However, any increase in payments under the AI plan will increase contributions to the SRAP because contributions are a function of compensation.
The interest crediting rate is 7.5% per annum compounded on a daily basis. This is the rate used to design the SRAP as a comparable replacement for the MRO. The interest crediting rate constitutes an “above-market interest rate” under the IRC.
An executive officer is eligible for the SRAP if the executive officer was hired on or after January 1, 1996 or was hired prior to January 1 ,1996 and who subsequently ceased participation in the MRO is eligible for the MRO plan.
Executive officers who were hired prior to January 1, 1996 and who subsequently ceased participation in the MRO received an adjustment to their notional contributions. The adjustment is a “Points Multiplier” designed to provide them with value from the SRAP comparable to what they would have received had they continued to participate in the MRO until they reached age 62.
Effective January 1, 2014, all executive officers are eligible for the SRAP due to the freezing of the MRO.

At retirement, each participant may elect to receive the bookkeeping account balance by either or some combination of (1) a lump-sum payment or (2) annual installments over a period of 2 to 20 years. However, if the executive officer also participates in the SERP, they must receive the SRAP account balance in the form of an annuity. This is a requirement under IRC Section 409A. The NEOs cannot withdraw any amounts from their bookkeeping account balances until they either retire or otherwise terminate employment with us. Of the NEOs, no withdrawals or distributions were made in 2013.
All of the NEOs participate in the SRAP.

•
Premium Share Units or "PSUs". In general, our Executive Stock Ownership Program as in effect during 2013 required all of our executive officers to acquire, by direct purchase or through salary or annual bonus reduction, an ownership interest in Navistar by acquiring a designated amount of our Common Stock at specified times. Participants are required to hold such stock for the entire period in which they are employed by us. PSUs may be awarded under the 2013 PIP to participants who completed their ownership requirement on an accelerated basis. PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded. Each vested PSU will be settled by delivery of one share of Common Stock. Such settlement will occur within 10 days after a participant’s termination of employment or at such later date as required by IRC Section Rule 409A.

All of the NEOs participate in the Executive Stock Ownership Program and were eligible to acquire PSUs. The Executive Stock Ownership Program was amended effective November 1, 2014 to eliminate an executive's ability to earn PSUs.

•
Deferred Share Units or "DSUs". Under the Restoration Stock Option Program, participants generally may exercise vested options by presenting shares that have a total market value equal to the applicable option exercise price times the number of options. Restoration options are then granted with an exercise price equal to the then current fair market price in an amount equal to the number of shares held by the option holder for at least six months that were presented to exercise the original option, plus the number of shares that are withheld for the required tax liability. Participants who hold non-qualified stock options that were vested prior to December 31, 2004 may also defer the receipt of shares of our Common Stock that would have been acquired upon exercise of a restoration stock option exercise of these options. Participants who elect to defer receipt of these shares receive DSUs. DSUs are awarded under the 2013 PIP. DSUs are credited into the participant’s account at the then current market price. The DSUs are generally distributed to the participant in the form of our Common Stock at the date specified by the participant at the time of his election to defer. During the deferral period, the participants will have no right to vote the stock, to receive any dividend declared on the stock, and no other right as a stockholder. In December 2008, we eliminated the Restoration Stock Option Program for future stock options under the 2004 Performance Incentive Plan (the "2004 PIP").
Potential Payments Upon Termination or Change-in-Control
The amount of compensation payable to each of the NEOs upon voluntary termination, involuntary termination for or not for cause, involuntary termination in the event of a change in control, or termination as a result of death, disability or retirement are shown in the Estimated Cash Payments Upon Termination table of this proxy statement. Unless otherwise indicated, the amounts shown assume that such termination was effective October 31, 2014, are based on the terms of the applicable plans and agreements that were in effect on October 31, 2014, assume that the executive officer has satisfied all relevant prerequisites for eligibility for such payments and benefits and are estimates of the amounts which would be paid out to the executive officer following his or her termination. The actual amounts of payments and benefits can only be determined at the time the relevant termination event occurs.
To assure stability and continuity of management, we entered into ESAs with each of our executive officers with the exception of our CEO who has an Employment Agreement.
Executive Severance Agreements or "ESAs"
As noted above in the Executive Summary, the Board approved certain revisions to the ESA template for 2014 and going forward. The following summarizes some of the more substantive amendments:

•
The expiration date of the agreement period post-Change in Control ("CIC") will be the date that occurs eighteen (18) months after the date of the CIC;a decrease from thirty-six (36) months or more post-CIC;

•
A CIC will not occur if certain "Excluded Persons" (including Mark H. Rachesky, Icahn Enterprises and employee or retirement benefit plans or trusts sponsored or established by the Company) become the "Beneficial Owner" of securities representing 50% or more of the combined voting power of the Company's then-outstanding securities;

•
The level of ownership of securities required to trigger a CIC has been increased to fifty (50) percent or more of the combined voting power of the Company’s then-outstanding securities - an increase from the twenty-five (25) percent ownership requirement;

•
A termination will be deemed to occur post-CIC if it occurs during the agreement period and during the eighteen (18) month period immediately following the CIC - a decrease from thirty-six (36) months post-CIC;

•
A diminution of authority sufficient to trigger a termination for "Good Reason" has been narrowed to occur only if the executive officer experiences a decrease in his or her organizational level or a change to his or her reporting structure that requires the executive to report to a supervisor whose organizational level is below the executive’s current organizational level;

•
The executive officer's obligations (i) not to disclose confidential, secret, proprietary or privileged information pertaining to the business of the Company, (ii) to refrain from making any defamatory, disparaging, slanderous, libelous or derogatory statements about the Company and (iii) to cooperate and provide assistance to the Company in connection with litigation or any other matters, have been extended to continue at all times during the agreement period of the ESA and at all times following the executive officer's termination of employment for any reason; and

•
The Compensation Committee may require the executive officer to repay incentive pay previously received from the Company if the Compensation Committee determines that repayment is due on account of a restatement of the Company’s financial statements or for another reason under the Company’s Recoupment Policy.

Relevant provisions of the current ESA template, effective January 1, 2010, which remain effective and will not change in the revised ESAs include, but are not limited to, the following:

•
The amended ESA will not become effective unless and until the executive officer signs a written release agreement in a form acceptable to the Company. In the event of a termination under the ESA, the executive officer's eligibility for separation payments and benefits is conditioned on the executive officer's timely signing, and not revoking, a written release agreement in a form acceptable to the Company; and

•	No payments are eligible for IRC Section 280G excise tax gross-up.

Summary of the Circumstances, Rights and Obligations Attendant to Each Type of Termination

All executive officers are "at-will" employees of the Company, except for the Company's CEO who has an Employment Agreement. The "at-will" relationship between the executive officer and the Company means that either party may terminate the employment relationship at any time, and for any reason. Depending on the circumstances of the executive's termination from the Company, the executive may be eligible for certain separation payments and benefits as described below:

•
Voluntary Termination and Involuntary (Termination for "Cause") Termination: We are not obligated to provide the executive with any additional or special compensation or benefits upon a voluntary termination by the executive or involuntary (termination for "Cause") termination by us. All compensation, bonuses, benefits, and perquisites cease upon a voluntary termination by the executive or involuntary (termination for "Cause") termination by us. In general, in the event of either such termination, an executive officer would:

•	Be paid the value of unused vacation;

•	Not be eligible for an AI payment if the termination occurred prior to year end or if the termination occurred after year end and prior to the payment date;

•	Be able to exercise vested stock options for three months or twelve months depending on the date of grant, following a voluntary termination;

•	Forfeit any unvested stock options;

•	Forfeit any unvested restricted stock and RSUs; and

•	Forfeit any unvested cash-settled performance shares.
As defined in the ESA, "Cause" generally means the reason for the executive’s involuntary termination of employment was (i) willful misconduct involving an offense of a serious nature that is demonstrably and materially injurious to the Company, monetarily or otherwise, (ii) conviction of, or entry of a plea of guilty or nolo contendere to, a felony as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which the executive is so convicted, or (iii) continued failure to substantially perform required duties for the Company (other than a failure due to physical or mental disability).

The executive officer would not receive any cash severance in the event of either a voluntary or involuntary (termination for "Cause") termination of employment.

•	Retirement and Early Retirement: If an executive officer terminates employment due to retirement, then the officer would generally be eligible to receive:

•	The value of unused vacation;

•	Monthly income from any defined benefit pension plans, both tax-qualified and non-tax-qualified, that the executive participated in solely to the extent provided under the terms of such plans;

•
Lump sum distributions from any defined contribution plans, both tax-qualified and non-tax-qualified, that the executive participated in solely to the extent provided under the terms of such plans; and

•	A pro-rata portion of cash-settled performance shares.
Retirement and early retirement are defined in the respective plans in which the executive officer participates. In addition, if an executive meets the "qualified retirement" definition under the 2004 PIP and 2013 PIP or award agreement (as applicable) and holds outstanding stock options, he or she may exercise those stock options to the extent that those stock options are exercisable or become exercisable in accordance with their terms, at any time during the term of the option grant. If he or she holds restricted stock or RSUs, they will continue to vest according to the terms of the restricted stock grant. If he or she holds PSUs, vesting accelerates and the shares will be issued after retirement.

•
Involuntary Termination (Not for "Cause") or Good Reason Termination: If the employment of an executive officer is terminated due to either an involuntary termination by us without "Cause" or a "Good Reason" (as defined below) termination by the executive, in each case either before the date of a Change in Control (as defined in the ESA) or more than 36 months after the date of the most recent Change in Control, then the executive would generally be eligible to receive the following:

•
An amount equal to one-hundred to two-hundred percent (100-200%) of the total of (i) the executive’s annual base salary in effect at the time of termination and (ii) the executive’s AI plan award at target level (the "Severance Pay");

•
Continued health insurance for the 24-month period following termination; provided that for the first 12 month period, the executive shall pay for such coverage at no greater after tax costs to the executive than the after-tax cost to the executive officer immediately prior to the date of termination and for the remaining 12-month period, the executive officer shall pay for such coverage on a monthly cost of coverage basis;

•
Pro-rata annual incentive for the number of months of fiscal year eligible participation which is based upon actual results and will only be paid if and at the same time that the Company pays AI plan awards to active employees;

•	Continued life insurance coverage for the 24-month period following termination;

•	Outplacement services;

•	Retention of any flexible perquisite allowance actually paid to the executive officer on or before the time of termination;

•	A lump sum cash payment equal to the value of unused vacation;

•
Such pension and post-retirement health and life insurance benefits due to the executive officer upon his or her termination pursuant to and in accordance with the respective Company-sponsored benefit plans, programs, or policies under which they are accrued and/or provided (including grow-in rights as provided under the terms of the applicable plan, program or policy);

•	The right to exercise vested stock options for three months or twelve months, depending upon date of grant; and

•	Forfeit any unvested cash-settled performance shares, any unvested stock options and any unvested restricted stock, RSUs or PSUs.
As defined in the ESA, "Good Reason" means the occurrence of any of the following events or conditions: (i) we reduce the executive officer’s base salary by ten percent (10%) or more (either upon one reduction or during a series of reductions over a period of time); provided, that such reduction neither comprises a part of a general reduction for the executive officer’s then-current peers as a group (determined as of the date immediately before the date on which the executive officer becomes subject to such material reduction) nor results from a deferral of the executive officer’s base salary, or (ii) a demotion in position (including a decrease in organization level) resulting in the material diminution of the executive officer’s authority (including, but not limited to, the budget over which the executive officer retains authority), duties, or responsibilities within the Company except, in case of each of (i) or (ii), in connection with the involuntary termination of the executive officer’s employment for Cause.

•
Termination Related to a Change in Control: If the employment of an executive officer is involuntarily terminated for any reason other than for "Cause" or if a "Constructive Termination" (as described below) occurs within 36 months after a Change in Control, the executive officer would generally be eligible to receive the following:

•
An amount equal to (i) a pro rata portion of the executive officer’s AI plan award at target level, which payment shall be in lieu of any payment to which the executive officer may otherwise have been entitled to receive under a Change in Control-sponsored incentive or bonus plan (the "CIC Prorated Bonus"), plus (ii) a multiplier ranging from 150% to 300% of the sum of the executive officer’s annual base salary in effect at the time of termination and the executive officer’s AI award at target level (the "CIC Severance Pay"). The CIC Severance Pay and the CIC Prorated Bonus shall be paid in a lump sum on the payment date;

•
Continued health insurance for the 24-month period following termination; provided that for the first 12 month period, the executive officer shall pay for such coverage at no greater after tax costs to the executive officer than the after tax cost to the executive officer immediately prior to the date of termination and for the remaining 12-month period, the executive officer shall pay for such coverage on a monthly cost of coverage basis;

•	Outplacement services;

•	Tax counseling and tax preparation services;

•	Retention of any flexible perquisite allowance actually paid to the executive officer on or before the time of termination;

•	A lump sum cash payment equal to the value of unused vacation;

•
Acceleration of the exercisability of options that would otherwise have vested over a period of three years from the date of the Change in Control had the executive officer continued employment for that period;

•	Acceleration of the vesting of cash-settled performance shares at the target performance level; and

•
A lump sum cash payment equal to the difference in (i) the actuarial present value of the executive officer’s non-tax-qualified pension benefits assuming the executive officer was three years older and had three more years of service, over (ii) the actuarial present value of the executive officer’s non-tax-qualified pension benefits at the date of termination. The lump sum payout of the supplemental pension benefits is offset by the value of any ongoing payments.

As defined in the ESA, "Constructive Termination" means the occurrence of any of the following events or conditions: (i) a material diminution in the executive officer’s authority (including, but not limited to, the budget over which the executive retains authority), duties or responsibilities, (ii) the executive officer’s base salary or total incentive compensation opportunity is reduced by 10% or more, (iii) a material breach of the executive officer’s ESA, and (iv) the executive officer is required to be based anywhere more than 45 miles from the location of either the executive officer’s office (if other than the Company's headquarters) or Company’s headquartered offices, other than in connection with the executive officer’s retirement with his consent.
The table below states the multiplier of the sum of annual base salary plus AI plan award at target level (bonus) used in the NEO’s severance formula under Involuntary Not for Cause or Good Reason Termination and Change in Control provisions.

NEO	Multiplier - Involuntary Not for Cause or Good Reason Termination	Multiplier - Change in Control
Troy A. Clarke(1)	200%	200%
Walter G. Borst	200%	300%
John J. Allen	200%	300%
Steven K. Covey	150%	300%
Eric Tech	150%	300%

(1)
Mr. Clarke does not have an ESA. Per his Employment Agreement, in the event his employment and service with the Company is terminated (i) by the Company without Cause, or (ii) by Executive due to Constructive Termination, as defined in his Employment Agreement, then in addition to accrued obligations, he is eligible for the sum of 200% of base salary plus annual incentive target.

Disability and Death: If an executive officer is disabled and is prevented from working for pay or profit in any job or occupation, he or she may be eligible for our "Non-Represented Employee Disability Benefit Program" which provides for short-term and long-term disability ("LTD") benefits. Our executive officers are not covered under a separate program. While covered under LTD, an executive officer is eligible for 60 percent of his or her base salary reduced (or offset) by other sources of income, such as social security disability. In the event of a total and permanent disability as defined by this program, an executive officer may exercise outstanding stock options any time within three years after such termination. In the event an executive officer has restricted stock, or RSUs, the restricted stock or RSUs will continue to vest according to the terms of the grant. In the event an executive officer has PSUs, vesting accelerates and the shares are issued immediately. In addition, while classified as disabled, the executive officer continues to accrue benefits under the defined benefit plans.
In the event of an executive officer’s death, a beneficiary of the executive officer may exercise an outstanding stock option at any time within a period of two years after death. Restricted stock, RSUs or PSUs will vest as of the date of death and all restrictions lapse and the restricted stock, RSUs or PSUs will be immediately transferable to the executive officer’s beneficiary or estate. The executive officer’s beneficiary will also be eligible for a pro-rata payment under the AI plan based upon the number of months the executive officer was an active employee during the year. The executive officer’s beneficiary will also receive surviving spouse benefits under the defined benefit and defined contribution plans solely to the extent provided in those plans.

The table below shows the estimated cash payments that our NEOs would receive if their employment was terminated under various circumstances based on the terms of the plans and agreements that were in effect as of October 31, 2014.

Estimated Cash Payments Upon Termination

NEO	Severance Amount/ Cash Payment ($)		Unvested Options ($)(1)	Restricted Stock/ Units ($)(2)	Performance Shares ($)(3)	Benefit Continuation ($)(4)	Outplacement Counseling ($)(5)	Total ($)
Troy A. Clarke
Involuntary Not for Cause or Good Reason Termination(6)	$3,420,000		$—	$136,705	$—	$48,164	$19,000	$3,623,869
Change in Control(6)	$4,369,702	(11)	$2,411,506	$1,876,414	$2,534,579	$48,164	$19,000	$11,259,365
Disability(7)	$540,000		$2,050,775	$1,876,414	$—	$—	$—	$4,467,189
Death(8)	$—		$2,050,775	$1,876,414	$—	$—	$—	$3,927,189
Voluntary and Involuntary for Cause Termination	$—		$—	$—	$—	$—	$—	$—
Walter G. Borst
Involuntary Not for Cause or Good Reason Termination(9)	$2,450,000		$—	$1,185,107	$—	$35,483	$19,000	$3,689,590
Change in Control(10)	$4,200,000		$28,055	$1,429,479	$2,163,441	$35,483	$19,000	$7,875,458
Disability(7)	$420,000		$5,879	$1,429,479	$178,063	$—	$—	$2,033,421
Death(8)	$—		$5,879	$1,429,479	$178,063	$—	$—	$1,613,421
Voluntary and Involuntary for Cause Termination	$—		$—	$1,062,833	$—	$—	$—	$1,062,833
John J. Allen
Involuntary Not for Cause or Good Reason Termination(9)	$2,590,000		$585,010	$1,683,329	$—	$37,088	$19,000	$4,914,427
Change in Control(10)	$5,101,920	(11)	$601,884	$1,683,329	$2,837,275	$37,088	$19,000	$10,280,496
Disability(7)	$444,000		$585,010	$1,683,329	$135,483	$—	$—	$2,847,822
Death(8)	$—		$585,010	$1,683,329	$135,483	$—	$—	$2,403,822
Voluntary and Involuntary for Cause Termination	$—		$—	$—	$—	$—	$—	$—
Steven K. Covey
Involuntary Not for Cause or Good Reason Termination(9)	$1,423,125		$267,436	$216,995	$—	$52,839	$19,000	$1,979,395
Change in Control(10)	$3,220,000		$275,150	$216,995	$1,504,003	$52,839	$19,000	$5,287,987
Disability(7)	$345,000		$267,436	$216,995	$61,933	$—	$—	$891,364
Death(8)	$—		$267,436	$216,995	$61,933	$—	$—	$546,364
Voluntary and Involuntary for Cause Termination	$—		$—	$—	$—	$—	$—	$—
Eric Tech
Involuntary Not for Cause or Good Reason Termination(9)	$1,188,000		$—	$47,926	$—	$29,259	$19,000	$1,284,185
Change in Control(10)	$4,492,495	(11)	$275,150	$122,734	$1,504,003	$29,259	$19,000	$6,442,641
Disability(7)	$288,000		$267,436	$122,734	$61,933	$—	$—	$740,103
Death(8)	$—		$267,436	$122,734	$61,933	$—	$—	$452,103
Involuntary Not for Cause or Good Reason Termination(9)	$—		$—	$—	$—	$—	$—	$—

(1)
The per share value for options is equal to the difference between the option exercise price and the closing price as of the last day of the year (October 31, 2014), which was $35.37 per share. Please refer to the Outstanding Equity Awards Table of this proxy statement for more information on this subject as the amounts in these columns represent awards that have already been granted to the NEOs in previous years.

(2)
The value of restricted stock, RSU or PSU is based on the October 31, 2014 closing price of $35.37 per share. Please refer to the Outstanding Equity Awards Table of this proxy statement for more information on this subject as the amounts in this column represent awards that have already been granted to the NEOs in previous years. Amounts indicated for for voluntary and involuntary for cause termination represent deferred shares that have already been earned.

(3)	This amount represents the value of all unvested cash-settled performance shares based on a change in control effective October 31, 2014 with a closing price of $35.37.

(4)
Benefits include 12 months continued health care coverage with an option to purchase an additional 12 months at the cost of coverage rate and 24 months of continued life insurance coverage for all NEOs for terminations following an involuntary not-for-cause termination, good reason termination or a termination following a Change in Control.

(5)	This amount represents our cost for NEO outplacement counseling and services.

(6)
Mr. Clarke does not have an ESA. In the event Mr. Clarke's employment and service with the Company terminates for any reason, including due to his death or disability, Mr. Clarke will be entitled to unpaid and accrued payments and benefits.

If Mr. Clarke's employment and service with the Company is terminated by the Company without Cause or by Mr. Clarke due to a Constructive Termination, in either case during the thirty-six months after the date of the then-most recent "Change in Control" (as defined in the Employment Agreement), then in addition to his accrued obligations and the accelerated vesting of his options, subject to Mr. Clarke's execution of a release (without revocation), Mr. Clarke will be entitled to the following:

1.	A lump sum severance payment equal to 200% of the sum of his base salary and AI target;

2.	Twelve months continued health care coverage with the an option to purchase an additional 12 months at the cost of coverage rate;

3.	24 months continued life insurance coverage;

4.	Outplacement services;

5.	Retention of any remaining flexible perquisite allowance already paid;

6.	Company-paid tax counseling and tax forms preparation services up to and including the taxable year of Mr. Clarke in which the termination occurred;

7.	Pro rata portion of the AI award that would have been payable to Mr. Clarke for the Company's fiscal year in which the termination occurred, based on actual performance at effective October 31; and

8.
Pro rata vesting of outstanding 2013 time-vested options and 2014 stock options. A pro rata portion of the outstanding unvested performance-vested 2013 stock options and 2014 stock options will remain eligible for vesting upon the conclusion of the applicable performance period, if and only to the extent that the performance conditions are satisfied.

(7)
This amount is 60% of annualized base salary as of October 31, 2014 and is not offset by other sources of income, such as social security. It represents the amount that would be paid annually over the term of the disability.

(8)
Surviving spouse benefits are payable under the applicable pension plan. Messrs. Allen and Covey are participants in the defined benefit pension plan that provide surviving spouse benefits. Messrs. Clarke, Borst and Tech participate in our defined contribution plans and a defined benefit plan that provides a surviving spouse benefit.

(9)	This calculation, as described in the ESA, is 150% - 200% of the sum of the NEO's annual base salary plus AI target.

(10)
The IRC Section 280G excise tax gross-up upon a Change in Control was eliminated. The Change in Control calculation, as defined in the ESA, is 300% of the sum of the executive’s annual base salary plus AI target plus pro-rata AI.

(11)
Included in the Severance Amount /Cash Payment figure above for Change in Control is the lump sum cash payment equal to the difference in (i) the actuarial present value of the NEOs non-tax qualified pension benefits assuming the executive was three years older and had three more years of service, over (ii) the actuarial present value of the NEOs non-tax qualified pension benefits at the date of termination. The figures are as follows: For Mr. Allen $661,920 and Mr. Tech $1,804,495. Mr. Clarke's Employment Agreement does not have a provision for this lump sum cash payment since he is not eligible for the SERP. However, since he is a participant in the SRAP, he would be eligible to receive his lump sum SRAP payment in the amount of $139,702.

COMPENSATION RISK

Compensation Risk

The Company performed, and the Compensation Committee reviewed, a risk assessment to determine whether our compensation policies, practices, plans and programs were "reasonably likely to have a materially adverse effect" on the Company. The Company and the Compensation Committee believe that the following elements of our compensation policies, practices, plans and programs tend to mitigate the likelihood of excessive risk taking.

•	Compensation Program Structure:

◦	Our Compensation Committee approves our overall compensation philosophy and plan design;

◦	Our compensation structure includes a mix of base salary, short-term and long-term incentives; and

◦	Our Compensation Committee makes compensation decisions that are informed by an analysis of the compensation paid by our peers.

•	Executive Stock Ownership Plan:

◦	Aligns executives’ interests with stockholders;

◦	Imposes ownership requirements of 1x base pay for executives, 3x base pay for senior executives, and 6x base pay for the CEO; and

◦	Imposes ownership requirements for executives that include a minimum retention period upon fulfilling guidelines in addition to required holding period.

•	2014 Annual Incentive Plan:

◦	Design focuses on manufacturing cash, EBITDA and market share, three key financial performance metrics relevant to Navistar’s turnaround strategy.

•	Long-Term Incentives Awards:

◦	Performance-based equity-based awards are made at the discretion of the Compensation Committee and are intended to focus participants on the long-term growth of the Company;

◦	LTI awards are calculated based on actual grant date values; and

◦	Performance-based LTI awards are determined based on a performance / potential matrix.

•	Executive Severance Agreements ("ESAs"):

◦	The Change-in-Control definition in our new ESAs excludes funds affiliated with designated board members;

◦	Good Reason in our new ESAs requires a decrease in the executive’s organizational level or a decrease in the organizational level of the supervisor to below that of the executive; and

◦	Pro-rata bonuses are excluded from the calculation of any pension/retirement benefit.

•	Other Controls and Procedures that Discourage Excessive Risk-Taking:

◦	The Company has adopted capital expenditure approval policies and procedures that control the possibility of engaging in unintended risk-taking;

◦
The Company has adopted a clawback or recoupment policy that requires the repayment of short-and long-term incentive based compensation as a result of a financial restatement or intentional misconduct.

COMPENSATION OF DIRECTORS
Director Fees and Equity Compensation for 2014
In recent years, our non-employee director pay has been low in comparison to our peer group of companies. In 2014, during our annual review of director compensation, our analysis of competitive survey data and peer group proxy information, confirmed that our non-employee director total direct compensation was still below median, with our total cash compensation and our total equity compensation being slightly below median. We also noted that our committee chair retainers and our Chairman retainer fees are competitive. Notwithstanding these findings, on June 16, 2014, the Board determined not to make any changes to non-employee director compensation in light of recent Company performance.
The following table describes components of non-employee director compensation in effect during fiscal and calendar 2014 (unless otherwise noted):

Compensation Element	Calendar Year 2014 Compensation Program
Annual Retainer:	$120,000 retainer only; $100,000 paid in cash, $20,000 paid in restricted stock
Additional Chairman of the Board Annual Retainer:	$140,000
Committee Chairman Additional Annual Retainer:	$20,000 for Audit Committee $10,000 for Compensation Committee $10,000 for Finance Committee $10,000 for Nominating and Governance Committee
Committee Member Additional Annual Retainer:	None
Attendance Fees:	None
Stock Options:	5,000 shares annually (the exercise price is equal to the fair market value of our Common Stock on the date of grant).
Other Benefits:
We also pay the premiums on directors’ and officers’ liability insurance policies covering the directors and reimburse directors for expenses related to attending Board and committee meetings and director continuing education seminars.

Special Committees:	Determined on a case by case basis.
The following table provides information concerning the compensation of our non-employee directors for 2014. Directors who are employees of the Company receive no compensation for their services as directors or as members of the Board or a committee thereof. For a complete understanding of the table, please review the footnotes and the narrative disclosures that follow the table.

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)(2)(3)	Stock Awards ($)(2)(3)(4)(5)(6)	Option Awards ($)(5)(6)(7)	All Other Compensation ($)	Total ($)
John D. Correnti	110,008	19,992	81,000	—	211,000
Michael N. Hammes	110,008	19,992	81,000	—	211,000
Vincent J. Intrieri	105,008	19,992	81,000	—	206,000
James H. Keyes	260,008	19,992	81,000	—	361,000
Stanley A. McChrystal	—	120,000	81,000	—	201,000
Samuel J. Merksamer	100,008	19,992	81,000	—	201,000
Mark H. Rachesky	20,720	104,280	81,000	—	206,000
Michael F. Sirignano	—	77,442	—	—	77,442
Dennis D. Williams (8)	120,000	—	—	—	120,000

(1)	Amounts in this column reflect fees earned by our non-employee directors in 2014.

(2)
Under our Non-Employee Directors Deferred Fee Plan (the "Deferred Fee Plan"), our directors who are not employees receive an annual retainer, payable quarterly, at their election, either in shares of our Common Stock or in cash. A director may elect to defer any portion of such compensation until a later date in DSUs or in cash. Each such election is made prior to December 31st for the next succeeding calendar year or within 30 days of first joining the Board. General Stanley A. McChrystal, Dr. Mark H. Rachesky, and Michael F. Sirignano, elected to defer the receipt of some or all of their compensation received for their retainer fees in 2014. General McChrystal deferred receipt of 100% of his quarterly retainer fees in DSUs and has received 3,114.684 DSUs through September 30, 2014. Dr. Rachesky deferred receipt of 100% of his quarterly retainer fees, except the portion payable in restricted stock, in calendar year 2014 and has received 2,108.270 DSUs through September 30, 2014. Mr. Sirignano deferred receipt of 100% of his quarterly retainer fees in calendar year 2014 and has received 1,921.052 DSUs through September 30, 2014. The amount of DSUs for General McChrystal, Dr. Rachesky, and Mr. Sirignano has been credited as stock units in an account under each of their names at the then current market price of our Common Stock. The units issued to General McChrystal during 2014 will be converted into Common Stock and issued within 60 days after his separation from service on the Board. The units issued to Dr. Rachesky and Mr. Sirignano during 2014 will be converted in Common Stock and issued within 60 days after January 1, 2015.

(3)
Effective April 1, 2014, each non-employee director received 592 shares of restricted stock in lieu of $20,000 of their first quarter retainer, except for General McChrystal and Mr. Sirignano who each elected to defer receipt of their shares in DSUs, as described in footnote 2 above. The grant date fair value of the restricted stock and DSUs were determined in accordance with FASB ASC Topic 718. Mr. Williams, does not personally receive compensation for his service on the Board, as noted under footnotes 5 and 8 below. For additional information regarding assumptions underlying valuation of equity awards see the consolidated financial statements in our Annual Report on Form 10-K for the year ended October 31, 2014.

(4)
The aggregate number of shares subject to stock awards granted by the Company that were outstanding for each non-employee director as of October 31, 2014, including DSUs owned by Mr. Correnti, Mr. Intrieri, Mr. Keyes, General McChrystal, and Mr. Merksamer is indicated in the table below. All of these stock awards and DSUs are 100% vested:

Name	Total Number of Stock Awards Outstanding (#)
John D. Correnti	18,535
Michael N. Hammes	6,987
Vincent J. Intrieri	1,823
James H. Keyes	20,432
General Stanley A. McChrystal	10,904
Samuel J. Merksamer	1,177
Mark H. Rachesky	4,578
Michael F. Sirignano	1,921
Dennis D. Williams	—

(5)	At the request of the UAW, the UAW representative director, Dennis D. Williams, does not receive stock or stock option awards.

(6)
The values in this column reflect the grant date fair value as determined in accordance with FASB ASC Topic 718. For additional information see the consolidated financial statements in our Annual Report on Form 10-K for the year ended October 31, 2014 regarding assumptions underlying valuation of equity awards.

(7)	The number of options granted in 2014 and the aggregate number of stock options outstanding for each non-employee director as of October 31, 2014 are indicated in the table below.

Name	Total Stock Option Awards Outstanding at 2014 Year End (#)	Option Awards Granted During 2014 (#)	Grant Price ($)	Grant Date Fair Value of Option Awards Granted During Year ($)(a)
John D. Correnti	34,600	5,000	39.32	81,000
Michael N. Hammes	25,400	5,000	39.32	81,000
Vincent J. Intrieri	10,000	5,000	39.32	81,000
James H. Keyes	34,600	5,000	39.32	81,000
General Stanley A. McChrystal	15,000	5,000	39.32	81,000
Samuel J. Merksamer	10,000	5,000	39.32	81,000
Mark H. Rachesky	10,000	5,000	39.32	81,000
Michael F. Sirignano (b)	—	—	—	—

(a)
These amounts do not reflect compensation realized by our directors. The amounts shown represent the value of the stock options based on the grant date fair value of the award as determined in accordance with FASB ASC Topic 718. The stock options generally vest over a three year period with 1/3rd vesting on each of the first three anniversaries of the date on which they are awarded, so that in three years the stock options are 100% vested. The stock options granted on December 16, 2013 expire seven years after the date of grant. For additional information regarding assumptions underlying valuation of equity awards see the consolidated financial statements in our Annual Report on Form 10-K for the year ended October 31, 2014.

(b)	Mr. Sirignano joined the Board on March 10, 2014, and did not receive a stock option award in 2014.

(8)
At the request of the UAW, the organization which elected Mr. Williams to the Board, the entire cash portion of Mr. Williams’ annual retainer is contributed to a trust which was created in 1993 pursuant to a restructuring of our retiree health care and life insurance benefits.

Share Ownership Requirements for Non-Employee Directors
To encourage directors to own our shares, effective January 1, 2012, $20,000 of each director’s annual retainer is paid in the form of restricted stock each year. The stock is priced as of the date the first quarterly disbursement of the annual retainer is due. The restricted stock portion of the annual retainer is provided pursuant to the 2013 PIP. For additional information regarding the 2013 PIP, see Note 19, Stock-based compensation plans, to our consolidated financial statements included in our Form 10-K for the fiscal year ended October 31, 2014. Directors are expected to own shares equivalent to three times their annual cash retainer by June 2015 or within five years of being designated as a Board member.
Deferred Fee Plan For Non-Employee Directors
Under our Non-Employee Directors Deferred Fee Plan, directors may defer fees otherwise payable in the form of cash or restricted stock. The amount otherwise payable in cash may be deferred in cash or in DSUs. Any amount deferred in cash is generally paid to the director, with interest at the prime rate, at the date specified by the director at the time of his or her election to defer. The amount otherwise payable in restricted stock may be deferred in DSUs. Any amount deferred in DSUs is credited into the director’s account at the then current market price. Such units are generally distributed to the director in the form of our Common Stock at the date specified by the director at the time of his or her election to defer. Elections to defer are made in the calendar year prior to the year in which the fees are earned.
Compensation Committee Interlocks and Insider Participation
None

EQUITY COMPENSATION PLAN INFORMATION
This table provides information regarding the equity securities authorized for issuance under our equity compensation plans as of October 31, 2014.

Plan Category(1)	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders	6,076,661 (2)	$37.18 (3)	1,124,273 (4) (5)
Equity compensation plans not approved by stockholders(6)	47,513 (6) (7)	N/A (3)	—
Total	6,124,174	N/A	1,124,273

(1)
This table does not include information regarding our 401(k) plans. Our 401(k) plans consist of the following: Navistar, Inc. 401(k) Plan for Represented Employees and Navistar, Inc. Retirement Accumulation Plan. As of October 31, 2014, there were 645,529 shares of Common Stock held in these plans.

(2)
This number includes stock options, restoration stock options, DSUs and PSUs (as described in the Executive Stock Ownership Program discussed below) granted under our 2004 PIP (as supplemented by the Restoration Stock Option Program); and stock options, performance stock options, RSUs, DSUs, PSUs and performance units granted under our 2013 PIP. Under the Restoration Stock Option Program, generally one may exercise vested options by presenting shares that have a total market value equal to the option price times the number of options. Restoration options are then granted at the market price in an amount equal to the number of shares that were used to exercise the original option, plus the number of shares that are withheld for the required tax liability. Participants who own non-qualified stock options that were vested prior to December 31, 2004, may also defer the receipt of shares of Common Stock due in connection with a restoration stock option exercise of these options. Participants who elect to defer receipt of these shares will receive deferred stock units. The deferral feature is not available for non-qualified stock options that vest on or after January 1, 2005. The Restoration Stock Option Program was eliminated for all stock options granted on or after December 16, 2008. Stock options awarded to employees for the purchase of Common Stock from the 2004 PIP and the 2013 PIP were granted at the fair market value of the stock on the date of grant, generally have a 10-year contractual life, except for options granted under the 2004 PIP after December 15, 2009 and options granted under the 2013 PIP which have a contractual life of 7-years, and generally become exercisable as to one-third of the shares on each of the first three anniversaries of the date of grant, so that in three years the shares are 100% vested. Performance stock options granted under the 2013 PIP generally do not become exercisable until after the three year anniversary of the date of grant and only if performance conditions are met. Performance Options granted to our CEO on April 22, 2013 and March 10, 2014, vest upon achievement of performance conditions at measurement date. The terms of awards of RSUs granted under the 2013 PIP were established by the Board or committee thereof at the time of issuance. The 2004 PIP expired on February 18, 2013, and as such no further awards may be granted under the 2004 PIP. As of October 31, 2014, 2,594,025 stock option awards, 2,220 DSUs, and 38,723 PSUs remain outstanding for shares of Common Stock reserved for issuance under the 2004 PIP, and 2,673,773 stock options, including performance options, 161,115 RSUs, 583,056 performance units, 11,271 DSUs and 12,478 PSUs remain outstanding for shares of Common Stock reserved for issuance under the 2013 PIP. For more information on the 2013 PIP see footnote 5 below.

(3)
RSUs, DSUs, PSUs, and performance units settled in shares do not have an exercise price and are settled only for shares of our Common Stock on a one-for-one basis. These awards have been disregarded for purposes of computing the weighted-average exercise price. For more information on DSUs and PSUs see the discussion under the paragraph below entitled “The Ownership Program.” There were no options, warrants, or rights outstanding under the unapproved plans as of October 31, 2014.

(4)
Our 2004 PIP was approved by the Board and the independent Compensation and Governance Committee on October 21, 2003, and, subsequently by our stockholders on February 17, 2004. Our 2004 PIP was amended on December 14, 2004, and approved by stockholders on March 23, 2005. The plan was subsequently amended on December 13, 2005, April 16, 2007, June 18, 2007, May 27, 2008, December 16, 2008, January 9, 2009, December 15, 2009, and April 19, 2010. The 2004 PIP replaced, on a prospective basis, our 1994 PIP, the 1998 Supplemental Stock Plan, both of which expired on December 16, 2003, and our 1998 Non-Employee Director Stock Option Plan (collectively, the "Prior Plans"). A total of 3,250,000 shares of Common Stock were reserved for awards under the 2004 PIP. On February 16, 2010, our stockholders approved an amendment to increase the number of shares available for issuance under the 2004 PIP from 3,250,000 to 5,750,000. Shares subject to awards under the 2004 PIP, or the Prior Plans after February 17, 2004 and before February 19, 2013, that were canceled, expired, forfeited, settled in cash, tendered to satisfy the purchase price of an award, withheld to satisfy tax obligations or otherwise terminated without a delivery of shares to the participant again became available for awards.

(5)
The 2013 PIP was approved by the Board and the Compensation Committee on December 11, 2012 and by our stockholders on February 19, 2013. The 2013 PIP replaced on a prospective basis the 2004 PIP and the Prior Plans, and awards may no longer be granted under the 2004 PIP or the Prior Plans. A total of 3,665,500 shares of Common Stock were reserved for awards under the 2013 PIP. Shares subject to awards under the 2013 PIP, the 2004 PIP or the Prior Plans after February 19, 2013, that are canceled, expired, forfeited, settled in cash, tendered to satisfy the purchase price of an award, withheld to satisfy tax obligations or otherwise terminated without a delivery of shares to the participant again become available for awards. This number represents the remaining number of unused shares from the year ended October 31, 2014 which are available for issuance.

(6)
The following plans were not approved by our stockholders: The Executive Stock Ownership Program (the "Ownership Program"), and The Non-Employee Directors Deferred Fee Plan (the "Deferred Fee Plan"), except that any DSUs awarded out of the Deferred Fee Plan on or after September 30, 2013, are now issued out of the 2013 PIP. Below is a brief description of the material features of each plan, but in each case the information is qualified in its entirety by the text of such plans.

The Ownership Program. On June 16, 1997, the Board approved the terms of the Ownership Program, and on April 17, 2001, October 15, 2002, August 30, 2004, December 16, 2008, January 9, 2009 the Board approved certain amendments thereto. In general, the Ownership Program requires all of our officers and senior managers to acquire, by direct purchase or through salary or annual bonus reduction, an ownership interest in Navistar by acquiring a designated amount of our Common Stock at specified timelines. Participants are required to hold such stock for the entire period in which they are employed by the Company. Participants may defer their cash bonus or defer salary into DSUs. These DSUs vest immediately. There were 7,082 DSUs deferred under the Ownership Program (albeit 1,821 DSUs were granted under the Ownership Program, 2,220 DSUs were granted under the 2004 PIP and 3,041 DSUs were granted under the 2013 PIP) and outstanding as of October 31, 2014. PSUs may also be awarded to participants who complete their ownership requirement on an accelerated basis. PSUs vest as to one-third of the shares on each of the first three anniversaries of the date of grant, so that in three years the shares are 100% vested. There were 57,572 PSUs earned under the Ownership Program (albeit 6,371 PSUs were granted under the Ownership Program, 38,723 PSUs were granted under the 2004 PIP and 12,478 PSUs were granted under the 2013 PIP) and outstanding as of October 31, 2014. Each vested DSU and PSU will be settled by delivery of one share of Common Stock. Such settlement will occur within 10 days after a participant’s termination of employment. DSUs and PSUs are no longer granted under the Ownership Program or the 2004 PIP, but instead are granted under the 2013 PIP. Effective November 1, 2013, the Ownership Program was amended and restated to, among other things, eliminate an executive's ability to earn PSUs or defer their cash bonus into DSUs.
The Deferred Fee Plan. Under the Deferred Fee Plan, directors may elect to receive all or a portion of their annual retainer fees (in excess of their mandatory one-fourth restricted stock grant (as discussed above)) and meeting fees in cash or restricted stock, or they may defer payment of those fees in cash (with interest) or in DSUs. Deferrals in the deferred stock account are valued as if each deferral was vested in Common Stock as of the deferral date. As of October 31, 2014, there were 47,552 outstanding deferred stock units under the Deferred Fee Plan (including 8,230 DSUs awarded under the 2013 PIP).

(7)	Includes 1,821 DSUs and 6,371 PSUs granted under the Ownership Program and 39,322 deferred stock units granted under the Deferred Fee Plan; all of which were outstanding as of October 31, 2014.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board is asking our stockholders to ratify the Audit Committee’s appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2015. KPMG has been the Company’s auditors since 2006. For additional information regarding the Company’s relationship with KPMG, please refer to the Audit Committee Report and the Independent Registered Public Accounting Firm Fee Information contained elsewhere in this proxy statement.
If the appointment of KPMG as our independent registered public accounting firm for 2015 is not ratified by our stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment for 2015 will stand, unless the Audit Committee finds other good reason for making a change.
Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives will also be available to respond to questions at the Annual Meeting.
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION
The following table presents aggregate fees billed or expected to be billed by KPMG, our independent registered public accounting firm, for audit services and fees for professional services incurred for the fiscal years ended October 31, 2014 and 2013, on our behalf:

(in millions)	2014	2013
Audit fees	$12.0	$12.7
Audit-related fees	0.9	0.5
Tax fees	0.2	—
All other fees	—	—
Total fees	$13.1	$13.2
A description of the types of services provided in each category is as follows:
Audit Fees – These are fees for professional services for the audit of our annual consolidated financial statements, limited review of our quarterly consolidated financial statements, and services that are normally provided in connection with statutory and regulatory filings. This includes fees for the audit of NFC.
Audit-Related Fees – These are fees for the assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including procedures related to our and NFC’s financing transactions.
Tax Fees – These are fees for professional services rendered for tax compliance, tax advice and tax planning.
All Other Fees – These are fees for permissible services provided by KPMG that do not meet the above categories. For 2013 and 2014, the Company did not incur any other fee.
The Audit Committee pre-approved all audit and non-audit services provided to us in accordance with the Audit Committee’s pre-approval policy. In accordance with the Audit Committee’s pre-approval policy, the Audit Committee annually considers for pre-approval all proposed audit and non-audit services which are known early in the year to be performed in the coming year by our independent registered public accounting firm and the estimated fees for such services. Additional fees related to certain audit-related or non-audit services proposed to be provided by our independent registered public accounting firm may be pre-approved by management, so long as the fees for such additional services individually or in the aggregate do not exceed $400,000 in any 12-month period, and are reported to the Audit Committee at the next regularly scheduled committee meeting. Other proposed audit-related or non-audit services (not within the scope of the approved engagement) may be considered and, if appropriate, pre-approved by the chair of the Audit Committee if the related additional fees are estimated to be less than $250,000, otherwise the Audit Committee must pre-approve all additional audit-related and non-audit services to be performed by our independent registered public accounting firm. In making its decision to utilize our independent registered public accounting firm, the Audit Committee considers whether the provision of such services is compatible with maintaining that firm’s independence and to that end receives certain representations from the firm regarding their independence and permissibility under applicable laws and regulations related to non-audit services provided by the firm to us.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2011 annual meeting of stockholders, a majority of our stockholders voted in favor of holding a non-binding advisory vote on executive compensation on an annual basis. In light of those results, our Board determined that the Company will hold a non-binding advisory vote on executive compensation on an annual basis. The next required non-binding advisory vote regarding the frequency interval will be in 2017, although an earlier vote regarding such frequency interval may be held at the Board’s discretion.

The Company places importance on the feedback of our stockholders regarding our compensation practices. We are focused on continuously reviewing and improving such practices in order to best align executive pay with Company performance. At our 2013 annual meeting, approximately 80% of votes cast reflected disapproval of our executive compensation programs as disclosed in the proxy statement, thereby, not approving the advisory vote on executive compensation. The disapproval was largely based on alignment of pay with worse than anticipated 2012 business results. Subsequently, changes were made to both the Board and the management team. The Board and management reached out to our stockholders and aligned management and stockholder interests by executing a turnaround plan, as well as by incorporating best practices in executive pay programs. At our 2014 Annual Meeting, our stockholders expressed their support of our executive compensation programs by approving our non-binding advisory vote on our executive compensation by approximately 73%, as calculated by Institutional Shareholder Services ("ISS"). Since that time we have continued our stockholder outreach initiatives and our continuous efforts to best align executive pay with Company performance.

As described more fully in our CD&A, our executive compensation programs for our NEOs, as well as other executives, are designed to closely align executive rewards with the total return to stockholders and corporate, group and individual performance. As evidence of our commitment to align executive pay with Company performance:

•	No base salary increases were made to our NEOs in 2014;

•	With one exception, no AI awards were paid in 2014;

•	The performance stock option portion of the 2014 LTI award based on Operating Cash Flow is not likely to be met; and

•	The 2013 and 2014 LTI awards based on EBITDAPO and market share goals granted to the CEO are not likely to be met.
The Board urges our stockholders to read the CD&A, which describes in more detail the changes made to the executive compensation programs and how the executive compensation programs are designed to support our Company and our business strategies in concert with our culture, compensation philosophies and guiding principles.
We believe that the Company’s executive compensation programs appropriately align pay and performance and enable the Company to attract and retain talented executives within our industry.
We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives you as a stockholder the opportunity to express your views on our 2014 executive compensation policies and procedures described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs as described in this proxy statement. Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:
RESOLVED, that the stockholders of Navistar International Corporation (the "Company") approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders.
Although this is an advisory vote that will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote, as we did last year. The Compensation Committee will consider our stockholders’ concerns and take into account the outcome of "say-on-pay" votes when designing future executive compensation programs. The Board recommends that you indicate your support for the Company’s executive compensation in 2014, as outlined in the above resolution.
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

PROPOSAL FOUR - THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING PROVISION AND THE NO LONGER OUTSTANDING CLASS B COMMON STOCK

Supermajority Voting Provision and Class B Common Stock

Navistar’s Restated Certificate of Incorporation, as amended (the "Charter"), currently contains a provision that requires a supermajority vote of 85% of our stockholders to approve certain transactions such as mergers or consolidations. We are proposing that the supermajority provision be eliminated. These supermajority provisions are intertwined within the provisions of our Charter that relate to the establishment of the Class B Common Stock. Because these provisions are intertwined, and because the Class B Common Stock was converted into our Common Stock many years ago, we are also proposing to eliminate the provisions of the Charter relating to the Class B Common Stock.

Overview of the Supermajority Voting Provision

Our Charter provides for two classes of common stock: ordinary common stock (the "Common Stock") and Class B Common Stock (the "Class B Common Stock"). Our Charter refers to the Common Stock and the Class B Common Stock together as the "Parent Common Stock." The Class B Common Stock is no longer outstanding, but when it was, the sole voting rights of holders of the Class B Common Stock pertained to (1) any change affecting the Class B Common Stock itself and (2) the right to vote, together with the holders of the Common Stock, as a single class, on any Super-Majority Transaction.

Article Fourth of the Charter contains the following supermajority voting provision (the "Supermajority Voting Provision"):

The affirmative vote or consent of the greater of (a) the holders of at least 85% of the shares of the Parent Common Stock, voting as a single class, present in person or by proxy at a meeting at which a Super-Majority Transaction is submitted for a vote of the Company’s stockholders and (b) the holders of a majority of the voting power of all of the Parent Common Stock shall be required to approve any Super-Majority Transaction.
Article Fourth of the Charter defines a "Super-Majority Transaction" as:

(i) a merger or consolidation to which the Company is a constituent party, if either (A) the stockholders of the Company immediately before such merger or consolidation, do not own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation surviving or resulting from such merger or consolidation or (B) equity securities of the Company or Navistar International Transportation Corp. [now known as Navistar, Inc., the Company’s primary operating subsidiary] would be issued to stockholders of the other constituent corporation(s) to such merger or consolidation which have a fair market value at the time of the transaction in excess of $750 million, or (ii) the sale, transfer, pledge or other disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis or Navistar International Transportation Corp. and its subsidiaries on a consolidated basis.
History of the Supermajority Voting Provision and the Class B Common Stock

The Supermajority Voting Provision was adopted in connection with the Company's issuance of the Class B Common Stock in 1993 in respect of the settlement of certain litigation which restructured the Company’s retiree healthcare and life insurance obligations (such settlement is more commonly known as the "Shy Settlement"). In connection with the Shy Settlement, 25.6 million shares of the Class B Common Stock were issued to a supplemental trust (the “Supplemental Trust”) established under the Shy Settlement agreements to reduce retiree premiums, co-payments and deductibles and provide additional benefits in the future.

As noted above, the Supermajority Voting Provision requires a supermajority vote of the holders of 85% of our Common Stock and the Class B Common Stock, voting together, present in person or by proxy at a meeting, to approve certain transactions such as mergers or consolidations. This provision was designed to provide holders of the Class B Common Stock with a veto right with respect to any Super-Majority Transaction for so long as the holders of the Class B Common Stock held a significant portion of the Company’s common stock.

Our Board, upon the recommendation of the Nominating and Governance Committee, recommends to the stockholders that they vote in favor of an amendment and restatement of our Charter to eliminate the Supermajority Voting Provision applicable to a Super-Majority Transaction and the terms of the Class B Common Stock ("the Class B Charter Amendment and Restatement").

Rationale for the Board’s Recommendation Regarding the Elimination of the Supermajority Voting Provision associated with the Class B Common Stock

The Supermajority Voting Provision is no longer necessary because it was put in place over two decades ago to address a specific set of facts and circumstances that no longer exist. The Supplemental Trust converted the Class B Common Stock into Common Stock and/or sold it off entirely by 1999. As a result, no shares of the Class B Common Stock are outstanding, and thus there is no longer a reason to maintain the Supermajority Voting Provision.

In addition to the fact that there is no longer any outstanding Class B Common Stock, the Board has observed that stockholder proposals seeking to remove similar supermajority voting requirements have been proposed in recent years at other public companies and have received significant stockholder support. This evidences the growing investor sentiment that supermajority voting requirements for business combination transactions may permit a minority of stockholders to halt a business combination transaction that is supported by the holders of a majority of a company’s outstanding shares. Given the amount of stockholder support generally for similar proposals and following a careful assessment, the Board, upon recommendation by our Nominating and Corporate Governance Committee, believes that the approval of this proposal is consistent with our continuing commitment to best practices in corporate governance and is in the best interest of the Company and all of the Company’s stockholders.

Mechanics of Approval of the Class B Charter Amendment and Restatement

If this proposal is approved, then we will amend and restate our Charter as reflected in Appendix C as follows:

•	The Supermajority Voting Provisions and related provisions will be eliminated from the Charter; and

•	All references to Class B Common Stock will be deleted from the Charter.

A vote in favor of this proposal will be deemed to constitute approval of the filing of an amended and restated certificate of incorporation (the "Restated Charter") enacting the Class B Charter Amendment and Restatement, together with the Administrative Charter Amendment and Restatement (discussed below) if that is approved. The Class B Charter Amendment and Restatement and the Administrative Charter Amendment and Restatement are reflected in the Restated Charter attached hereto as Appendix C. The Class B Charter Amendment and Restatement will be effective upon the filing of the Restated Charter with the Delaware Secretary of State. If this proposal is not approved by the stockholders, the Charter will continue to require a supermajority vote to approve Super-Majority Transactions and a reference to the Class B Common Stock.

To be approved at the Annual Meeting, this proposal requires the affirmative vote or consent of the greater of (a) the holders of at least 85% of the shares of our Common Stock present in person or by proxy at the Annual Meeting and (b) the holders of a majority of the voting power of all of our outstanding shares of Common Stock. An abstention will have the same effect as a vote against the proposal. The general description of the Class B Charter Amendment and Restatement set forth above is qualified in its entirety by reference to the text of the Restated Charter, which is reflected in Appendix C to this proxy statement. We urge our stockholders to carefully read Appendix C.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4.

PROPOSAL FIVE - THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO ELIMINATE A NUMBER OF PROVISIONS THAT HAVE EITHER LAPSED BY THEIR TERMS OR WHICH CONCERN CLASSES OF SECURITIES NO LONGER OUTSTANDING

The Board, through its Nominating and Corporate Governance Committee, routinely undertakes a review of corporate governance matters, including the review of our Charter. In connection with its most recent review, and upon the Nominating and Corporate Governance Committee’s recommendation, the Board approved, and recommends that the stockholders approve, a proposal to amend and restate our Charter to eliminate a number of provisions that have either lapsed by their terms or concern classes of securities no longer outstanding, all as reflected in Appendix C of this proxy statement (the "Administrative Charter Amendment and Restatement"). The Administrative Charter Amendment and Restatement, if approved, would modify the Charter as follows:

•
Article Fourth, Section I.A, of the Charter describes the terms and conditions of our $6.00 Cumulative Convertible Preferred Stock, Series G (With $1.00 Par Value) (the "Series G Stock").  The Series G Stock was originally issued in 1986 in order to reclassify the then existing Series C Preferred Stock into the Series G Stock. The Series G Stock was completely redeemed by the Company in 1998.  Nonetheless, the terms of the Series G Stock remain in the Charter even though no Series G Stock is outstanding. We propose deleting the terms of the Series G Stock.

•
Article Fourth, Section II.A, of the Charter describes the terms and conditions of our Nonconvertible Junior Preference Stock, Series A (With Par Value of $1.00) (the "Series A Stock"). The Series A Stock was originally issued to the Supplemental Trust in 1993 in connection with the Shy Settlement. The Series A Stock was completely redeemed by the Company in 1999. Nonetheless, the terms of the Series A Stock remain in the Charter even though no Series A Stock is outstanding. We propose deleting the terms of the Series A Stock.

•
Portions of Article Seventh of the Charter still refer to the Company having had a staggered Board. At the 2012 annual meeting of our stockholders, the stockholders approved an amendment to the Charter which had the effect of de-staggering our Board. The proposed amendment and restatement of Article Seventh eliminate from the Charter references to a staggered Board and the provisions implementing the de-staggering of our Board.

•
Article Eleventh of the Charter describes the terms and conditions of a net operating loss tax pill (the "NOL Pill") that was put in the Charter in 1993 in connection with the Shy Settlement. Article 11 (and the NOL Pill), by the terms thereof, expired in 2001. Nevertheless the entire provision remains set forth in our Charter. We propose deleting Article 11.

•	Lastly, we propose making certain other minor clean-up, non-substantive changes, clarifications and cross-reference corrections as marked in Appendix C.

The Administrative Charter Amendment and Restatement does not effectuate any substantive changes to the Charter. The changes simply will make the Charter more readable by eliminating approximately 26 pages that describe provisions that no longer have any applicability. The Board believes that this proposal is consistent with our continuing commitment to best practices in corporate governance, and if approved, the Administrative Charter Amendment and Restatement will simplify, and enhance the readability of, our Charter.

A vote in favor of the Administrative Charter Amendment and Restatement will also be deemed to constitute approval of the filing of the Restated Charter enacting the Administrative Charter Amendment and Restatement, together with the Class B Charter Amendment and Restatement (discussed above) if that is approved. The Restated Charter will be effective upon filing with the Delaware Secretary of State. If this proposal is not approved by the stockholders, our Charter will continue to include these expired provisions. To be approved at the Annual Meeting, this proposal requires the affirmative vote of a majority of the outstanding shares of our Common Stock. The general description of the Administrative Charter Amendment and Restatement set forth above is qualified in its entirety by reference to the text of the proposed Administrative Charter Amendment and Restatement, which is reflected in Appendix C to this proxy statement. We urge our stockholders to carefully read Appendix C.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 5.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own beneficially more than ten percent of a registered class of our equity securities to file reports of holdings and transfers of Company stock with the SEC and to provide copies of those reports to Navistar. Based solely on our review of copies of those reports received by us or written representations that all such reports were timely filed, we believe that our directors, executive officers and greater than ten percent beneficial stockholders made all required filings on time.
Availability of Form 10-K and Annual Report to Stockholders

As permitted by the SEC, we are delivering our Proxy Statement and Annual Report via the Internet. On December 29, 2014, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and authorize a proxy to vote their shares online or by telephone. If you wish to request a printed or electronic copy of this Proxy Statement and our Annual Report, you should follow the instructions included in the Notice. The Notice is not a proxy card or ballot. You may review Company filings with the SEC by visiting the Company’s website at http://www.navistar.com/navistar/investors/financials/sec.

Matters Raised at the Meeting not Included in this Proxy Statement
We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this proxy statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

ADMISSION AND TICKET REQUEST PROCEDURE
Admission
Admission is limited to stockholders of record on December 15, 2014 or a stockholder’s authorized proxy holder or a representative. In each case, the individual must have an admission ticket and valid photo identification to be admitted to the Annual Meeting. In addition, stock ownership will be verified.
Admission Ticket for Registered Holders

•	If your shares of Common Stock are registered in your name and you received your proxy material by mail, an admission ticket is attached to your proxy card.

•
If your shares of Common Stock are registered in your name and (i) you received or accessed your proxy materials electronically over the Internet, and you plan on attending the Annual Meeting, click the appropriate box on the electronic proxy card or (ii) follow the telephone instructions and when prompted, “if you plan to attend the meeting in person,” press 1, and an admission ticket will be held for you at the registration desk at the Annual Meeting. You will need a valid photo identification to pick up your ticket.

Admission Ticket for Beneficial Holders

•
If your shares of Common Stock are held in a bank or brokerage account you may obtain an admission ticket in advance by submitting a request by mail to our Corporate Secretary, 2701 Navistar Drive, Lisle, Illinois 60532 or by facsimile to (331) 332-2261.

Ticket Request Deadline
Ticket requests for all Beneficial Holders and for Beneficial Holders and Registered Holders appointing a representative to attend and/or vote on his/her behalf, must include all information specified in the applicable table below and be submitted in writing and received by the Company on or before February 10, 2015. No requests will be processed after that date.
To Submit Request
Submit requests by mail to our Corporate Secretary, 2701 Navistar Drive, Lisle, Illinois 60532 or by facsimile to (331) 332-2261. Ticket requests by telephone will not be accepted.
Authorized Proxy Representative
A registered stockholder may appoint, and a beneficial stockholder may request that its registered holder (i.e., its broker or bank) appoint, a representative to attend the Annual Meeting and/or vote on his/her behalf. The admission ticket must be requested by the stockholder but will be issued in the name of the authorized representative. Individuals holding admission tickets that are not issued in their name will not be admitted to the Annual Meeting. Stockholder information specified below and a written proxy authorization must accompany the ticket request.

Registered Stockholders (if appointing a representative to attend and/or vote on his/her behalf)	Beneficial Holders
For ownership verification provide:
•      name(s) of stockholder
•      address
•      phone number
•      social security number and/or stockholder account number; or
•      a copy of your proxy card showing stockholder name and address

For ownership verification provide:
•      a copy of your January brokerage account statement showing Navistar stock ownership as of the record date (12/15/14);
•      a letter from your broker, bank or other nominee verifying your record date (12/15/14) ownership; or
•      a copy of your brokerage account voting instruction card showing stockholder name and address

Also include: • name of authorized proxy representative, if one appointed • address where tickets should be mailed and phone number	Also include: • name of authorized proxy representative, if one appointed • address where tickets should be mailed and phone number

2014 Aon Hewitt US TCM Total Compensation Executive Regression - Participant List - Appendix A

3M Company
A. M. Castle & Co.
A. O. Smith Corporation
Aaron's, Inc.
Abbott Laboratories
AbbVie Inc.
Academy Sports & Outdoors, Ltd.
Accenture
Access Midstream Partners LP
ACCO Brands Corporation
ACI Worldwide
ACR Electronics, Inc.
Acushnet Company
Adobe Systems Incorporated
Advocate Health Care
AECOM Technology Corporation
Aegion Corp.
The AES Corporation
Agilent Technologies, Inc.
AGL Resources Inc.
Air Products and Chemicals, Inc.
Alcoa Inc.
Allergan, Inc.
Alliant Energy Corporation
ALSAC-St. Jude's
Altria Group, Inc.
Ameren Corporation
American Axle & Manufacturing Holdings, Inc.
American Bureau of Shipping Inc
American Electric Power Company, Inc.
American Greetings Corporation
American Heart Association
American Midstream GP, LLC
AMSTED Industries Incorporated
Amway Corp.
Analog Devices, Inc.
Andersen Corporation
Anheuser-Busch Companies, Inc.
ANN INC.
Arby's Restaurant Group
Arkema Inc.
Armstrong World Industries, Inc.
Au Bon PAin
Aurora Health Care, Inc.
Automatic Data Processing, Inc.
Avis Budget Group, Inc.
BAE Systems, Inc.
Bain & Company, Inc.
Balfour Beatty Construction, LLC

Ball Corporation
The Bama Companies, Inc
Baxter International Inc.
Beam Suntory Inc.
Belden Inc.
Big Heart Pet Brands
Bill Barrett Corporation
Black Angus Steakhouse
Black Hills Corporation
Blue Diamond Growers
Blueknight Energy Partners, LP
BNSF Railway Company
Boddie Noell Enterprises Inc
The Boeing Company
Boise Cascade Company
BorgWarner Inc.
Boston Scientific Corporation
Brady Corporation
BreitBurn Energy Partners L.P.
Briggs & Stratton Corporation
Brinker International Inc
Broadcom Corporation
Broadridge Financial Solutions, Inc.
Brunswick Corporation
Buckeye Partners, L.P.
Buffalo Wild Wings
Bush Brothers & Company
Cablevision Systems Corporation
Calgon Carbon Corporation
Callaway Golf Company
Campbell Soup Company
Capella Education Company
Cardtronics, Inc.
Cargill, Incorporated
Caribou Coffee Company, Inc.
Carlson Restaurants Worldwide Inc.
Carter's, Inc.
Case New Holland
Caterpillar Inc.
CDW Corporation
CenterPoint Energy, Inc.
CH2M Hill Companies, Ltd.
Chart Industries, Inc.
Checkers Drive-In Restaurants, Inc
Cheniere Energy, Inc.
Chicago Bridge & Iron Company N.V.
Chipotle Mexican Grill, Inc.
CHS Inc.
Ciena Corporation
Cisco Systems, Inc.
Clearwater Paper Corporation
Cliffs Natural Resources Inc.
The Clorox Company
Cobham Management Services Inc.

The Coca-Cola Company
Colfax Corporation
Colgate-Palmolive Company
Colorado Springs Utilities
Colson Associates, Inc.
Comcast Corporation
Computer Sciences Corporation
ConAgra Foods, Inc.
Connexus Energy
Consolidated Edison
Cott Corporation
CraftWorks Restaurants & Breweries Inc
Crestwood Midstream Partners LP
CROWN CASTLE
Crown Worldwide Moving and Storage Company
Cubic Corporation
Cummins Inc.
Curtiss-Wright Corporation
CVS
Cypress Energy Partners, L.P.
Dairy Queen
Dana Holding Corporation
Darden Restaurants, Inc.
Dart Container Corporation
Dave & Buster's, Inc.
Dean Foods Company
Deere & Company
Delhaize America
Deloitte & Touche L.L.P.
Delphi Corporation
Deluxe Corporation
Denny's Corporation
Denso International America, Inc.
Dex Media
Diageo North America, Inc.
Dine Equity Inc.
DIRECTV
Dolby Laboratories, Inc.
Dollar General Corporation
Domino's Pizza, Inc.
Donaldson Company, Inc.
Donatos Pizzeria Corp.
Dover Corporation
The Dow Chemical Company
Drew Marine USA Inc
Dst Systems, Inc.
DSW Inc.
DTE Energy Company
Dunkin' Brands, Inc.
Duquesne Light Holdings Inc.
Dynegy Inc.
E. I. du Pont de Nemours and Company
Eastman Chemical Company
Eastman Kodak Company

Eaton Corporation
Ecolab Inc.
EDF Renewable Energy (also known as enXco, Inc.)
Edison International
Edwards Lifesciences
Elkay Manufacturing Company
Emerson Electric Co.
Enbridge Energy Partners
Energizer Holdings, Inc.
Energy Transfer Partners, L.P.
EnergySolutions
EnergySource LLC
Entergy Corporation
Enterprise Products Partners L.P.
EP Energy (Formerly known as El Paso Corporation)
Equifax Inc.
Equinix
ESCO Technologies Inc.
The Estee Lauder Companies Inc.
Exelon Corporation
F5 Networks
Fairchild Semiconductor
Fazoli's
Federal Reserve Information Technology
Federal-Mogul Corporation
Fellowes, Inc.
Ferrara Candy Company
Ferrellgas Partners, L.P.
Fiesta Restaurant Group, Inc.
First Data Corporation
FirstEnergy Corp.
FirstGroup America, Inc.
Fortune Brands Home & Security
Foster Wheeler AG
Freeport-McMoRan Copper & Gold Inc.
Freescale Semiconductor, Inc.
Frisch's Restaurants, Inc.
FTD, Inc.
Furr's Family Dining
GAF Materials Corporation
Garden Fresh Restaurant Corp.
Gartner, Inc.
Gate Gourmet, Inc.
GATX Corporation
Gemological Institute of America
General Dynamics Corporation
General Mills, Inc.
General Motors Company
Genesis Energy LLC
Genuine Parts Company
Global Payments Inc.
Golden Corral Corporation
The Goodyear Tire & Rubber Company
H&R Block

H.B. Fuller Company
Hallmark Cards, Inc.
Hanesbrands Inc.
Harley-Davidson, Inc.
HCA Holdings, Inc.
Helix Energy Solutions Group, Inc.
Hendrickson
Herman Miller, Inc.
The Hershey Company
Hi-Crush Partners LP
Hillshire Brands
Hilton Worldwide
HNTB
HollyFrontier Corp
Hormel Foods Corporation
Huntington Ingalls Industries
Huron Consulting Group Inc.
Hy-Vee, Inc.
Hyatt Hotels Corporation
Iberdrola Renewables Inc.
ICF International, Inc.
IDEX Corporation
IHI Power Services Corp.
Illinois Tool Works Inc.
Illumina
IMS Health Inc.
Ingersoll-Rand plc
Ingram Industries Inc.
Ingredion (Former Name Corn Products International, Inc.)
Insperity, Inc.
Integrys Energy Services, Inc.
International Paper Company
Intersil
Intrawest Corporation
Iron Mountain Incorporated
ITC Holdings
Itron
J. C. Penney Company, Inc.
The J. M. Smucker Company
J. R. Simplot Company
Jack in the Box Inc.
Jacobs Engineering Group Inc.
Jamba, Inc.
James Hardie
JEA
Jo-Ann Stores, LLC
Johns Manville Corporation
Johnson & Johnson
Johnson Controls, Inc.
Jones Lang LaSalle Incorporated
Joy Global Inc.
Kaman Corporation
Kellogg Company
Kelly Services, Inc.

Keystone Foods LLC
Kimberly-Clark Corporation
Kinder Morgan, Inc.
Kohler Company
KONE, Inc.
Krispy Kreme Doughnuts Inc
Kronos Incorporated
The Krystal Company
L'Oreal USA, Inc.
L-3 Communications Holdings, Inc.
L.L. Bean, Inc.
la Madeleine Country French Cafe
Lafarge North America Inc.
Land O'Lakes
Laureate Education, Inc.
Legal Sea Foods
Leggett & Platt, Incorporated
Lehigh Hanson North America
Lennar Corporation
Lennox International Inc.
Levi Strauss & Co.
Linear Technology
Lockheed Martin Corporation
Logan's Roadhouse
Long John Silver's, Inc.
Lowe's Companies, Inc.
Luxottica Retail
Magellan Midstream Partners, L.P.
ManpowerGroup
Marriott International, Inc.
Mary Kay Inc.
Masco Corporation
Mattel, Inc.
Mazzio's Corporation
McCormick & Company, Incorporated
McDonald's Corporation
Mead Johnson Nutrition Company
MeadWestvaco Corporation
Mednax, Inc
Medtronic, Inc.
Merrill Corporation
MillerCoors LLC
The MITRE Corporation
Mohawk Industries, Inc.
Mondelez International, Inc.
Moody's Corporation
Mueller Water Products, Inc.
Navigant Consulting, Inc.
Navistar International
Nebraska Public Power District
The Neiman Marcus Group, Inc.
Nestle Purina Petcare Company
Nestle USA, Inc.
NetApp Inc.

New York Power Authority
New York University
Newell Rubbermaid Inc.
NewMarket Corporation
NewPage Corporation
The Nielsen Company
NIKE, Inc.
Nintendo of America, Inc.
Nordson Corporation
Northern Star Generation Services Company LLC
Northrop Grumman Corporation
Novo Nordisk Inc.
NRG Energy, Inc.
NuStar Energy LP
Occidental Midstream and Marketing Group
OCI Resources LP
OGE Energy Corp.
Old Dominion Electric Cooperative
Olin Corporation
One Gas, Inc.
ONEOK, Inc.
Oracle Corporation
Orbital Sciences
Oshkosh Truck Corporation
Owens Corning
Owens-Illinois, Inc.
P.F. Chang's China Bistro,Inc.
PACCAR Inc
Packaging Corporation of America
The Pampered Chef, Ltd.
Panduit Corp.
Papa Gino's
Papa John's International, Inc.
Paychex, Inc.
Payless ShoeSource, Inc.
Pella Corporation
Pentair, Inc.
PepsiCo, Inc.
Pernod Ricard USA
PetSmart, Inc.
PG&E Corporation
Philip Morris International Inc.
Pier 1 Imports, Inc.
Pinnacle West Capital Corporation
PJM Interconnection LLC
Polaris Industries Inc.
PolyOne Corporation
Popeyes Louisiana Kitchen, Inc
Portland General Electric Company
PricewaterhouseCoopers International Limited
ProBuild Holdings, Inc.
Public Service Enterprise Group Incorporated
Public Utility District 1 of Chelan County
PVH Corp.

Quad/Graphics, Inc.
Qualcomm Inc.
Randstad North America L.P.
Raytheon Company
Realogy Corporation
Red Robin Gourmet Burgers, Inc.
Regal Beloit Corporation
Revlon, Inc.
Reynolds American Inc.
RF Micro Devices
Rich Products Corporation
Ricoh Americas Corporation
Robert Half
Rockwell Automation, Inc.
Rockwell Collins, Inc.
Rolls-Royce North America Holdings Inc.
ROVI
Ruth's Hospitality Group, Inc.
Ryder System, Inc.
S. C. Johnson & Son, Inc.
Samsung Telecommunications America General LLC
Sandia National Laboratories
Sargento Foods Inc.
SCANA Corporation
Schreiber Foods, Inc.
Science Applications International Corporation
Sears Holdings Corporation
Seattle City Light
SemGroup Corp
Seminole Electric Cooperative, Inc.
Sempra Energy
The ServiceMaster Company
The Sherwin-Williams Company
Siemens Corporation
Simpson Manufacturing Co., Inc.
Smokey Bones
Snap-on Incorporated
Sodexo, Inc.
Sonic Automotive, Inc.
Sonoco Products Company
The Southern Company Services
Southwest Gas Corporation
Spectra Energy Corp
Standard Motor Products, Inc.
Star West Generation LLC
Starbucks Corporation
Steelcase Inc.
Summit Midstream Partners, LP
SunCoke Energy, Inc.
SUPERVALU INC.
Symantec
Sypris Solutions, Inc.
Taco John's International, Inc.
Target Corporation

TDS Telecommunications Corporation
TE Connectivity Ltd.
Teledyne Technologies Incorporated
Tenneco Inc.
Teradata Corporation
Terex Corporation
Texas Instruments Incorporated
Textron Inc.
THE CHEESECAKE FACTORY INCORPORATED
Thomas & Betts Corporation
ThyssenKrupp North America, Inc
Tim Hortons
TransUnion LLC
Trinchero Family Estates
Trinity Industries, Inc.
True Value Company
TRW Automotive Holdings Corp.
TTX Company
Tupperware Brands Corporation
Tyco International, Ltd.
Tyson Foods, Inc.
Ulta Salon, Cosmetics & Fragrance, Inc.
Underwriters Laboratories Inc.
Unilever United States Inc.
Union Pacific Railroad Company
United Continental Holdings, Inc.
United Launch Alliance, LLC
United Parcel Service
United Stationers Inc.
United Technologies Corporation
USG Corporation
Valero Energy Corporation
Valmont Industries, Inc.
Varian Medical Systems, Inc
Verizon Communications Inc.
Visteon Corporation
Vulcan Materials Company
W&T Offshore
W. L. Gore & Associates, Inc.
W.W. Grainger, Inc.
Wabash National Corporation
Wal-Mart Stores, Inc.
Walgreen Company
Waste Management, Inc.
Waters Corporation
Wegmans Food Markets, Inc.
Wellhead Electric Company, Inc.
The Wendy's Company
The Western Union Company
Westinghouse Electric Company LLC
Whirlpool Corporation
White Castle System Inc.
The Williams Companies, Inc.
Williams-Sonoma, Inc.

Wm. Wrigley Jr. Company
Wolters Kluwer U.S.
Woodward Inc.
Xcel Energy Inc.
Xerox Corporation
Xylem, Inc
YUM Brands, Inc.
Zale Corporation

TowersWatson
2014 CDB General Industry Executive Compensation
Survey Report - U.S. Participant List - Appendix B

3M	Beeline	Crown Castle
A.O. Smith	Best Buy	CSC
AbbVie	Big Lots	CST Brands
ABM Industries	Biogen Idec	CSX
Accellent LLC	Bluegreen Corporation	Cubic
Accenture	Bob Evans Farms	Cumberland Gulf Group
ACH Food	Boeing	Curtiss-Wright
Acorda Therapeutics	Boise Cascade	CVS Caremark
Actavis	Booz Allen Hamilton	Cytec Industries
Adecco	BorgWarner	Dannon
Agilent Technologies	Boston Scientific	Darden Restaurants
Agrium	Brembo	Dean Foods
Aimia	Bristol-Myers Squibb	Deere & Company
Air Products and Chemicals	Broadridge Financial Solutions	Dell
AK Steel Holding	Brown-Forman	Delta Air Lines
Alcoa	Brunswick	Deluxe
Alexander & Baldwin	Bunge	Dentsply
Allegion	Burlington Northern Santa Fe	Diageo North America
Allergan	Bush Brothers & Company	DIRECTV Group
Alliant Techsystems	Calgon Carbon	Domtar
Altria Group	Cardinal Health	Donaldson Company
Amazon.com	Cargill	Dow Corning
American Greetings	Carlson	DST Systems
American Sugar Refining	Carmeuse North America Group	DSW
Americas Styrenics	Carnival	DuPont
AmerisourceBergen	Catamaran	E.W. Scripps
AMETEK	CDI	Eastman Chemical
Amgen	Celanese	Eastman Kodak Company
AMSTED Industries	Celestica	Eaton
Amway	Celgene	eBay
Andersons	CEVA Logistics	Ecolab
Ansell	CF Industries	Edwards Lifesciences
Appvion	CGI Technologies and Solutions	Eli Lilly
ARAMARK	CH2M Hill	EMC
Arby's Restaurant Group	Charter Communications	EMD Millipore
Archer Daniels Midland	Chemtura	Emerson Electric
Arkema	Chico's FAS	EnCana Oil & Gas USA
Armstrong World Industries	CHS	Equifax
Arrow Electronics	Cintas	Ericsson
Arup USA	Cisco Systems	Essilor of America
AstraZeneca	Citrix Systems	Estee Lauder
AT&T	Clearwater Paper Corporation	Esterline Technologies

Automatic Data Processing	Cliffs Natural Resources	Exel
Avis Budget Group	Coach	Exelis
Avon Products	Coca-Cola	Expedia
Axiall Corporation	Coca-Cola Enterprises	Experian Americas
BAE Systems	Colfax Corporation	Express Scripts
Ball	Columbia Sportswear	Exterran
Barrick Gold of North America	Comcast	Federal-Mogul
Baxter	Commercial Metals	Ferrovial
Bayer Business & Technology Services	Compass Group	Fluor
Bayer CropScience	ConAgra Foods	Follett Corporation
Bayer Health Care	Continental Automotive Systems	Ford
BBA Aviation	Cooper Standard Automotive	Fortune Brands Home & Security
BD (Becton Dickinson)	Corning	Frontier Communications
Beam Suntory	Covance	Fujitsu
Bechtel Systems & Infrastructure	Covidien	G&K Services
Beckman Coulter	Cracker Barrel Old Country Stores	GAF Materials

Gap	Johnson & Johnson	Mosaic
Gavilon	Johnson Controls	MTS Systems
GENCO	K. Hovnanian Companies	Murphy Oil
General Atomics	KB Home	Mylan
General Dynamics	KBR	Navigant Consulting
General Mills	Kellogg	Navistar International
Gilead Sciences	Kelly Services	NBTY
Glatfelter	Kennametal	Nestle USA
GlaxoSmithKline	Keurig Green Mountain	Newell Rubbermaid
Google	Kewaunee Scientific Corporation	NewPage
Graco	Keystone Foods	NIKE
GROWMARK	Kimberly-Clark	Nissan North America
GTECH	Kinross Gold	Nokia Corporation
H.B. Fuller	Knowles	Norfolk Southern
Hanesbrands	Koch Industries	Nortek
Harley-Davidson	Kodak Alaris	Northrop Grumman
Harman	Kohler	NuVasive
Harsco	Kraft Foods	Occidental Petroleum
Hasbro	Kyocera Corporation	OM Group
HBO	L-3 Communications	Omnicare
Henry Schein	Lafarge North America	Openet
Hercules Offshore	Land O'Lakes	Orange Business Services
Herman Miller	Lawson Products	Osram Sylvania
Hershey	Leggett and Platt	Outerwall
Hertz	Lehigh Hanson	Owens Corning
Hexcel	Leidos	P.F. Chang's China Bistro
Hilton Worldwide	Leprino Foods	Pall Corporation
Hitachi Data Systems	Level 3 Communications	Panasonic of North America
HNI	Lifetouch	Parker Hannifin

HNTB	LinkedIn	Parsons Corporation
Hoffmann-La Roche	Lonza	PepsiCo
Home Depot	L'Oreal	Perrigo
HomeServe USA	Lorillard Tobacco	Pfizer
Honda of America	Lutron Electronics	PHH
Hormel Foods	LyondellBasell	Pitney Bowes
Hospira	Magellan Health Services	Plexus
HTC Corporation	Magellan Midstream Partners	Polaris Industries
Hubbell	Magna Seating	Polymer Group
Hunt Consolidated	Makino	PolyOne
Husky Injection Molding Systems	Markit	Potash
IBM	Marriott International	Praxair
IDEXX Laboratories	Mary Kay	Pro-Build Holdings
Infineum USA	Masco Corporation	PulteGroup
Ingersoll Rand	McDonald's	Purdue Pharma
Intel	McKesson	Quest Diagnostics
Intercontinental Hotels Group	MeadWestvaco	Quintiles
International Flavors & Fragrances	Media General	R.R. Donnelley
International Game Technology	Medtronic	Rackspace
International Paper	Merck & Co.	Rayonier
Intuit	Meredith	Recreational Equipment
ION Geophysical	Meritor	Regal-Beloit
Irvine	MFA Oil Company	Regency Centers
ITT Corporation	Micron Technology	Revlon
J.M. Smucker	Microsoft	Reynolds Packaging
Jack in the Box	Milacron	Ricoh Americas
Jacobs Engineering	MillerCoors	Robertshaw Controls
JetBlue Airways	Molson Coors Brewing	Rockwell Automation
Johns Manville	Mondelez	Rockwell Collins

Rolls-Royce North America	Tronox
Rowan Companies	TRW Automotive
Royal Caribbean Cruises	Tupperware Brands
Royal DSM	Tyson Foods
Ryder System	UBM
S.C. Johnson & Son	Under Armour
Sage Software	Underwriters Laboratories
SAIC	Unilever United States
Saint-Gobain	Unisys
Sanderson Farms	United Launch Alliance
Sanofi	United Rentals
SAS Institute	United States Cellular
Schreiber Foods	United States Steel
Schwan Food Company	United Technologies
Scripps Networks Interactive	UPS
Seagate Technology	URS
Sensata Technologies	USG Corporation

ServiceMaster Company	UTi Worldwide
ShawCor	Valero Energy
Sherwin-Williams	Ventura Foods
Sigma-Aldrich	Verizon
Smith & Nephew	Vertex Pharmaceuticals
Snap-on	Viacom
Sonoco Products	VistaPrint
Sony Corporation	Vulcan Materials
Southwest Airlines	VWR International
Spirit AeroSystems	Walt Disney
Spirit Airlines	Waste Management
Sprint Nextel	Weather Company
SPX	Wendy's Group
SSAB	West Pharmaceutical Services
St. Jude Medical	Westinghouse Electric
Staples	Westlake Chemical
Starbucks Coffee	WEX
Starwood Hotels & Resorts	Weyerhaeuser
Steelcase	Worthington Industries
Stryker	Xerox
SunCoke Energy	XO Communications
SunGard Data Systems	Xylem
Syngenta Crop Protection	Yamaha Corporation of America
Target
Taubman Centers
TE Connectivity
Tech Data
TeleTech Holdings
Teradata
Terex
Textron
Thermo Fisher Scientific
Tiffany & Co. Time Warner
Time Warner
T-Mobile USA
Toro
Transocean
Travelport
Tribune
Trinity Industries
Trinseo

APPENDIX C

Restated
Certificate of Incorporation
of
Navistar International Corporation

(Originally incorporated on May 26, 1993
under the name Navistar Holding, Inc.)(¹)(²)

First: The name of the corporation (hereinafter called the “Company”) is
NAVISTAR INTERNATIONAL CORPORATION
Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended.
Fourth: The total number of shares of stock which the Company shall have authority to issue is ~~260,358,455,~~ 260,000,000 consisting of:
(1)    30,000,000 shares, with a par value of $1.00 per share, are to be of a class designated “Preferred Stock;”
(2)    10,000,000 shares, with a par value of $1.00 per share, are to be of a class designated “Preference Stock;” and
(3)    220,000,000 shares, with a par value of $0.10 per share, are to be of a class designated “Common Stock~~;” and~~.”
~~(4)    358,455 shares with a par value of $0.10 per share, are to be of a class designated “Class B Common.”~~
~~The Common Stock and Class B Common are hereafter collectively referred to as the “Parent Common Stock.”~~

(1)
The changes shown are to the Restated Certificate of Incorporation attached as Exhibit A to the Certificate of Merger of Navistar International Corporation and Navistar Holdings, Inc. filed with the Secretary of State of the State of Delaware on June 30, 1993, as amended by certificates of amendment and other certificates thereafter filed with the Secretary of State of the State of Delaware from time to time.

(2)
The changes to Article Fourth, Section III, are being effected by the Class B Charter Amendment and Restatement. All other changes are being effected by the Administrative Charter Amendment and Restatement.

I.
Preferred Stock. The Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of Preferred Stock (i) may have such voting powers, full or limited, or may be without voting powers; (ii) may be subject to redemption at such time or times and at such prices; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (iv) may have such rights upon the dissolution of, or upon any distribution of the assets of, the ~~corporation~~Company; (v) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the ~~corporation~~Company, at such price or prices or at such rates of exchange, and with such adjustments; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any outstanding stock of the Company; and (viii) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such Preferred Stock. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock.

~~A.    Series G Stock. The designated powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, of 4,800,000 shares of a series of Preferred Stock are as follows:~~
~~(1)    Designation. The designation of this series of Preferred Stock shall be “$6.00 Cumulative Convertible Preferred Stock, Series G (With $1.00 Par Value)” (hereinafter called the “Series G Stock”).~~
~~(2)    Dividends. The holders of shares of the Series G Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends in cash in the amount of $6.00 per share per annum, payable quarterly on the 15th day of January, April, July and October in each year, commencing April 15, 1987 (each of the quarterly periods ending on the 15th day of such months, respectively, being hereinafter called a “dividend period”); provided, however, that the holders of shares of Series G Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends in cash in the amount of $3.75 per share per annum, and such dividends shall accrue at such rate from the Date of Accrual to January 14, 1987. Dividends on shares of the Series G Stock shall be cumulative from the Date of Accrual with respect to such shares (whether or not there shall be net profits or net assets of the Company legally available for the payment of such dividends) so that, if at any time Full Cumulative Dividends upon the Series G Stock to the end of the last completed dividend period shall not have been paid, or declared and a sum sufficient for payment thereof set apart, the amount of the deficiency in such dividends shall be fully paid, but without interest, before any dividend shall be declared or paid or any other distribution ordered or made upon, or any purchase or redemption made of, any stock ranking as to dividends or upon liquidation junior to the Series G Stock (other than a dividend payable in such junior stock, or a purchase or redemption made by issue or delivery of such junior stock); provided, however, that any moneys theretofore deposited in any sinking fund with respect to any preferred stock of the Company in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund regardless of whether at the time of such application Full Cumulative Dividends upon shares of the Series G Stock outstanding to the end of the last completed dividend period shall have been paid or declared and set apart for payment. All dividends upon the shares of the Series G Stock and any other preferred stock ranking on a parity as to dividends with the Series G Stock shall be declared pro rata, so that the amounts of dividends declared per share on the Series G Stock and such other preferred stock, shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series G Stock and such other preferred stock bear to each other. Holders of shares of the Series G Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of Full Cumulative Dividends.~~

~~(3)    Rights of Redemption. The shares of the Series G Stock shall be subject to redemption as follows:~~
~~(a)    Optional Redemption. Subject to subparagraph (b) of this paragraph (3), the shares of the Series G Stock may be redeemed at the option of the Company, in whole or in part, at any time or from time to time upon not less than 30 days’ prior notice to the holders of record of shares of the Series G Stock to be so redeemed, sent by first class mail, postage prepaid, to each registered holder of shares of the Series G Stock at his address appearing on the Series G Stock register maintained by the Company, at the redemption price of $50.00 per share, plus an amount equal to Accrued Dividends to and including the date fixed for redemption of such shares (hereinafter called the “Redemption Date”).~~
~~(b)    Pro Rata Redemption or Redemption by Lot. If less than all shares of the Series G Stock are to be redeemed pursuant to subparagraph (a) of this paragraph (3), the shares to be redeemed shall be selected (x) by lot or (y) pro rata so that there shall be redeemed from each registered holder of such shares that number of whole shares, as nearly as practicable to the nearest share, as bears the same ratio to the total number of shares of such Series held by such holder as the total number of shares to be redeemed bears to the total number of shares of the Series G Stock at the time outstanding. The determination of whether such selection shall be made by lot or pro rata shall be made by the Board of Directors. If the Board of Directors shall determine to redeem less than all shares of the Series G Stock by lot, the selection by lot of the shares of the Series G Stock shall be conducted by an independent bank or trust company selected by the Board of Directors of the Company.~~
~~(c)    Sinking Fund, Etc. Shares of the Series G Stock are not subject or entitled to the benefit of a sinking fund. All or a portion of the shares of the Series G Stock may be purchased by the Company from time to time upon the best terms obtainable.~~
~~(d)    Effect of Redemption. Unless default be made in the payment in full of the redemption price and any accumulated and unpaid dividends, dividends on the shares of Series G Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the holders of such shares as stockholders of the Company by reason of the ownership of such shares shall cease on the Redemption Date, except the right to receive the amount payable upon redemption of such shares on presentation and surrender of the respective certificates representing such shares. After the Redemption Date, such shares shall not be deemed to be outstanding and shall not be transferable on the books of the Company except to the Company.~~
~~(e)    Receipt of Redemption Price. At any time on or after the Redemption Date, the respective holders of record of shares of Series G Stock to be redeemed shall be entitled to receive the redemption price upon actual delivery to the Company of certificates for the shares to be redeemed, such certificates, if required by the Company, to be properly stamped for transfer and duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly executed in blank.~~
~~(f)    Return of Deposits, Etc. Any moneys deposited with the transfer agent, or other redemption agent, for the redemption of any shares of Series G Stock which shall not be claimed after five years from the Redemption Date shall be repaid to the Company by such agent on demand, and the holder of any such shares of Series G Stock shall thereafter look only to the Company for any payment to which such holder may be entitled. Any interest accrued on moneys so deposited shall belong to the Company and shall be paid to it from time to time on demand.~~
~~(4)    Rights on Liquidation, Dissolution, Winding Up.~~
~~(a)    In the event of any involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series G Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of any class of capital stock of the Company ranking junior upon liquidation to the Series G Stock, an amount equal to $50 per share plus an amount equal to all Accrued Dividends thereon to and including the date of payment.~~
~~(b)    In the event of any voluntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series G Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of any class of capital stock of the Company ranking junior upon liquidation to the Series G Stock, an amount per share equal to the then applicable redemption price specified in subparagraph (a) of paragraph (3) of this Section B regarding Series G Stock, plus in each case an amount equal to all Accrued Dividends thereon to and including the date of payment. The merger or consolidation of the Company into or with any other corporation or the merger or consolidation of any other corporation into or with the Company shall not in any event be considered a dissolution, liquidation or winding up of the Company under this paragraph (4).~~

~~(c)    In the event the assets of the Company available for distribution to the holders of shares of Series G Stock upon any involuntary or voluntary liquidation, dissolution or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to subparagraph (a) or (b), as the case may be, of this paragraph (4), no such distribution shall be made on account of any shares of any other class or series of preferred stock ranking on a parity with the shares of Series G Stock upon liquidation unless proportionate distributive amounts shall be paid on account of the shares of Series G Stock, ratably, in proportion to the full distributive amounts to which the holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.~~
~~(5)    Voting. The shares of the Series G Stock shall not have any voting powers, either general or special, except as required by applicable law and as follows:~~
~~(a)    Without the affirmative. vote or consent of the holders of at least two-thirds of the number of shares of Series G Stock at the time outstanding, voting or consenting (as the case may be) separately as a class, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, the Company shall not (i) create any preferred stock ranking prior to the Series G Stock as to dividends or upon liquidation, or securities convertible into stock ranking prior to the Series G Stock as to dividends or upon liquidation or (ii) amend, alter or repeal any of the preferences, special rights or powers of the holders of the Series G Stock so as adversely to affect such preferences, special rights or powers.~~
~~(b)    Whenever dividends payable on any series of Preferred Stock shall be in default in an aggregate amount equivalent to six full quarterly dividends on all shares of such series at the time outstanding, the number of directors constituting the Board of Directors of the Company shall be increased by two, and the holders of Preferred Stock shall have, in addition to any other voting rights, the exclusive and special right, voting separately as a class without regard to series, to elect two persons to fill such newly created directorships. Whenever such right of holders of shares of Preferred Stock shall have vested, it may be exercised initially either at a special meeting of such holders called as provided below, or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders. The right of holders of shares of Preferred Stock voting separately as a class to elect members of the Board of Directors as aforesaid shall continue until such time as all dividends accumulated on all series of Preferred Stock shall have been paid in full, at which time the special right of the holders of shares of Preferred stock so to vote separately as a class for the election of directors shall terminate, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends. For purposes only of this subparagraph (b), each holder of Series G Stock shall be entitled to cast one-half vote for each share of Series G Stock held by such holder.~~
~~At any time when such special voting power shall have vested in the holders of shares of Preferred Stock as provided in this subparagraph (b), a proper officer of the Company shall, upon written request of the holders of record of at least 10% of the number of shares of Preferred Stock at the time outstanding, regardless of series, addressed to the Secretary of the Company, call a special meeting of the holders of shares of Preferred Stock and of any other class of stock having voting power, for the purpose of electing directors. Such meeting shall be held at the earliest practicable date at the principal office of the Company. If such meeting shall not be called by a proper officer of the Company within 20 days after personal service of said written request upon the Secretary of the Company, or within 20 days after mailing the same within the United States of America by registered mail addressed to the Secretary of the Company at its principal office, then the holders of record of at least 10% of the number of shares of Preferred Stock at the time outstanding, regardless of series, may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at said principal office. Any holder of shares of Preferred Stock so designated shall have access to the stock books of the Company for the purpose of causing meetings of stockholders to be called pursuant to these provisions. Notwithstanding the provisions of this subparagraph (b), no such special meeting shall be called during the 90 days immediately preceding the date fixed for the next annual meeting of stockholders.~~
~~At any meeting held for the purpose of electing directors at which the holders of shares of Preferred Stock shall have the special right, voting separately as a class, to elect directors as provided in this subparagraph (b), the presence, in person or by proxy, of the holders of 51% of the number of shares of Preferred Stock at the time outstanding shall be required to constitute a quorum of such class for the election of any director by the holders of the Preferred Stock as a class, each share of Series G Stock counting, for purposes only of determining the presence of such a quorum, as one-half share of Preferred Stock. At any such meeting or adjournment thereof, (i) the absence of a quorum of Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Preferred Stock voting as a class and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by holders of shares of Preferred Stock voting as a class and (ii) in the absence of either or both such-quorums, a majority of the holders present in person or by proxy of the stock or stocks which lack a quorum shall have power to adjourn the meeting for the election of directors which they~~

~~are entitled to elect from time to time, without notice other than announcement at the meeting, until a quorum shall be present.~~
~~During any period the holders of shares of Preferred Stock have the right to vote as a class for directors as provided in this subparagraph (b), (i) the directors so elected by the holders of the Preferred Stock shall continue in office until termination of the right of the holders of the Preferred Stock to vote as a class for directors, and (ii) any vacancies in the Board of Directors shall be filled only by vote of a majority (which majority may consist of only a single director) of the remaining directors theretofore elected by the holders of the class or classes of stock which elected the director whose office shall have become vacant.~~
~~(6)    Conversion Rights. The holders of shares of the Series G Stock shall have the right, at their option, to convert each share of the Series G Stock into two-fifteenths of a share of Common Stock of the Company at any time on and subject to the following terms and conditions:~~
~~(a)    The shares of the Series G Stock shall be convertible at the office of any transfer agent for the Series G Stock, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Company, at the conversion price, determined as hereinafter provided, in effect at the time of conversion, each share of the Series G Stock being taken at $50.00 for the purpose of such conversion. The price at which shares of Common Stock shall be delivered upon conversion (herein called the “conversion price”) shall be initially $375.00 per share of Common Stock. The conversion price shall be adjusted as provided in subparagraph (d) of this paragraph (6).~~
~~(b)    In order to convert shares of the Series G Stock into Common Stock the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed to the Company or in blank, and give written notice to the Company at said office that such holder elects to convert such shares. No payment or adjustment shall be made upon any conversion on account of any dividends accrued on the shares of the Series G Stock surrender for conversion or on account of any dividends on the Common Stock issued upon such conversion.~~
~~Shares of the Series G Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at said office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with a cash payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same. In case shares of the Series G Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the Redemption Date, unless default shall be made in payment of the redemption price.~~
~~(c)    No fractional shares of Common Stock shall be issued upon conversion of shares of the Series G Stock, but, instead of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of the Series G Stock surrendered for conversion at one time by the same holder, the Company shall pay a cash adjustment of such fraction in an amount equal to the same fraction of the Closing Date Price on the date on which such shares of the Series G Stock were duly surrendered for conversion, or, if such date is not a Trading Day, on the next Trading Day.~~
~~(d)    The conversion price shall be adjusted from time to time as follows:~~
~~(I)    In case the Company shall (i) pay a dividend or make a distribution on its outstanding shares of Common Stock in Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue any shares by reclassification of its shares of Common Stock, the conversion price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of any shares of the Series G Stock surrendered for conversion after such time shall be entitled to receive the number of shares of capital stock of the Company which he would have owned or been entitled to receive had such shares of the Series G Stock been converted immediately prior to such time.~~
~~(II)    In case the Company shall hereafter issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within forty-five days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share--as determined pursuant to clause (IV) of this subparagraph (d)--on the record date mentioned below, the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the~~

~~date of issuance of such rights or warrants by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the record date mentioned below plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such current market price and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the conversion price shall be readjusted (but only with respect to shares of the Series C Stock converted after such expiration) to the conversion price which would then be in effect had the adjustments made upon the distribution of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. No adjustment in the conversion price shall be required or made under this clause (II) or clause (III) immediately below or otherwise under this paragraph (6) in respect of any right granted by the Company to all holders of its Common Stock to purchase additional shares of Common Stock from the Company at a discount from the current market price per share of Common Stock by reinvestment of dividends on Common Stock if either (i) such discount does not exceed 6% of such current market price or (ii) the holders of the Series G Stock shall be entitled to purchase shares of Common Stock from the Company at the same discount by reinvestment of dividends on the Series G Stock.~~
~~(III)    In case the Company shall distribute to all holders of its Common Stock evidences of its indebtedness or assets-excluding any cash dividend or distributions and dividends referred to in clause (I) of this paragraph (6)--or subscription rights or warrants (excluding those referred to in clause (II) immediately above), then in each such case the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in clause (IV) immediately below) of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such distribution.~~
~~(IV)    For the purpose of any computation under clause (II) or (III) immediately above, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Price for the thirty consecutive Trading Days selected by the Company commencing not more than fortyfive Trading Days before the day in question.~~
~~(V)    In any case in which this paragraph (6) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date, the Company may elect to defer until after the occurrence of such event (i) issuing to the holder of any shares of the Series G Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the conversion price prior to adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to subparagraph (c) of this paragraph (6); and, in lieu of the shares the issuance of which is so deferred, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence of the right to receive such shares.~~
~~(VI)    Any adjustment in the conversion price otherwise required by this paragraph (6) to be made may be postponed up to, but not beyond, three years from the date on which it would otherwise be required to be made provided that such adjustment (plus any other adjustments postponed pursuant to this clause (VI) and not theretofore made) would not require an increase or decrease of more than $0.50 in such price and would not, if made, entitle the holders of all then outstanding shares of the Series G Stock upon conversion to receive additional shares of Common Stock equal in the aggregate to 3% or more of the then issued and outstanding shares of Common Stock. All calculations under this paragraph (6) shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.~~
~~(e)    Whenever the conversion price is adjusted as herein provided:~~
~~(I)    the Company shall compute the adjusted conversion price in accordance with this paragraph (6) and shall prepare a certificate signed by the Treasurer of the Company setting forth the adjusted conversion price, and such certificate shall forthwith be filed with the transfer agent or agents for the Series G Stock; and~~
~~(II)    a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price shall, as soon as practicable, be mailed to the holders of record of the outstanding shares of the Series G Stock.~~

~~(f)    In case of any consolidation of the Company with, or merger of the Company with or into, any other corporation (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding shares of the Company into which shares of the Series G Stock are then convertible), or in case of any conveyance or transfer of the property and assets of the Company substantially as an entirety, each share of Series G Stock shall thereafter be convertible into the number and kind of shares of stock and other securities and cash, property and rights receivable upon such consolidation, merger, conveyance or transfer by a holder of the number and kind of shares of the Company into which such shares of Series G Stock might have been converted immediately prior to such consolidation, merger, conveyance or transfer. The above provisions of this subparagraph (f) shall similarly apply to successive consolidations, mergers, conveyances or transfers.~~
~~(g)    In case:~~
~~(I)    the Company shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than in cash out of its retained earnings; or~~
~~(II)    the Company shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or~~
~~(III)    of any reclassification of the capital stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or~~
~~(IV)    of the voluntary or involuntary dissolution, liquidation or winding up of the Company;~~
~~then the Company shall cause to be mailed to the transfer agent or agents for the Series G Stock and to the holders of record of the outstanding shares of the Series G Stock at least 20 days--or 10 days in any case specified in clause (I) or (II) of this subparagraph (g)--prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.~~
~~(h)    The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of the Series G stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of the Series G Stock then outstanding.~~
~~(i)    The Company will pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of this Series pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of this Series so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.~~
~~(j)    For the purpose of this paragraph (6) the term “Common Stock” shall include any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and which is not subject to redemption by the Company. However, shares issuable on conversion of shares of the Series G Stock shall include only shares of the class designated as Common Stock of the Company as of the original date of issue of the Series G Stock or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company, provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.~~
~~(k)    As used in this paragraph (6), the term “Closing Price” on any day shall mean the reported last sales price regular way on such day or, in case no such sale takes place on such day, the average of the~~

~~reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose; and the term “Trading Day” shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.~~
~~(7)    Definitions.~~
~~(a)    The term “Accrued Dividends” shall mean Full Cumulative Dividends to the date as of which Accrued Dividends are to be computed, less the amount of all dividends paid, upon the relevant shares of Series G Stock.~~
~~(b)    The term “Date of Accrual” shall mean, as to any shares of the Series G Stock issued, January 1, 1987.~~
~~(c)    The term “Full Cumulative Dividends” shall mean (whether or not in any dividend period, or any part thereof, in respect of which such term is used there shall have been net profits or net assets of the Company legally available for the payment of such dividends) that amount which shall be equal to dividends at the full rate fixed for the Series G Stock provided in paragraph (2) of this Section B regarding Series G Stock for the period of time elapsed from the Date of Accrual to the date as of which Full Cumulative Dividends are to be computed (including an amount equal to the dividend at such rate for any fraction of a dividend period included in such period of time calculated on the basis of a 360-day year of 12 30-day months).~~
~~(d)    The term “Preferred Stock” shall mean any Preferred Stock created and issued under this Article Fourth; provided, however, that for purposes only of subparagraph (b) of paragraph (5) of this Section B regarding Series G Stock, each holder of Series G stock shall be entitled to cast one-half vote for each share of Series G Stock held by such holder and for purposes of determining a quorum at any meeting held for the purpose of electing directors at which the holders of Preferred Stock shall have this special right, voting separately as a class, to elect directors as provided in such subparagraph (b), each share of Series G Stock shall count, for purposes of determining the presence of a quorum of such class at such meeting, as one-half share of Preferred Stock. The term “preferred stock” shall mean shares of any class of stock (including Preferred Stock) if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, in preference or priority to the holders of shares of Common Stock.~~
~~(e)    For the purposes hereof any stock of any class or classes of the Company shall be deemed to rank (i) prior to shares of the Series G Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Series G Stock; (ii) on a parity with shares of the Series G Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series G Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rate or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series G Stock; and (iii) junior to shares of the Series G Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of the Series G Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class of classes.~~
~~(f)    The shares of the Series G Stock shall rank senior as to the dividends and upon liquidation to the shares of the $120 Redeemable Convertible Preferred Stock, Series E (With $1.00 Par Value) of the Company and to the shares of the Convertible Junior Preference Stock, Series G (With $1.00 Par Value) of the Company.~~
~~(8)    Retirement of Redeemed or Converted Shares, Etc. Shares of the Series G Stock which have been (i) redeemed or (ii) converted into Common Stock pursuant to the provisions of paragraph (6) of this Section B regarding Series G Stock shall have the status of authorized and unissued Preferred Stock.~~

II.
Preference Stock. The Preference Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preference Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Preference Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of Preference Stock (i) may have such voting powers, full or limited, or may be without voting powers; (ii) may be subject to redemption at such time or times and at such prices; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (iv) may have such rights upon the dissolution of, or upon any distribution of the assets of, the ~~corporation~~Company; (v) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the ~~corporation~~Company, at such price or prices or at such rates of exchange, and with such adjustments; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any outstanding stock of the Company; and (viii) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such Preference Stock. Shares of any series of Preference Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preference Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Stock to be created by resolution or resolutions by the Board of Directors or as part of any other series of Preference Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preference Stock.

~~A.    Series A Stock. The designated powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, of one (1) share of a series of Preference Stock are as follows:~~
~~(1)    Designation. The designation of this series of Preference Stock shall be “Nonconvertible Junior Preference Stock, Series A (With Par Value of $1.00)” (hereinafter called the “Series A Stock”).~~
~~(2)    Dividends. The holder of the Series A Stock shall not be entitled to receive dividends with respect to the Series A Stock.~~
~~(3)    Rights of Redemption. The Series A Stock shall be subject to redemption as follows:~~
~~(a)    Optional Redemption. At any time after the date of the earliest to occur of (i) the passage of twelve consecutive calendar months at all times during which the Supplemental Benefit Trust holds less than 5% of the total number of then outstanding shares of Parent Common Stock, (ii) the date on which the Supplemental Benefit Program terminates and (iii) the Profit Sharing Cessation Date, the Series A Stock may be redeemed at the option of the Company at any time upon not less than five days’ prior notice to the holder of record of the Series A Stock sent by first class mail, postage prepaid, to such holder at its address appearing on the Series A Stock register maintained by the Company, at a redemption price of $1.00 (hereinafter called the “Series A Redemption Date”).~~
~~(b)    Effect of Redemption. All rights of the holder of Series A Stock as a stockholder of the Company by reason of the ownership of Series A Stock shall cease on the Series A Redemption Date, except the right to receive the amount payable upon redemption of such share on presentation and surrender of the certificate representing such share. After the Series A Redemption Date, such share shall not be deemed to be outstanding.~~
~~(4)    Rights on Liquidation, Dissolution, Winding Up.~~
~~(a)    Liquidation Payment. In the event of any involuntary liquidation, dissolution or winding up of the Company, the holder of the Series A Stock (if then outstanding) shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of any class of capital stock of the Company ranking junior upon liquidation to the Series A Stock, an amount equal to $1.00 per share. The merger or consolidation of the Company into or with any other corporation or the merger or consolidation of any other corporation into or with the Company sha11 not in any event be considered a dissolution, liquidation or winding up of the Company under this paragraph (4).~~
~~(b)    Proportionate Distribution. In the event the assets of the Company available for distribution to the holder of the Series A Stock upon any involuntary or voluntary liquidation, dissolution or winding up of the Company shall be insufficient to pay in full all amounts to which such holder is entitled pursuant to subparagraph (a) of this paragraph (4), no such distribution shall be made on account of any shares of any other class or series of~~

~~preference stock ranking on a parity with the Series A Stock upon liquidation unless proportion ate distributive amounts shall be paid on account of the Series A Stock, ratably, in proportion to the full distributive amounts to which the holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.~~
~~(5)    Voting. The Series A Stock shall not have any voting powers, either general or special, except as required by applicable law and as follows:~~
~~(a)    Change of Priority or Rights. Without the affirmative vote or consent of the holder of the Series A Stock, voting or consenting (as the case may be) separately as a class, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, the Company shall not (i) change the number of authorized shares of the Series A Stock or (ii) amend this Certificate of Incorporation or take any other action (including, without limitation, a merger or consolidation to which the Company is a constituent party) which would have the effect of elimination of the Series A Stock or of amending, altering or repealing any of the preferences, special rights or powers of the holder of the Series A Stock so as adversely to affect such preferences, special rights or powers.~~
~~(b)    Election of Directors. For so long as the Supplemental Benefit Trust holds 20% or more of the total number of then outstanding shares of Parent Common Stock, the number of directors constituting the Board of Directors of the Company shall be increased by two, and the holder of the Series A Stock shall have, in addition to any other voting rights, the exclusive and special right, voting separately as a class, to elect two persons to serve as directors of the Company (one of whom shall be designated the “First Designee,” and the other of whom shall be designated the “Second Designee”) to fill such two directorships. Except for the involuntary resignation of any such director under clauses (i) or (ii) of this first paragraph of this subparagraph (b) or the removal of any such director by the holder of the Series A Stock, each director elected by the holder of the Series A Stock shall have a one year term of office. The right of the holder of Series A Stock to elect directors may be exercised by written consent of such holder. The right of the holder of the Series A Stock voting separately as a class to elect two members of the Board of Directors as aforesaid shall continue until such time as the Supplemental Benefit Trust holds less than 20% of the total number of then outstanding shares of Parent Common stock. At such time, the special right of the holder of the Series A stock to vote separately as a class for the election of directors shall be subject to the following restrictions:~~
~~(i)    Upon the earlier to occur of (A) the date on which the Supplemental Benefit Trust has held less than 20% but 19% or more of the total number of then outstanding shares of Parent Common Stock at all times for six consecutive months and (B) the date on which the Supplemental Benefit Trust holds less than 19% of the total number of then outstanding shares of Parent Common stock, the holder of the Series A Stock shall be entitled to elect only one director in total and the Second Designee shall be deemed to have resigned as a director effective immediately without any further action on such person’s part; and~~
~~(ii)    Notwithstanding anything to the contrary contained in clause (i) immediately above, upon the earlier to occur of (A) the date on which the Supplemental Benefit Trust has held less than 10% but 9% or more of the total number of then outstanding shares of Parent Common Stock at all times for six consecutive months and (B) the date on which the Supplemental Benefit Trust holds less than 9% of the total number of then outstanding shares of Parent Common Stock, the holder of the Series A stock shall not be entitled to elect any directors and each remaining director elected by such holder shall be deemed to have resigned as a member of the Board of Directors effective immediately without further action on such person’s part.~~
~~The special right of holder of the Series A Stock to vote separately as a class for the election of directors shall be subject to revesting as follows:~~
~~(i)    Upon the earlier to occur of (A) the date on which the Supplemental Benefit Trust has held more than 10% but not more than 11% of the total number of then outstanding shares of Parent Common Stock at all times for six consecutive months and (B) the date on which the Supplemental Benefit Trust holds more than 11% of the total number of then outstanding shares of Parent Common Stock, the right of the holder of Series A Stock to elect a total of one director shall vest immediately; and~~
~~(ii)    Notwithstanding anything to the contrary contained in clause (i) immediately above, upon the ear1ier to occur of (A) the date on which the Supplemental Benefit Trust has held more than 20% but not more than 21% of the total number of then outstanding shares of Parent Common Stock at all times for six consecutive months and (B) the date on which the Supplemental Benefit Trust holds more than 21% of the total then outstanding shares of Parent Common Stock, the right of the holder of Series A Stock to elect a total of two directors shall vest immediately.~~

~~For purposes of this subparagraph (b), all calculations of the Supplemental Benefit Trust’s holdings of the then outstanding shares of Parent Common Stock shall be made as if the Common Stock and Class B Common were a single class.~~
~~At any time when the holder of the Series A Stock has the right to elect directors as provided in this subparagraph (b), (i) such holder shall have the exclusive right to remove the First Designee and/or the Second Designee, with or without cause, from time to time and elect their successors and (ii) any vacancies in the seats held by the First Designee or the Second Designee shall be filled only by a vote of the holder of the Series A Stock.~~
~~(6)    Conversion Rights. The holder of the share of the Series A Stock shall have no conversion rights with respect to such share.~~
~~(7)    Nontransferability. The Series A Stock will be issued to the Supplemental Benefit Trust and the Series A Stock and any rights thereunder shall be nontransferable. Any attempted transfer shall be void and of no effect. The Company shall place on the certificate representing any issued share of the Series A Stock a legend consistent with the provisions hereof.~~
~~(8)    Definitions.~~
~~(a)    Profit Sharing Cessation Date. The term “Profit Sharing Cessation Date” shall have the meaning assigned to such term in the Settlement Agreement.~~
~~(b)    Settlement Agreement. The term “Settlement Agreement” shall mean the Settlement Agreement, dated as of March 31, 1993, and the exhibits thereto, in the class action of Shy, et al. v. Navistar, (Civil Action No. C-3-92-333) (S.D.O.), as any of the same may be amended from time to time in accordance with the terms thereof. The Company shall provide a copy of the Settlement Agreement to any holder of shares of its stock upon request by such holder.~~
~~(c)    Supplemental Benefit Program. The term “Supplemental Benefit Program” shall have the meaning assigned to such term in the Settlement Agreement.~~
~~(d)    Supplemental Benefit Trust. The term “Supplemental Benefit Trust” shall have the meaning assigned to such term in the Settlement Agreement.~~
~~(9)    Rank of Series A Stock. The share of the Series A Stock shall rank junior upon liquidation to (i) the shares of the Series G Stock, (ii) the shares of the Convertible Junior Preference Stock, Series D (With Par Value of $1.00) (the “Series D Stock”), and (iii) any other series of Preferred Stock or Preference Stock (other than the Nonconvertible Junior Preference Stock, Series B (With Par Value of $1.00) of the Company) (the “Series B Stock”) authorized or designated after the initial date of issuance of the Series A Stock. The share of the Series A Stock shall rank on a parity upon liquidation with the Series B Stock. The share of the Series A Stock shall rank senior upon liquidation to the shares of the Parent Common Stock.~~
~~(10)    Retirement of Redeemed Shares, Etc. When redeemed, the share of the Series A Stock shall have the status of authorized and unissued Preference Stock.~~
~~(11)    No Fractional Shares. No fractional shares of Series A Stock shall be issued.~~
~~(12)    Stock Calculations. In making any calculations with respect to holdings or ownership of the Company’s stock, the Company’s stock records shall be conclusive evidence of such holdings and ownership.~~
A.~~B.~~Series B Stock. The designated powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, of one (1) share of a series of Preference Stock are as follows:

(1)Designation. The designation of this series of Preference Stock shall be “Nonconvertible Junior Preference Stock, Series B (With Par Value of $1.00)” (referred to herein as the “Series B Stock”).

(2)Dividends. The holder of the share of the Series B Stock shall not be entitled to receive dividends with respect to the Series B Stock.

(3)Rights of Redemption. The Series B Stock shall be subject to redemption as follows:

(a)Optional Redemption. At any time after the holder of Series B Stock has not been entitled to vote separately as a class to elect a director at any time for five consecutive years, the Series B Stock may be redeemed at the option of the Company, in whole or in part, at any time or from time to time upon not less than five days’ prior notice to the holder of record of the Series B Stock sent by first class mail, postage prepaid, to such holder at its address appearing on the Series B Stock register maintained by the Company, at a redemption price of $1.00 (hereinafter called the “Series B Redemption Date”).

(b)Effect of Redemption. All rights of the holder of Series B Stock as a stockholder of the Company by reason of the ownership of Series B Stock shall cease on the Series B Redemption Date, except the right to receive the amount payable upon redemption of such share on presentation and surrender of the certificate representing such share. After the Series B Redemption Date, such share shall not be deemed to be outstanding.

(4)Rights on Liquidation, Dissolution, Winding Up.

(a)Liquidation Payment. In the event of any involuntary liquidation, dissolution or winding up of the Company, the holder of the Series B Stock (if then outstanding) shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of any class of capital stock of the Company ranking junior upon liquidation to the Series B Stock, an amount equal to $1.00 per share. The merger or consolidation of the Company into or with any other corporation or the merger or consolidation of any other corporation into or with the Company shall not in any event be considered a dissolution, liquidation or winding up of the Company under this paragraph (4).

(b)Proportionate Distribution. In the event the assets of the Company available for distribution to the holder of the Series B Stock upon any involuntary or voluntary liquidation, dissolution or winding up of the Company shall be insufficient to pay in full all amounts to which such holder is entitled pursuant to subparagraph (a) of this paragraph (4), no such distribution shall be made on account of any shares of any other class or series of preference stock ranking on a parity with the Series B Stock upon liquidation unless ~~proportion ate~~ proportionate distributive amounts shall be paid on account of the Series B Stock, ratably, in proportion to the full distributive amounts to which the holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

(5)Voting. The Series B Stock shall not have any voting powers, either general or special, except as required by applicable law and as follows:

(a)Change of Priority or Rights. Without the affirmative vote or consent of the holder of the Series B Stock, voting or consenting (as the case may be) separately as a class, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, the Company shall not (i) change the number of authorized shares of the Series B Stock or (ii) amend this Certificate of Incorporation or take any other action (including, without limitation, a merger or consolidation to which the company is a constituent party) which would have the effect of eliminating the Series B Stock or of amending, altering or repealing any of the preferences, special rights or powers of the holder of the Series B Stock so as adversely to affect such preferences, special rights or powers.

(b)Election of Director. Until the Fully Funded Date, the number of directors constituting the Board of Directors of the Company shall be increased by one, and the holder of the Series B Stock shall have, in addition to any other voting rights, the exclusive and special right, voting separately as a class, to elect one person to fill such newly created directorship. Except for the involuntary resignation of any such director under this subparagraph (b) or the remova1 of any such director by the holder of the Series B Stock, the director elected by the holder of the Series B Stock shall have a one year term of office. The right of the holder of Series B Stock to elect a director may be exercised by written consent of such holder. On the Fully Funded Date, the special right of the holder of the Series B Stock so to vote separately as a class for the election of a director shall terminate (subject to subsequent revesting as provided below) and the director elected by the holder of the Series B Stock shall be deemed to have resigned effective immediately without any further action upon such person’s part. Subsequent to the Fully Funded Date, the special right of the holder of Series B Stock to vote separately as a class for the election of a director shall revest at any time when the balance of the Employers’ funding contribution held under the Health Benefit Trust falls below 85% of the Fully Funded Amount; provided, however, that such revested special right of the holder of Series B Stock to vote separately as a class for the election of a director shall terminate (subject to revesting as provided by this subparagraph (b)) if the balance of the Employers’ funding contribution held under the Health Benefit Trust rises above 85% of the Fully Funded Amount.

At any time when the holder of the Series B stock has the right to elect a director as provided in this subparagraph (b), (i) such holder shall have the exclusive right to remove such director, with or without cause, from time to time and elect his or her successor and (ii) any vacancies in the seat held by the director elected by the holder of the Series B Stock shall be filled only by vote of the holder of the Series B Stock.
(6)Conversion Rights. The holder of the share of the Series B Stock shall have no conversion rights with respect to such share.

(7)Nontransferability. The Series B Stock shall be issued to the UAW and the Series B Stock and any rights thereunder shall be nontransferable. Any attempted transfer shall be void and of no effect. The Company shall place on the certificate representing any issued share of the Series ~~A~~ B Stock a legend consistent with the provisions hereof.

(8)Definitions.

(a)	Employers. The term “Employers” shall have the meaning assigned to such term in the Settlement Agreement.
(b)Fully Funded Amount. The term “Fully Funded Amount” shall have the meaning assigned to such term in the Settlement Agreement.
(c)Fully Funded Date. The term “Fully Funded Date” shall have the meaning assigned to such term in the Settlement Agreement.
(d)Health Benefit Trust. The term “Health Benefit Trust” shall have the meaning assigned to such term in the Settlement Agreement.
(e)UAW. The term “UAW” shall have the meaning assigned to such term in the Settlement Agreement.

(9)Rank of Series B Stock. The share of the Series B Stock shall rank junior upon liquidation to ~~(i) the shares of the Series G Stock, (ii)~~ the shares of the Series D Stock~~,~~ and ~~(iii)~~ any other series of Preferred or Preference Stock ~~(other than the Series A Stock)~~ authorized or designated after the initial date of issuance of the Series B Stock. The share of the Series B Stock shall rank ~~on a parity upon liquidation with the Series A Stock. The share of the Series B Stock shall rank~~ senior upon liquidation to the shares of the ~~Parent~~ Common Stock.

(10)Retirement of Redeemed Shares, Etc. When redeemed, the share of the Series B Stock shall have the status of authorized and unissued Preference Stock.

(11)Fractional Shares. No fractional shares of Series B Stock shall be issued.

(12)Stock Calculations. In making any calculations with respect to holdings or ownership of the Company’s stock, the Company’s stock records shall be conclusive evidence of such holdings and ownership.

B.~~C.~~Series D Stock. The designated powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, of 3,000,000 shares of a series of Preference Stock are as follows:

(1)Designation. The designation of this series of Preference Stock shall be “Convertible Junior Preference Stock, Series D (With Par Value of $1.00)” (referred to herein as the “Series D Stock”).

(2)Dividends. The holders of shares of the Series D Stock shall not be entitled to receive any dividends unless cash dividends are declared on the shares of stock issuable upon conversion of the Series D Stock (herein called “conversion stock”). In the event any cash dividend is declared on the shares of conversion stock, following the record date for such dividend the holders of shares of the Series D Stock shall be entitled to receive, when, as, and to the extent declared by the Board of Directors, a dividend in cash in an amount per share equal to 120% of the cash dividend per share declared on the shares of conversion stock multiplied by the number of shares of conversion stock which, as of such record date, is deliverable on the Conversion Date upon the conversion of a share of Series D Stock. If at any time after the right to receive such dividend shall have accrued such dividend shall not have been paid, or declared and a sum sufficient for payment thereof set apart, the amount of the deficiency in such dividend shall be fully paid, but without interest, before the dividend on the conversion stock which gave rise to the accrual of such dividend shall be paid and before any other dividend shall be declared or paid or any other distribution ordered or made upon, or any other purchase or redemption made of, any stock ranking as to dividends or upon liquidation junior to the Series D Stock (other than a dividend payable in such junior stock or a purchase or redemption made by issue or delivery of such junior stock); provided, however, that any moneys theretofore deposited in any sinking fund with respect to any preferred stock of the Company in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund regardless of whether at the time of such application Full Accrued Dividends upon shares of the Series D Stock shall have been paid or declared and set apart for payment. At any time when any dividend has accrued on the Series D Stock but has not been paid, all dividends declared upon the shares of the Series D Stock and any other preferred stock ranking on a parity as to dividends with the Series D Stock shall be declared pro rata, so that the amounts of dividends declared per share on the Series D Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued unpaid dividends per share on the shares of the Series D Stock and such other preferred stock (determined immediately prior to payment) bear to each other, provided that in making such calculation, dividends accrued on such other parity stock since the most recent January 15 or July 15 may be ignored. Holders of shares of the Series D Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of Full Accrued Dividends.

(3)Rights of Redemption. The shares of the Series D Stock shall be subject to redemption as follows:
(a)Optional Redemption. Subject to the succeeding provisions of this subparagraph (a), the shares of the Series D Stock may be redeemed at the option of the Company, in whole or in part, at any time or from time to time upon not less than 30 days’ prior notice to the holders of record of shares of the Series D Stock to be so redeemed, sent by first class mail, postage prepaid, to each registered holder of shares of the Series D Stock at his address appearing on the Series D Stock stock register maintained by the Company, at the redemption price per share of $25.00, plus in each case an amount equal to Unpaid Accrued Dividends to and including the date fixed for redemption of such shares (hereinafter called a “Redemption Date”). If less than all shares of the Series D Stock are to be redeemed pursuant to this subparagraph (a), the shares to be redeemed shall be selected pro rata so that there shall be redeemed from each registered holder of such shares that number of whole shares, as nearly as practicable to the nearest share, as bears the same ratio to the total number of shares of such Series held by such holder as the total number of shares to be redeemed bears to the total number of shares of the Series D Stock at the time outstanding.

(b)No Mandatory Redemption. The shares of the Series D Stock shall not be subject to mandatory redemption
(c)
(c)No Sinking Fund. Shares of the Series D Stock are not subject or entitled to the benefit of a sinking fund.

(d)Effect of Redemption. Unless default be made in the payment in full of the redemption price and any Accrued Dividends: dividends on the shares of Series D Stock called for redemption shall cease to accrue on the Redemption Date on which such shares are to be redeemed; all rights of the holders of such shares as stockholders of the Company by reason of the ownership of such shares shall cease on such Redemption Date, except the right to receive the amount payable upon redemption of such shares on presentation and surrender of the respective certificates representing such shares; and after such Redemption Date, such shares shall not be deemed to be outstanding and shall not be transferable on the books of the Company except to the Company.

(e)Receipt of Redemption Price. At any time on or after a Redemption Date, the respective holders of record of shares of Series D Stock to be redeemed on such Redemption Date shall be entitled to receive the redemption price upon actual delivery to the Company of certificates for the shares to be redeemed, such certificates, if required by the Company, to be properly stamped for transfer and duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly executed in blank.

(f)Return of Deposits. Any moneys deposited with the transfer agent, or other redemption agent, for the redemption of any shares of Series D Stock on a Redemption Date which shall not be claimed after five years from such Redemption Date shall be repaid to the Company by such agent on demand, and the holder of any such shares of Series D Stock shall thereafter look only to the Company for any payment to which such holder may be entitled. Any interest accrued on moneys so deposited shall belong to the Company and shall be paid to it from time to time on demand.

(4)Rights on Liquidation, Dissolution, Winding up.

(a)Liquidation Payment. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series D Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of any class of capital stock of the Company ranking junior upon liquidation to the Series D Stock, an amount equal to $25.00 per share plus an amount equal to all Accrued Dividends thereon as of the date of payment. The merger or consolidation of the Company into or with any other corporation or the merger or consolidation of any other corporation into or with the Company shall not in any event be considered a liquidation, dissolution or winding up of the Company under this paragraph (4).

(b)Proportionate Distribution. In the event the assets of the Company available for distribution to the holders of shares of Series D Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to subparagraph (a) of this paragraph (4), no such distribution shall be made on account of any shares of any other class or series of preferred stock ranking on a parity with the shares of Series D Stock upon liquidation unless proportionate distributive amounts shall be paid on account of the shares of Series D Stock, ratably, in proportion to the full distributive amounts to which the holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

(5)Voting. The shares of the Series D Stock shall not have any voting powers, either general or special, except as required by applicable law and as follows:

(a)Change of Priority or Rights. Without the affirmative vote or consent of the holders of at least two-thirds of the number of shares of Series D Stock at the time outstanding, voting or consenting (as the case may be) separately as a class, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, the Company shall not (i) amend, alter or repeal any of the preferences, special rights or powers of the holders of, the Series D Stock so as adversely to affect such preferences, special rights or powers or (ii) increase above 3,000,000 the aggregate number of shares constituting the Series D Stock or issue or reissue any shares of Series D Stock (other than for purposes of exchanges or transfers) in excess of the first 3,000,000 shares issued. No vote or consent by the holders of the Series D Stock shall be required as a condition to the creation or issuance of any class or series of capital stock of the Company (including, without limitation, capital stock which may rank senior to, or on a parity with, the Series D Stock as to dividends or upon liquidation or both).

(b)Default in Dividend Payments. Whenever dividends payable on any series of Preference Stock shall be in default in an aggregate amount equivalent to six full quarterly dividends on all shares of such series at the time outstanding, the number of directors constituting the Board of Directors of the Company shall be increased by one and the holders of Preference Stock shall have, in addition to any other voting rights, the exclusive and special right, voting separately as a class without regard to series, to elect one person to fill such newly created directorship. Whenever such right of holders of Preference Stock shall have vested, it may be exercised initially either at a special meeting of such holders called as provided below, or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders. The right of holders of shares of Preference Stock voting separately as a class to elect one member of the Board of Directors as aforesaid shall continue until such time as all dividends accumulated on all series of Preference Stock shall have been paid in full, at which time the special right of the holders of shares of Preference Stock so to vote separately as a class for the election of directors shall terminate, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends.

At any time when such special voting power shall have vested in the holders of Preference Stock as provided in this subparagraph (b), a proper officer of the Company shall, upon the written request of the holders of record of at least 10% of the number of shares of Preference Stock at the time outstanding and entitled to vote, regardless of series, addressed to the Secretary of the Company, call a special meeting of the holders of shares of Preference Stock and of any other class of stock having voting power, for the purpose of electing directors. Such meeting shall be held at the earliest practicable date at the principal office of the Company. If such meeting shall not be called by a proper officer of the Company within 20 days after personal service of said written request upon the Secretary of the Company, or within 20 days after mailing the same within the United States of America by registered mail addressed to the Secretary of the Company at its principal office, then the holders of record of at least 10% of the number of shares of Preference Stock at the time outstanding and entitled to vote, regardless of series, may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at said principal office. Any holder of shares of Preference Stock so designated shall have access to the stock books of the Company for the purpose of causing meetings of stockholders to be called pursuant to these provisions. Notwithstanding the provisions of this subparagraph (b), no such special meeting shall be called during the 90 days immediately preceding the date fixed for the next annual meeting of stockholders.
At any meeting held for the purpose of electing directors at which the holders of shares of Preference Stock shall have the special right, voting separately as a class, to elect a director as provided in this subparagraph (b), the presence, in person or by proxy, of the holders of 51% of the number of shares of Preference Stock at the time outstanding and entitled to vote shall be required to constitute a quorum of such class for the election of any director by the holders of the Preference Stock as a class, each share of Series D Stock outstanding and entitled to vote counting, for purposes only of determining the presence of such a quorum, as one share of Preference Stock. At any such meeting or adjournment thereof, (i) the absence of a quorum of Preference Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Preference Stock voting as a class and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by holders of shares of Preference Stock voting as a class and (ii) in the absence of either or both such quorums, a majority of the holders present in person or by proxy of the stock or stocks which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
During any period the holders of Preference Stock have the right to vote as a class for a director as provided in this subparagraph (b), (i) the director so elected by the holders of the Preference Stock shall continue in office until termination of the right of the holders of the Preference Stock to vote as a class for directors, and (ii) any vacancies in the Board of Directors shall be filled only by vote of a majority (which majority may consist of only a single director) of the remaining directors theretofore elected by the holders of the class or classes of stock which elected the director whose office shall have become vacant.
(6)Conversion Rights. The shares of the Series D Stock shall be subject to conversion as follows:
(a)Optional Conversion. At any time, the holders of shares of the Series D Stock shall have the right, at their option, to convert each share of Series D Stock into shares of any other stock of the Company on the following terms:
(I)    Conversion Price. The shares of the Series D Stock shall be convertible at the Company’s principal office and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Company, at the conversion price, determined as hereinafter provided, in effect at the time of conversion, each share of Series D Stock being taken at $25.00 for the purpose of such conversion. The price at which shares of Common Stock shall be delivered upon conversion (herein called the “conversion price”) shall be initially $80.00 per share of Common Stock. The conversion price shall be adjusted as provided in clause (IV) of this subparagraph (a).
(II)    Conversion Procedure. No payment or adjustment shall be made upon the conversion of the Series D Stock on account of any dividends declared but unpaid on the shares of the Series D Stock converted or on account of any dividends on the Common Stock issued upon such conversion.
Shares of the Series D Stock shall be deemed to have been converted immediately prior to the close of business on the Conversion Date, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. Following the Conversion Date, each holder of shares of the Series D Stock converted will surrender, at the Company’s principal office or at any other office as the Board of Directors may designate, the certificate or certificates therefor, duly endorsed to the Company or in blank. As promptly as practicable after such surrender, the Company shall issue and shall deliver at said office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion to the person or persons entitled to receive the same.
In case shares of Series D Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the Redemption Date on which such shares are to be redeemed, unless default shall be made in payment of the redemption price (in which event the right to convert such shares shall cease when such redemption price shall actually be paid).
(III)    Cash Payment. No fractional shares of Common Stock shall be issued upon conversion of shares of the Series D Stock, but, instead of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of the Series D Stock held by the same holder, the Company shall pay a cash adjustment of such fraction in an amount equal to the same fraction of the Closing Price on the Conversion Date, or, if the Conversion Date is not a Trading Day, on the next Trading Day.
(IV)    Conversion Price Adjustments. The conversion price shall be adjusted from time to time as follows:
(A)In case the Company shall hereafter (i) pay a dividend or make a distribution on its outstanding shares of Common Stock in Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue any shares by reclassification of its shares of Common Stock, the conversion price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of any shares of the Series D Stock converted after such time shall be entitled to receive the number of shares of capital stock of the Company which he would have owned or been entitled to receive by reason of the conversion of such shares of the Series D Stock had such shares of the Series D Stock been converted immediately prior to such time.

(B)In case the Company shall hereafter issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within ~~fortyfive~~ forty-five days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share--as determined pursuant to subclause (D) of this clause (IV)--on the record date for the determination of the stockholders entitled to receive such rights or warrants, the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the date of issuance of such rights or warrants by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the record date for the determination of the stockholders entitled to receive such rights or warrants plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such current market price and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the conversion price shall be readjusted (but only with respect to shares of the Series D Stock converted after such expiration) to the conversion price which would then be in effect had the adjustments made upon the distribution of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. No adjustment in the conversion price shall be required or made under this subclause (B) or subclause (C) immediately below or otherwise under this subparagraph (a) in respect of any right granted by the Company to all holders of its Common Stock to purchase additional shares of Common Stock from the Company at a discount from the current market price per share of Common Stock by reinvestment of dividends on Common Stock if either (i) such discount does not exceed 6% of such current market price or (ii) the holders of the Series D Stock shall be entitled to purchase shares of Common Stock from the Company at the same discount by reinvestment of dividends on the Series D Stock.

(C)In case the Company shall hereafter distribute to all holders of its Common Stock evidences of its indebtedness or assets--excluding any cash dividend or distributions and dividends referred to in subclause (A) of this clause (IV)--or subscription rights or warrants (excluding those referred to in subclause (B) immediately above), then in each such case the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in subclause (D) immediately below) of the Common Stock on the record date for the determination of stockholders entitled to receive such distribution less the then fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights or warrants applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such distribution.

(D)For the purpose of any computation under subclause (B) or (C) immediately above, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Price for the thirty consecutive Trading Days selected by the Company commencing not more than ~~fortyfive~~ forty-five Trading Days before the day in question.

(E)In any case in which this subparagraph (a) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date, the Company may elect to defer until after the occurrence of such event (i) issuing to the holder of any shares of the Series D Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the conversion price prior to adjustment and (ii) paying to such holder any amount in cash in lieu of a fraction share of Common Stock pursuant to clause (IV) of this subparagraph (a); and, in lieu of the shares the issuance of which is so deferred, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence of the right to receive such shares.

(F)Any adjustment in the conversion price otherwise required by this subparagraph (a) to be made may be postponed up to, but not beyond, three years from the date on which it would otherwise be required to be made provided that such adjustment (plus any other adjustments postponed pursuant to this subclause (F) and not theretofore made) would not require an increase or decrease of more than $.50 in such price and would not, if made, entitle the holders of all then outstanding shares of the Series D Stock upon conversion to receive additional shares of Common Stock equal in the aggregate to 3% or more of the then issued and outstanding shares of Common Stock. All calculations under this subparagraph (a) shall be made to the nearest cent or to the nearest 1/100 of a share of Common Stock, as the case may be.

(V)    Conversion Price Adjustment Certificates and Notices. Whenever the conversion price is adjusted as herein provided, the Company shall compute the adjusted conversion price in accordance with this subparagraph (a), shall prepare a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price and shall mail such notice as soon as practicable to the holders of record of the outstanding shares of the Series D Stock.
(VI)    Mergers, etc. In case of any consolidation of the Company with, or merger of the Company with or into, any other corporation (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding shares of the Company into which shares of the Series D Stock would have been converted had the automatic conversion of the Series D Stock occurred immediately prior thereto), or in case of any conveyance or transfer of the property and assets of the Company substantially as an entirety, lawful provision shall be made as a part of the terms of such transaction so that each share of Series D Stock shall be converted on the Conversion Date into the number and kind of shares of stock (and/or other securities, cash, property or rights) receivable upon such consolidation, merger, conveyance or transfer by a holder of the number and kind of shares of the Company into which such share of Series D Stock would have been converted had the automatic conversion of the Series D Stock occurred immediately prior to such consolidation, merger, conveyance or transfer, subject to subsequent adjustments as nearly equivalent as practicable to the adjustments provided for in this subparagraph (a). The above provisions of this clause (VI) shall similarly apply to successive consolidations, mergers, conveyances or transfers.
(VII)    Reservation of Shares. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of the Series D Stock on the Conversion Date, the full number of shares of Common Stock which at the time is deliverable on the Conversion Date upon the conversion of all shares of the Series D Stock outstanding at such time.
(VIII)    Taxes. The Company shall pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Series D Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series D Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.
(IX)    Common Stock. For the purpose of this paragraph (6) the term “Common Stock” shall include any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and which is not subject to redemption by the Company. However, shares issuable on conversion of shares of the Series D Stock shall include only shares of the class designated as Common Stock of the Company as of the original date of issue of the Series D Stock or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company, provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
(X)    Closing Price. As used in this paragraph (6), the term “Closing Price” on any day shall mean the reported last sales price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose; and the term “Trading Day” shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.
(7)Definitions.

(a)Conversion Date. The term “Conversion Date” shall mean the date on which the holder of shares of Series D Stock exercises his or its option to convert the shares of Series D Stock into Common Stock.
(b)Accrued Dividends. The term “Accrued Dividends” shall mean Full Accrued Dividends as of the date as of which Accrued Dividends are to be computed, less the amount of all dividends paid, upon the relevant shares of Series D Stock.

(c)Full Accrued Dividends. The term “Full Accrued Dividends” shall mean the aggregate amount of dividends, if any, which the holders of shares of Series D Stock shall have become entitled to receive as of the date as of which Full Accrued Dividends are to be computed.

(d)Preferred Stock. The term “Preferred Stock” shall mean any Preferred Stock created and issued under this Article Fourth. The term “preferred stock” shall mean shares of any class of stock (including any class of Preferred stock or Preference Stock) if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, in preference or priority to the holders of shares of Common Stock.
(e)Preference Stock. The term “Preference Stock” shall mean any Preference Stock created and issued under this Article Fourth.

(f)Ranking of Shares. For the purposes hereof any stock of any class or classes of the Company shall be deemed to rank (i) prior to shares of the Series D Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Series D Stock; (ii) on a parity with shares of the Series D Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series D Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series D Stock; and (iii) junior to shares of the Series D Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of the Series D Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or classes.

(8)Rank of Series D Stock~~. The shares of the Series D Stock shall rank junior as to dividends and upon liquidation to the shares of the $6.00 Cumulative Convertible Preferred Stock, Series G (With Par Value of $1.00) of the Company~~. Except as otherwise fixed at the time such class is created, the shares of the Series D Stock shall rank on a parity as to dividends and upon liquidation with the shares of the stock of any other class of Preferred Stock or Preference Stock.

(9)Fractional Shares. The Series D Stock may be issued in fractions of a share equal to one one-hundredth (.01) of a share or any integral multiple thereof. Each fractional share of Series D Stock issued shall have a corresponding fraction of the voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, attributable to a full share of Series D Stock.

(10)Retirement of Converted Shares, etc. Shares of the Series D Stock which have been converted into Common Stock pursuant to the provisions of paragraph (6) of this Section C regarding Series D Stock shall have the status of authorized and unissued Preferred Stock but shall not be reissued as Series D Stock.

III.
~~Parent~~ Common Stock. Except as otherwise provided in this Section III or as otherwise required by applicable law, all shares of Common Stock ~~and Class B Common~~ shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

A.Voting Rights.
(1)Common Stock. Except as otherwise provided in this Section III, as otherwise required by law or by the resolution or resolutions providing for the issuance of any series of Preferred Stock or Preference Stock and subject to the provisions of any applicable law or of the By-laws of the Company, as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Company.
~~(2)    Class B Common. The holders of shares of Class B Common shall have no right to vote on any matters to be voted on by the stockholders of the Company except as follows:~~
~~(a)    Without the affirmative vote or consent of the holders of the Class B Common, voting or consenting (as the case may be) separately as a class, in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, the Company shall not (i) change the number of authorized shares of the Class B Common or (ii) amend this Certificate of Incorporation or take any other action (including, without limitation, a merger or consolidation to which the Company is a constituent party) which would have the effect of eliminating the Class B Common or of amending, altering or repealing any of the preferences, special rights or powers of the holders of the Class B Common so as adversely to affect such preferences, special rights or powers.~~
~~(b)    The holders of shares of Class B Common shall have the right to vote together with the holders of shares of the Common Stock as a single class on any Super-Majority Transaction submitted to the holders of Parent Common Stock for their vote, approval or consent. When voting on any Super-Majority Transaction, each holder of shares of Class B Common shall be entitled to cast one vote for each share of Class B Common standing in his name on the books of the Company.~~
~~(3)    Super-Majority Transactions. The affirmative vote or consent of the greater of (a) the holders of at least 85% of the shares of the Parent Common Stock, voting as a single class, present in person or by proxy at a meeting at which a Super-Majority Transaction is submitted for a vote of the Company’s stockholders and (b) the holders of a majority of the voting power of all of the Parent Common Stock shall be required to approve any Super-Majority Transaction.~~
B.Dividends. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock or Preference Stock, the holders of ~~Parent~~ Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock and Preference Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Company, the holders of Common Stock ~~and the holders of Class B Common~~ shall be entitled to participate in such dividends ratably on a per share basis~~; provided, that (i) if dividends are declared which are payable in shares of Common Stock or Class B Common, such dividends shall be payable at the same rate on both Common Stock and Class B Common and the dividends payable in shares of Common Stock shall be payable to holders of that class of stock and the dividends payable in shares of Class B Common shall be payable to holders of that class of stock, (ii) if the dividends consist of other voting securities of the Company, the Company shall declare and pay in respect of each share of Class B Common dividends consisting of an equal number of non-voting securities of the Company which are otherwise identical to the voting securities, which shall entitle the holder thereof to cast the same number of votes upon any Super-Majority Transaction as such holder would have been entitled to cast had such holder received voting securities, rather than nonvoting securities, with respect to such dividend and which are convertible into or exchangeable for such voting securities on the same terms as the Class B Common is convertible into the Common Stock, (iii) if the dividends consist of the right to purchase additional shares of Common Stock or Class B Common, at the Company’s option, either (A) dividends shall be declared which are payable at the same rate on both classes of stock and the dividends payable in the right to purchase additional shares of Common Stock shall be payable to holders of that class of stock and the dividends payable in the right to purchase additional shares of Class B Common shall be payable to holders of that class of stock, or (B) in the case of a dividend payable in the right to purchase additional shares of Common Stock, such dividend shall be payable to holders of that class of stock and the Class B Common Conversion Ratio (as hereinafter defined) shall be adjusted as provided in subparagraph 2 of Paragraph D of this Section III~~.

C.Rights on Liquidation, Dissolution, Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Stock and Preference Stock of the full amount for which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Stock or Preference Stock, the holders of the ~~Parent~~ Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock or Preference Stock of any and all series, to share, ratably according to the number of shares of ~~Parent~~ Common Stock held by them, in all remaining assets of the Company available for distribution to its stockholders.

D.~~(1)~~Conversion Rights~~.Conversion of Common Stock~~. The holders of shares of Common Stock shall have no conversion rights with respect to such shares.
~~(2)    Conversion of Class B Common Stock. With respect to each share of Class B Common, upon the earlier to occur of (i) any transfer of such share of Class B Common in accordance with Paragraph E of this~~

~~Section III (except for transfers permitted by subparagraph 3 of Paragraph E) and (ii) the Event Date, such share shall convert automatically into shares of Common Stock at a ratio (the “Class B Common Conversion Ratio”) which initially shall be one share of Common Stock per share of Class B Common so converted; provided, that if and whenever the Company shall hereafter issue rights pursuant to clause (iii) (B) of Paragraph B of this Section III to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share -- as determined pursuant to the penultimate sentence of this subparagraph 2 of this paragraph D -- on the record date for the determination of the stockholders entitled to receive such rights, the Class B Common Conversion Ratio shall be adjusted to an amount equal to the product of the Class B Common Conversion Ratio in effect immediately prior to the date of issuance of such rights and a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such current market price. Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such rights; and to the extent that shares of Common Stock are not delivered after the expiration of such rights, the Class B Common Conversion Ratio shall be readjusted (but only with respect to shares of the Class B Common converted after such expiration) to the Class B Common Conversion Ratio which would then be in effect had the adjustments made upon the distribution of such rights been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. For the purpose of any computation under the immediately preceding sentence, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices for the thirty consecutive Trading Days selected by the Company commencing not more than fortyfive Trading Days before the day in question. Notwithstanding anything else contained in this subparagraph 2 of this Paragraph D, upon the termination of the Settlement Agreement in accordance with the provisions of Section 13 thereof, all then outstanding shares of Class B Common in the aggregate shall convert automatically, without any further action on the Company’s part, into one (1) share of Common Stock.~~
~~(I)    Mergers, etc. In case of any consolidation of the Company with, or merger of the Company with or into, any other corporation (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding shares of the Company into which shares of the Class B Common would have been converted had the automatic conversion of the Class B Common occurred immediately prior thereto), or in case of any conveyance or transfer of the property and assets of the Company substantially as an entirety, lawful provision shall be made as a part of the terms of such transaction so that each share of Class B Common (i) shall entitle the holder thereof to receive, at the same time and on the same terms as applicable to the shares of the Company into which the Class B Common shall be convertible, any cash, securities (other than equity securities of the Company), rights or other property receivable upon such consolidation, merger, conveyance or transfer by a holder of the number and kind of shares of the Company into which such share of Class B Common would have been converted had the automatic conversion of the Class B Common occurred immediately prior to such consolidation, merger, conveyance or transfer and (ii) shall be converted on the Class B Common Conversion Date into the number and kind of equity of the Company, if any, receivable upon such consolidation, merger, conveyance or transfer by a holder of the number and kind of shares of the Company into which such share of Class B Common would have been converted had the automatic conversion of the Class B Common occurred immediately prior to such consolidation, merger, conveyance or transfer subject to subsequent adjustments as nearly equivalent as practicable to the adjustments provided for in this subparagraph 2 of paragraph D; provided however, that any instrument convertible into or exchangeable for equity securities of the Company shall be deemed for purposes of this subparagraph 2(I) not to be equity securities of the Company; and provided, further, that in the event that any instrument convertible into or exchangeable for shares of Common Stock or other voting securities of the Company is paid in any such consolidation, merger, conveyance or transfer in respect of the shares of the Company into which the shares of Class B Common shall be convertible or exchangeable, the corresponding instrument paid in respect of the Class B Common pursuant to this subparagraph 2(I) may be convertible into or exchangeable for Class B Common or non-voting securities of the Company, respectively, in the manner contemplated by paragraph B of this Section III. The above provisions of this clause (I) shall similarly apply to successive consolidations, mergers, conveyances or transfers.~~
~~(II)    Reservation of Shares. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of the Class B Common on the Class B Common Conversion Date, the full number of shares of Common Stock which at the time is deliverable on the Class B Common Conversion Date upon the conversion of all shares of the Class B Common outstanding at such time.~~
~~(III)    Taxes. The Company shall pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Class B Common pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Class B Common so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such~~

~~issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.~~
~~(IV)    Common Stock. For the purpose of this subparagraph 2 of paragraph D the term “Common Stock” shall include any stock of any class of the Company (other than the Class B Common) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and which is not subject to redemption by the Company. However, shares issuable on conversion of shares of the Class B Common shall include only shares of the class designated as Common Stock of the Company as of the original date of issue of the Class B Common or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company, provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.~~
~~(V)    Retirement of Converted Shares, etc. Shares of the Class B Common which have been converted into Common Stock pursuant to the provisions of this subparagraph 2 of paragraph D regarding Class B Common shall have the status of retired shares of Class B Common and shall not be reissued.~~
~~(VI)    Rights Prior to Conversion. Notwithstanding anything to the contrary contained in this Section III, in case of any adjustment of the Class B Common Conversion Ratio as provided in this subparagraph 2 of this Paragraph D, the determination of the rights of the holders of Class B Common to vote such shares in Super-Majority Transactions, to receive dividends with respect to such shares, and to share ratably with the holders of Common Stock in assets of the Company in the event of any liquidation, dissolution or winding up of the Company shall be made as if the number of shares of Class B Common held by each such holder of the Class B Common were equal to the product of the number of shares of Class B Common actually held by such holder at the time of such determination and the Class B Common Conversion Ratio.~~
~~(VII)    No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of the Class B Common, but, instead of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of the Class B Common held by the same holder, the Company shall pay a full share of Common Stock.~~
~~(VIII)    Conversion Procedure. Following the Class B Common Conversion Date, each holder of shares of the Class B Common converted will surrender, at the Company’s principal office or at any other office as the Board of Directors may designate, the certificate or certificates therefor, duly endorsed to the Company or in blank. As promptly as practicable after such surrender, the Company shall issue and shall deliver at said office a certificate or certificates for the number of shares of Common stock issuable upon such conversion to the person or persons entitled to receive the same.~~
~~E.    Transferability of Class B Common. Prior to the Event Date, the shares of the Class B Common shall be nontransferable by the Supplemental Benefit Trust or any other holder thereof except:~~
~~(1)    pursuant to the terms of Article VIII of Exhibit B to the Settlement Agreement;~~
~~(2)    pursuant to any transaction which is approved by the Board of Directors or with respect to which the Board of Directors consents in writing;~~
~~(3)    to any financial institution as security for any indebtedness or obligation of the holders of the shares of Class B Common; or~~
~~(4)    pursuant to any tender or exchange offer made by any person or “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or any successor statute thereto), for shares of Parent Common Stock.~~
~~Any attempted transfer of shares of the Class B Common in violation of the provisions hereof shall be void and of no effect. The Company shall place on the certificates representing shares of the Class B Common a legend consistent with the provisions hereof.~~
~~F.    Stock Splits, Recapitalizations, Etc. If the Company in any manner subdivides or combines the outstanding shares of, or effects any recapitalization or similar transaction with respect to, one class of Parent Common~~

~~Stock, the outstanding shares of the other class of Parent Common Stock shall be proportionately subdivided, combined, reclassified or the like in a similar manner.~~
~~G.    Definitions.~~
~~(1)    Class B Common Conversion Date. The term “Class B Common Conversion Date,” with respect to each share of Class B common, shall mean the date on which such share automatically converts into shares of Common Stock pursuant to the terms and conditions contained herein.~~
~~(2)    Closing Price. The term “Closing Price” on any day shall mean the reported last sales price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.~~
~~(3)    Trading Day. The term “Trading Day” shall mean a day on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.~~
~~(4)    Event Date. The term “Event Date” shall have the meaning assigned to such term in the Settlement Agreement.~~
~~(5)    Navistar International Transportation Corp. The term “Navistar International Transportation Corp.” shall mean Navistar International Transportation Corp., a Delaware corporation, or any successor corporation thereto.~~
~~(6)    Super-Majority Transaction. The term “SuperMajority Transaction” shall mean (i) a merger or consolidation to which the Company is a constituent party, if either (A) the stockholders of the Company immediately before such merger or consolidation, do not own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation surviving or resulting from such merger or consolidation or (B) equity securities of the Company or Navistar International Transportation Corp. would be issued to stockholders of the other constituent corporation(s) to such merger or consolidation which have a fair market value at the time of the transaction in excess of $750 million, or (ii) the sale, transfer, pledge or other disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis or Navistar International Transportation Corp. and its subsidiaries on a consolidated basis.~~
Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the shares of stock of the Company, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.
No holder of stock of the Company shall have any preemptive right with respect to stock of the Company.
Fifth: The Company is to have perpetual existence.
Sixth: Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Company must be taken at a duly called annual or special meeting of such stockholders of the Company and may not be effected by any consent in writing by such stockholders.
The private property of the stockholders of the Company shall not be subject to the payment of corporate debts to any extent whatsoever.
Seventh: The number of directors which shall constitute the whole Board of Directors of the Company shall be as specified in the By-Laws of the Company, subject to the provisions of this Article Seventh.
~~The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. Notwithstanding the foregoing, (1) at the 2012 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2013 annual meeting of stockholders; (2) at the 2013 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2014 annual meeting of stockholders; and (3) at the 2014 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next~~

~~annual meeting of stockholders. Pursuant to such procedures, effective as of the 2014 annual meeting of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the General Corporation Law of the State of Delaware and directors shall no longer be divided into three classes.~~
Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Subject to the rights of the holders of any class or series of capital stock then outstanding, ~~(x) until the 2014 annual meeting of stockholders and in accordance with Section 141(k)(1) of the General Corporation Law of the State of Delaware, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and (y) from and after the 2014 annual meeting of stockholders,~~ any director, or the entire Board of Directors, may be removed from office at any time, with or without cause.
Newly created directorships resulting from any increase in the number of directors to be elected by the holders of the Common Stock and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of the majority of the remaining directors elected by the holders of the Common Stock then in office (and not by stockholders), even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence in order to fill a vacancy resulting from an increase in the number of directors shall hold office for the remainder of the full term of the class of directors in which the new directorship was created and until such director’s successor shall have been elected and qualified. ~~Effective from and after the 2014 annual meeting of stockholders, any~~ Any director elected in order to fill a vacancy shall hold office until the next annual meeting of stockholders.
Notwithstanding the foregoing, wherever the holders of any one or more classes or series of stock issued by this Company having a preference over the ~~Parent~~ Common Stock as to dividends or upon liquidation shall have the right, voting separately by class or series, to elect directors by consent or at an annual or special meeting of stockholders, the number, election, term of office, filling of vacancies, terms of removal and other features of such directorships shall be governed by the terms of the resolution or resolutions establishing such class or series adopted pursuant thereto and such directors so elected shall not be divided into classes pursuant to this Article Seventh unless expressly provided by such terms.
The Board of Directors shall have power to hold its meetings outside the State of Delaware at such place as from time to time may be designated by the By-laws or by resolution of the Board of Directors. The By-laws may prescribe the number of directors necessary to constitute a quorum.
The capital of the Company may be increased from time to time by resolution of the Board of Directors directing that a portion of the net assets of the Company in excess of the amount theretofore determined to be capital be transferred to capital account. Any and all shares of the ~~Parent~~ Common Stock may be issued by the Company from time to time for such consideration as may be fixed from time to time by the Board of Directors.
Eighth: The Board of Directors shall have power, without stockholder action:

IV.
To make By-laws for the Company, and to amend, alter or repeal any By-laws; but any By-laws made by the directors may be altered, amended or repealed by the stockholders at any meeting, provided notice of such proposed alteration, amendment or repeal be included in the notice of such meeting.

V.
To remove at any time any officer, agent or employee of the Company, provided, however, that such power of removal may be conferred by the By-laws or by the Board of Directors on any committee or officer.

VI.
To fix and determine, and to vary the amount of, the working capital of the Company, and to determine the use or investment of any assets of the Company; to set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve or reserves; and to declare and authorize payment of such dividends as it shall determine advisable and proper, subject to such restrictions as may be imposed by law.

VII.	To authorize the purchase or other acquisition of shares of stock of the Company or any of its bonds, debentures, notes, scrip or other securities or evidences of indebtedness.

VIII.
To determine whether and to what extent, at what times and places, and under what conditions and regulations, the accounts, books and documents of the Company, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account, book or document of the Company, except as conferred by the laws of the State of Delaware or as authorized by resolution adopted by the Board of Directors or by the stockholders of the Company entitled to vote in respect thereof.

IX.	Except as otherwise provided by law, to determine the places within or without the State of Delaware where any or all of the books of the Company shall be kept.

X.
To authorize the sale, lease or other disposition of any part or parts of the properties of the Company and to cease to conduct the business connected therewith or again to resume the same, as it may deem best.

XI.
To authorize the borrowing of money; the issuance of bonds, notes, debentures and other obligations or evidences of indebtedness of the Company, secured or unsecured, and the inclusion of provisions as to redeemability and convertibility into shares of stock of the Company or otherwise; and the mortgaging or pledging, as security for money borrowed or bonds, notes, debentures or other obligations issued by the Company, of any property of the Company, real or personal, then owned or thereafter acquired by the Company.

The powers and authorities herein conferred upon the Board of Directors are in furtherance and not in limitation of those conferred by the laws of the State of Delaware. In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the By-laws of the Company.
The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of two (2) or more of the directors of the Company, which to the extent provided in said resolution or resolutions or in the By-laws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it.
Subject to any limitation in the By-laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Company or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.
To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended, no director of the Company shall be liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Company or its stockholders. Any repeal or modification of this provision by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.
Ninth: Indemnification:

XII.
Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she is or was a director or officer of the Company (which term shall include any predecessor corporation of this Company) or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (“indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided however, that, except as provided in paragraph II of this Article Ninth with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article Ninth shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article Ninth or otherwise.

XIII.
If a claim under paragraph I of this Article Ninth is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Company to recover payments by the Company of expenses incurred by an indemnitee in defending in his or her capacity as a director or officer, a proceeding in advance of its final disposition, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such claim. In any action brought by the indemnitee to enforce a right to indemnification hereunder (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Company) or by the Company to recover payments by the Company of expenses incurred by an indemnitee in defending, in his or her capacity as a director or officer, a proceeding in advance of its final disposition, the burden of proving that the indemnitee is not entitled to be indemnified under this Article Ninth or otherwise shall be on the Company. Neither the failure of the Company (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including the Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall be a presumption that the indemnitee has not met the applicable standard of conduct, or in the case of such an action brought by the indemnitee, be a defense to the action.

XIV.
The rights conferred on any person by paragraphs I and II of this Article Ninth shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, this certificate of incorporation by-law, agreement, vote of stockholders or disinterested directors or otherwise.

XV.
The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

XVI.
Persons who are not included as indemnitees under paragraph I of this Article Ninth but are employees of the Company or any subsidiary may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

Tenth: The Company reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and this Certificate of Incorporation; and all rights, preference and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Tenth.
~~Eleventh:~~

~~I.~~
~~Certain Restrictions on the Transfer of Stock. In order to preserve the Tax Benefits, the restrictions set forth below shall apply for the period beginning on the Article Eleventh Effective Date and ending on the Expiration Date, unless the Board of Directors shall fix an earlier or later date in accordance with Section VI of this Article Eleventh.~~

~~A.    Definitions.~~
~~(1)    Article Eleventh Effective Date. The time and date of the legal effectiveness of the merger of the former Navistar International Corporation with and into the Company.~~
~~(2)    Control. The possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Such definition shall also apply to the terms “controlling,” “controlled by” and “under common control with.”~~

~~(3)    Effective Date Tier Entity. Any Person that, as of the Article Eleventh Effective Date, was a First Tier Entity or a Higher Tier Entity, for so long as such Person continues to have a Prohibited Ownership Percentage.~~
~~(4)    Expiration Date. The last day of the eight-year period commencing on the Article Eleventh Effective Date.~~
~~(5)    First Tier Entity. A “first tier entity” with respect to the Company, as that term is used in Treasury Regulations Section 1.382-2T.~~
~~(6)    47 Percentage Point Increase. An increase of 47 percentage points or more of the Stock owned by “5-percent shareholders” of the Company (within the meaning of Treasury Regulations Section 1.382-2T(g)(1)) over the lowest percentage of Stock owned by such 5-percent shareholders at any time during the three-year period preceding any determination date, such determination to be made in accordance with Treasury Regulations Section 1.382-2T(c) as if the determination date were a “testing date.”~~
~~(7)    Higher Tier Entity. An “higher tier entity” with respect to the Company, as that term is used in Treasury Regulations Section 1.382-2T.~~
~~(8)    Internal Revenue Code. The Internal Revenue Code of 1986, as amended. Any reference to a particular Section or provision of the Internal Revenue Code shall be deemed to also refer to any successor Section or provision having similar effect.~~
~~(9)    Ownership Change. An “ownership change” with respect to the Company, as that term is used in Section 382(g) of the Internal Revenue Code and Treasury Regulations Section 1.382-2T(a)(1), except that for purposes of determining whether 5-percent shareholders have increased their percentage interests by more than 50 percentage points, there shall be added to the increase in their percentage interests an amount equal to a fraction, the numerator of which is $50 million, and the denominator of which is the value of all of the Stock. For example, if the value of the Stock is $1,000,000,000 and the percentage increase by 5-percent shareholders is 49.5% (i.e., the value of the Stock representing the 49.5 percentage point increase is $495,000,000), for purposes of determining whether there is an ownership change, there shall be added to the 49.5 percentage points an increase of 0.5 percent (i.e., $50,000,000/ $1,000,000,000).~~
~~(10)    Other Permitted Holders. Any Person, other than an Effective Date Tier Entity or a Permitted Transferee, which has a Prohibited Ownership Percentage permitted under Section I, whether pursuant to a waiver under Paragraph D of Section I or otherwise.~~
~~(11)    Permitted Transferee. Any transferee with a Prohibited Ownership Percentage as to which the Board of Directors has consented pursuant to Subparagraph C(2) or C(3) of Section I.~~
~~(12)    Person. Any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization, or any other entity described in Treasury Regulations Section 1.382-3(a)(1)(i).~~
~~(13)    Prohibited Ownership Percentage. Any ownership in the Company that would cause a Person or Public Group to be a “5-percent shareholder” of the Company within the meaning of Treasury Regulations Section 1.382-2T(g)(1)(i) or (ii). For this purpose, whether a Person or Public Group would be a “5-percent shareholder” shall be determined (u) by substituting “4.5 percent” for “5 percent” each place it appears in such provisions, (v) without giving effect to the following provisions: Treasury Regulations Sections 1.382-2T(g)(2), 1.382-2T(g)(3), 1.382-2T(h)(2)(iii) and 1.382-2T(h)(6)(iii), (w) by treating every Person or Public Group which owns Stock, whether directly or by attribution, as directly owning such Stock notwithstanding any further attribution of such Stock to other Persons and notwithstanding Treasury Regulations Section 1.382-2T(h)(2)(i)(A), (x) by substituting the term “Person” in place of “individual” in Treasury Regulations Section 1.382-2T(g)(1)(i), (y) by taking into account ownership of Stock at any time during the “testing period” as defined in Treasury Regulations Section 1.382-2T(d)(1), and (z) by treating each day during the testing period as if it were a “testing date” as defined in Treasury Regulations Section 1.382-2T(a)(2)(i). In addition, for the purpose of determining whether any Person or Public Group has a Prohibited Ownership Percentage as of any date, the definition of Stock set forth in Subparagraph A(15) of Section I shall be applied in lieu of the definition in Treasury Regulations Section 1.382-2T(f)(18), except that any option shall be treated as Stock only to the extent treating it as Stock would cause an increase in ownership of such Person and such option would be deemed exercised pursuant to Treasury Regulations in effect from time to time (disregarding whether treating such option as exercised would cause an ownership change).~~
~~(14)    Public Group. A “public group” with respect to the Company, as that term is used in Treasury Regulations Section 1.382-2T(f)(13), excluding any “direct public group” with respect to the Company, as that term is used in Treasury Regulations Section 1.382-2T(j)(2)(ii).~~

~~(15)    Stock. All classes of stock of the Company, all options to acquire stock of the Company and all other interests that would be treated as stock in the Company pursuant to Treasury Regulations Section 1.382-2T(f)(18)(iii), other than (x) stock described in Section 1504(a)(4) of the Internal Revenue Code and (y) stock that would be described in such Section 1504(a)(4) but is not so described solely because it is entitled to vote as a result of dividend arrearages. As used in Article Eleventh, the term “option” shall have the meaning set forth in Treasury Regulations Section 1.382-2(T)(h)(4).~~
~~(16)    Tax Benefits. The net operating loss carryovers and capital loss carryovers to which the Company is entitled under the Internal Revenue Code, free of restrictions under Section 382 of the Internal Revenue Code.~~
~~(17)    Testing Date Action. Any Transfer or acquisition of Stock or any other action (including the acquisition or issuance of an option to Transfer or acquire Stock), if the effect of such Transfer, acquisition or other action would be to cause a “testing date” with respect to the company within the meaning of Treasury Regulations Section 1.382-2T(a)(2)(i), determined by treating every Person and Public Group which has a Prohibited Ownership Percentage as a 5-percent shareholder as used in such Section.~~
~~(18)    Transfer. Any means of conveyance of legal or beneficial ownership of Stock, whether such ownership is direct or indirect, voluntary or involuntary, including, without limitation, an indirect transfer of ownership through the transfer of any ownership interest of any entity that owns Stock.~~
~~(19)    Transferee Undertaking. A duly executed written undertaking for the benefit of the Company by any transferee pursuant to which the transferee agrees that (i) it will not take any of the following actions without the prior consent of the Board of Directors: (x) acquire any additional Stock, (y) Transfer any Stock in violation of Paragraph B of Section I, or (z) take or cause to be taken any Testing Date Action, (ii) upon request by the Company, it will furnish or cause to be furnished to the Company all certificates representing Stock held of record or beneficially, directly or indirectly, by it or by any Person controlling, controlled by or under common control with it for the purpose of placing a legend on such certificates to reflect the undertakings described in clause (i) above, (iii) it acknowledges that stop transfer orders may be entered with the transfer agent (or agents) and the registrar (or registrars) of Stock against the transfer of Stock subject to the undertakings described in clause (i) above except in compliance with the requirements of such undertakings, and (iv) it will agree to such other actions and remedies as the Company may reasonably request in order to preserve the Tax Benefits.~~
~~(20)    Treasury Regulations. The regulations promulgated by the Secretary of the Treasury under the Internal Revenue Code. Any reference to a particular Treasury Regulation or Section or provision thereof shall be deemed to also refer to any successor Regulation or Section or provision having similar effect.~~
~~B.    Transfer Restrictions.~~
~~Unless otherwise consented to or waived by the Board of Directors, the following Transfers and actions shall be prohibited:~~
~~(1)    General. No Person shall Transfer any Stock to any other Person to the extent that such Transfer, if effected, (i) would cause the transferee or any Person or Public Group to have a Prohibited Ownership Percentage, or (ii) would increase the ownership percentage of any transferee or any Person or Public Group having a Prohibited Ownership Percentage.~~
~~(2)    Additional Restrictions on Transfers Involving Effective Date Tier Entities. In addition to the restrictions under Subparagraph B(l), (i) no Effective Date Tier Entity shall Transfer any Stock, and no other Person shall Transfer any Stock to an Effective Date Tier Entity if, in either case, after such Transfer, there would be a 47 Percentage Point Increase, and (ii) no Effective Date Tier Entity shall take any other action (including the acquisition or issuance of an option to Transfer or acquire Stock) if, after such action, there would be a 47 Percentage Point Increase.~~
~~(3)    Additional Restrictions on Transfers Involving Other Permitted Holders. In addition to the restrictions under Subparagraph B(l), (i) no Other Permitted Holder shall Transfer any Stock, and no other Person shall Transfer any Stock to an Other Permitted Holder, if, in either case, such Transfer would constitute a Testing Date Action, and (ii) no Other Permitted Holder shall take any other action that would constitute a Testing Date Action.~~
~~(4)    Additional Restrictions under Transferee Undertakings. In addition to the restrictions under Subparagraph B(l), (i) no Person who has delivered a Transferee Undertaking shall Transfer any Stock, and no Person shall Transfer any Stock to any Person who has delivered a Transferee Undertaking, if, in either case, such~~

~~Transfer would result in a violation of such Transferee Undertaking, and (ii) no Person who has delivered a Transferee Undertaking shall take or cause to be taken any other action that would constitute a Testing Date Action.~~
~~(5)    Exception. Notwithstanding anything herein to the contrary, the transfer restrictions set forth in this Paragraph B shall not apply to any shares of Series D Stock of the Company which were issued and outstanding on the Article Eleventh Effective Date.~~
~~C.    Permitted Transfers.~~
~~(1)    General. Unless otherwise restricted under Paragraph B of Section I or under a Transferee Undertaking or other agreement, Transfers of Stock may be made without the consent of the Board of Directors.~~
~~(2)    Transfers by Effective Date Tier Entities. Upon petition by any Effective Date Tier Entity, the Board of Directors shall consent to a proposed Transfer of Stock that complies with Subparagraph B(2) of Section I but would otherwise be prohibited pursuant to Subparagraph B(l) of Section I if it determines that (i) after giving effect to such Transfer, the percentage of Stock owned by all Persons and Public Groups with a Prohibited Ownership Percentage will not have increased by more than 40 percentage points over the lowest percentage of Stock owned by such Persons and Public Groups at any time during the three-year period preceding the proposed date of such Transfer (such determination to be made in accordance with the provisions of Treasury Regulations Section 1.382-2T(c)) and (ii) the proposed transferee shall have delivered a Transferee Undertaking.~~
~~(3)    Transfers by Permitted Transferees. Upon petition by any Permitted Transferee, the Board of Directors shall consent to a proposed Transfer of Stock or Testing Date Action that would otherwise be prohibited pursuant to Subparagraph B(1) or B(4) of Section I or pursuant to any Transferee Undertaking if it determines that (i) after such proposed Transfer or Testing Date Action there would not be an ownership Change and (ii) in the case of any such proposed Transfer that, if effected, would otherwise be prohibited under Subparagraph B(1) of Section I, such Transfer would otherwise be permitted under Subparagraph C(2) if such Transfer were proposed to be made by an Effective Date Tier Entity.~~
~~(4)    Certain Additional Transfers to Permitted Transferees. Upon petition by any Permitted Transferee, the Board of Directors shall consent to a proposed Transfer of additional Stock to such Permitted Transferee from a Person constituting an Effective Date Tier Entity or another Permitted Transferee if it determines that such proposed Transfer would otherwise be permitted under Subparagraph C(2) or C(3) of Section I, as the case may be.~~
~~(5)    Transfers by Other Permitted Holders. Upon petition by any Other Permitted Holder, the Board of Directors shall consent to a proposed Transfer of Stock or Testing Date Action that would otherwise be prohibited pursuant to Subparagraph B(l), B(3) or B(4) of Section I or pursuant to any Transferee Undertaking if it determines that (i) after such proposed Transfer or Testing Date Action there would not be an Ownership Change and (ii) in the case of any such proposed Transfer that, if effected, would otherwise be prohibited under Subparagraph (B)(l) of Section I, such Transfer would not cause a 47 Percentage Point Increase and the proposed transferee shall have delivered a Transferee Undertaking.~~
~~D.    Waivers. Notwithstanding anything herein to the contrary, the Board of Directors may waive any of the restrictions contained in Paragraph B of Section I of this Article Eleventh: (1) in the case of any issuance of Stock by the Company which would otherwise be prohibited under Subparagraph B(1) of Section I, if the transferee agrees to be bound to the restrictions applicable to Permitted Transferees; (2) in the event of a tender or exchange offer within the meaning of the Securities Exchange Act of 1934, as amended, to acquire Stock constituting more than fifty percent in value of the outstanding Common Stock of the Company, so long as such waiver shall apply to all Transfers pursuant to such tender or exchange offer; (3) in connection with any Transfers of Stock in connection with underwritten offerings of such Stock; (4) in connection with any investment in or acquisition of a business or any business combination involving the Company or any subsidiary of the Company; and (5) in any other instance in which the Board of Directors reasonably and in good faith determines that a waiver would be in the best interests of the Company.~~

~~II.~~
~~Attempted Transfer in Violation of Transfer Restrictions. Unless the consent or waiver of the Board of Directors is obtained as provided in Paragraph C or D of Section I, and except as provided in Paragraph C of Section II below, any attempted Transfer of shares of Stock of the Company in excess of the shares that could be Transferred to the transferee without restriction under Paragraph B of Section I is not effective to transfer ownership of such excess shares (the “Prohibited Shares”) to the purported acquiror thereof (the “Purported Acquiror”), and the Purported Acquiror shall not be entitled to any rights as a shareholder of the Company with respect to the Prohibited Shares, including, without limitation, the right to vote or to receive dividends with respect thereto. Nothing contained in this Article Eleventh shall preclude the settlement of any transaction involving Stock entered into through the facilities of the New York Stock Exchange or any other national securities exchange. The application of the provisions and remedies described in the first sentence of this~~

~~Section II and in Paragraphs A, B and C of Section II below shall be deemed not to so preclude any such settlement. Paragraphs A, B and C below shall apply only in the case of violations of the restrictions contained in Subparagraph B(l) of Section I.~~
~~A.    Transfer of Certificates; Sale of Stock. Upon demand by the Company, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of the Prohibited Shares within the Purported Acquiror’s possession or control, together with any dividends or other distributions paid by the Company with respect to the Prohibited Shares that were received by the Purported Acquiror (the “Prohibited Distributions”), to an agent to be designated by the Company (the “Agent”). If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arms-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares for the Agent, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the “Resale Proceeds”) except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to Paragraph B of Section II if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported Transfer of the Prohibited Shares by the Purported Acquiror, other than a transfer described in one of the two preceding sentences (unless such transfer itself violated the provisions of Article Eleventh), shall not be effective to transfer any ownership of the Prohibited Shares.~~
~~B.    Allocation and Distribution of Proceeds. The Agent shall sell in an arms-length transaction (through the New York Stock Exchange, if possible) any Prohibited Shares transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the “Sales Proceeds”), or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount: (1) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares and (2) where the purported Transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value of the Prohibited Shares at the time of such purported Transfer. Any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions (such excess amount and Prohibited Distributions are collectively the “Subject Amounts”), shall be transferred to an entity designated by the Company that is described in Section 501(c)(3) of the Internal Revenue Code (the “Designated Charity”). In no event shall any such Prohibited Shares or Subject Amounts inure to the benefit of the Company or the Agent, but such Subject Amounts may be used to cover expenses incurred by the Agent in performing its duties.~~
~~C.    Limitation on Enforceability. Notwithstanding anything herein to the contrary, with respect to any Transfer of Stock which would cause a Person or Public Group (the “Prohibited Party”) to violate a restriction provided for in Subparagraph B(l) of Section I only on account of the attribution to the Prohibited Party of the ownership of Stock by a Person or Public Group which is not controlling, controlled by or under common control with the Prohibited Party, which ownership is nevertheless attributed to the Prohibited Party, Subparagraph B(l) of Section I shall not apply in a manner that would invalidate such Transfer. In such case, the Prohibited Party and any Persons controlling, controlled by or under common control with the Prohibited Party (collectively, the “Prohibited Party Group”) shall automatically be deemed to have disposed of, and shall be required to dispose of, sufficient shares of Stock (which shares shall consist only of shares held legally or beneficially, whether directly or indirectly, by any member of the Prohibited Party Group, but not shares held through another Person, other than shares held through a Person acting as agent or fiduciary for any member of the Prohibited Party Group, and which shares shall be disposed of in the inverse order in which they were acquired by members of the Prohibited Party Group) to cause the Prohibited Party, following such disposition, not to be in violation of Subparagraph B(l) of Section I; provided that in the event no member of the Prohibited Party Group (i) is an Effective Date Tier Entity, Permitted Transferee or Other Permitted Holder and (ii) had any actual knowledge that such Transfer was prohibited under Subparagraph B(l)of Section I, such disposition shall only be effected to the extent necessary in order to prevent an Ownership Change. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of shares which are deemed to be disposed of shall be considered Prohibited Shares and shall be disposed of through the Agent as provided in Paragraph B of Section II, except that the maximum amount payable to the Prohibited Party in connection with such sale shall be the fair market value of the Prohibited Shares at the time of the Prohibited Transfer.~~
~~D.    Other Remedies. In the event that the Board of Directors determines that a Person proposes to take any action in violation of Paragraph B of Section I, or in the event that the Board of Directors determines after the fact that an action has been taken in violation of Paragraph B of Section I, the Board of Directors, subject to the second and third sentences of the introductory paragraph of Section II, may take such action as it deems advisable to prevent or to refuse to give effect to any Transfer or other action which would result, or has resulted, in such violation, including, but not limited to, refusing to give effect to such Transfer or other action on the books of the Company or instituting proceedings to enjoin such Transfer or other action. If any Person shall knowingly violate Paragraph B of Section I, then that Person and all other Persons controlling, controlled by or under common control with such Person shall be jointly and severally liable for, and shall pay to the Company, such amount as will, after taking account of all taxes~~

~~imposed with respect to the receipt or accrual of such amount and all costs incurred by the Company as a result of such loss, put the Company in the same financial position as it would have been in had such violation not occurred.~~

~~III.~~
~~Prompt Enforcement Against Purported Acquiror. Within 30 business days of learning of a purported Transfer of Prohibited Shares to a Purported Acquiror or a Transfer of Stock to a Prohibited Party, the Company through its Secretary or any Assistant Secretary shall demand that the Purported Acquiror or Prohibited Party surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror or Prohibited Party within 30 business days from the date of such demand, the Company shall institute legal proceedings to compel such surrender; provided, however, that nothing in this Section III shall preclude the Company in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the Company to act within the time periods set out in this Section III shall not constitute a waiver of any right of the Company to compel any transfer required by Section II. Upon a determination by the Board of Directors that there has been or is threatened a purported Transfer of Prohibited Shares to a Purported Acquiror or a Transfer of Stock to a Prohibited Party or any other violation of Paragraph B of Section I, the Board of Directors may authorize such additional action as it deems advisable to give effect to the provisions of this Article Eleventh, including, without limitation, refusing to give effect on the books of the Company to any such purported Transfer or instituting proceedings to enjoin any such purported Transfer.~~

~~IV.~~
~~Obligation to Provide Information. The Company may require as a condition to the registration of the Transfer of any Stock that the proposed transferee furnish to the Company all information reasonably requested by the Company with respect to all the direct or indirect ownership of Stock by the proposed transferee and by Persons controlling, controlled by or under common control with the proposed transferee.~~

~~V.~~	~~Legends. All certificates evidencing Stock that is subject to the restrictions on transfer set forth in this Article Eleventh shall bear a conspicuous legend referencing such restrictions.~~

~~VI.~~
~~Further Actions. Subject to the second and third sentences of the introductory paragraph of Section II, nothing contained in this Article Eleventh shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Company and the interests of the holders of its securities in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law (including applicable regulations) making one or more of the following actions necessary, in the case of actions described in clauses (B), (C) and (D) below, or desirable, in the case of actions described in clause (A) below, the Board of Directors may (A) accelerate the Expiration Date, (B) extend the Expiration Date, (C) conform any terms or numbers set forth in the transfer restrictions in Section I to make such terms consistent with the Internal Revenue Code and the Treasury Regulations following any changes therein to the extent necessary to preserve the Tax Benefits, or (D) conform the definitions of any terms set forth in this Article Eleventh to the definitions in effect following such change in law; provided that the Board of Directors shall determine in writing that such acceleration, extension, change or modification is reasonably necessary to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be based upon an opinion of legal counsel to the Company and which determination shall be filed with the Secretary of the Company and mailed by the Secretary to all stockholders of the Company within ten days after the date of any such determination.~~

~~VII.~~
~~Severability. If any provision of this Article Eleventh or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article Eleventh.~~

~~IN WITNESS WHEREOF, the undersigned, being the President and Secretary hereinabove named, for the purpose of amending and restating the Certificate of Incorporation of the Company pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury do each hereby declare and certify that this is the act and deed of the Company and the facts stated herein are true, and accordingly have hereunto signed this Restated Certificate of Incorporation this 28th day of June, 1993.~~

IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of this Company, and which has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer this __ day of __________, 201_.

NAVISTAR®

NAVISTAR INTERNATIONAL CORPORATION
2701 NAVISTAR DRIVE
LISLE, IL 60532

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 10, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on February 10, 2015. Have your proxy card in hand when you call and then follow the instructions.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies in the same manner as if you had executed a proxy card.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery please visit our Investor Relations Website at http://www.navistar.com/navistar/investors.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M80111-P57778 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NAVISTAR INTERNATIONAL CORPORATION

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Troy A. Clarke
02) John D. Correnti
03) Michael N. Hammes
04) Vincent J. Intrieri
05) James H. Keyes
06) General (Retired) Stanley A. McChrystal
07) Samuel J. Merksamer
08) Mark H. Rachesky
09) Michael F. Sirignano

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Vote to ratify the selection of KPMG LLP as our independent registered public accounting firm.	☐	☐	☐
3. Advisory Vote on Executive Compensation.	☐	☐	☐
4. Vote to amend and restate our certificate of incorporation to eliminate a super majority voting provision and the no longer outstanding Class B Common Stock.	☐	☐	☐
5. Vote to amend and restate our certificate of incorporation to eliminate a number of provisions that have either lapsed by their terms or which concern classes of securities no longer outstanding.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this card. The Board of Directors of the Company has fixed the close of business on December 15, 2014, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

This proxy is solicited on behalf of the Company's Board of Directors. The shares represented by this proxy will be voted in accordance with the instruction given by the undersigned Stockholder(s). **The Board of Directors recommends the following votes on the proposals above: "FOR" proposals 1, 2, 3, 4 and 5.**

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

(**NOTE:** Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NAVISTAR®

ADMISSION TICKET
(Not Transferable)
NAVISTAR INTERNATIONAL CORPORATION
2015 Annual Meeting of Stockholders
Wednesday, February 11, 2015
11:30 a.m. Central Time

Navistar International Corporation
2701 Navistar Drive
Cyrus Hall Auditorium
Lisle, Illinois 60532

PHOTO IDENTIFICATION WILL BE REQUIRED

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M80112-P57778

NAVISTAR®

NAVISTAR INTERNATIONAL CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - FEBRUARY 11, 2015

At the Annual Meeting of Stockholders of Navistar International Corporation (the "Company") on February 11, 2015, or at any adjournments or postponements thereof, the undersigned hereby appoints the Chief Executive Officer, the Chief Financial Officer and the General Counsel, and each of them, proxies with power of substitution to vote, as indicated on the matters set forth on the reverse side hereof and in their discretion upon such other business as may properly come before the meeting.

This card also serves to instruct the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote the shares of the Company's stock credited to the accounts of the undersigned under any such plan at the close of business on December 15, 2014, as directed herein on the matters listed on the reverse side, and, in their discretion, on any other matters that may come before the meeting. To the extent that the trustee has not received the directions from the undersigned by February 6, 2015, the trustee will act in accordance with the Employee Benefit Plan documents.

You are encouraged to specify your choices by marking the appropriate boxes. However, if you wish to vote in accordance with the Board of Directors' recommendations, simply sign and return this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL THAT THE BOARD HAS MADE A RECOMMENDATION IN FAVOR THEREOF.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 11, 2015.

NAVISTAR INTERNATIONAL CORPORATION

NAVISTAR®

NAVISTAR INTERNATIONAL CORPORATION
2701 NAVISTAR DRIVE
LISLE, IL 60532

M80115-P57778

Meeting Information

Meeting Type: Annual Meeting
For holders as of: December 15, 2014
Date: February 11, 2015 **Time:** 11:30 AM Central Time
Location: Navistar International Corporation
2701 Navistar Drive
Cyrus Hall Auditorium
Lisle, Illinois 60532

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com*, scan the QR Barcode on the reverse side, or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*, or scan the QR Barcode below.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.
Please make the request as instructed above on or before January 28, 2015 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

SCAN TO
VIEW MATERIALS & VOTE

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: Go to *www.proxyvote.com* or from a smart phone, scan the QR Barcode above. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M80116-P57778

Voting Items

1. ELECTION OF DIRECTORS

   Nominees:

   01) Troy A. Clarke
   02) John D. Correnti
   03) Michael N. Hammes
   04) Vincent J. Intrieri
   05) James H. Keyes
   06) General (Retired) Stanley A. McChrystal
   07) Samuel J. Merksamer
   08) Mark H. Rachesky
   09) Michael F. Sirignano

The Board of Directors recommends you vote FOR the following proposals:

2. Vote to ratify the selection of KPMG LLP as our independent registered public accounting firm.

3. Advisory Vote on Executive Compensation.

4. Vote to amend and restate our certificate of incorporation to eliminate a super majority voting provision and the no longer outstanding Class B Common Stock.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this card. The Board of Directors of the Company has fixed the close of business on December 15, 2014, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

M80117-P57778